UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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CANOPY GROWTH CORPORATION
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2023 Proxy Statement
And Notice of Annual General and Special Meeting of Shareholders
To be held on Monday, September 25, 2023

[•], 2023
Dear Fellow Shareholders,
On behalf of the Board of Directors and management of Canopy Growth Corporation (“Canopy,” “we,” “our” or the “Company”), I am pleased to invite you to the 2023 Annual General and Special Meeting of shareholders (the “Meeting”), which will be held on September 25, 2023 at 1:00 p.m., Toronto Time. The Meeting will be held in a virtual-only format and will be conducted via a live audio webcast at: www.virtualshareholdermeeting.com/WEED2023.
Since the inception of Canopy, we have worked diligently to establish a clear leadership position and define the creation of the legalized cannabis industry. Together with the birth of this new industry we have faced the inevitable growing pains, not only experienced by us but our sector at large.
In order to adapt to quickly evolving market dynamics in a highly regulated industry and importantly, to ensure our long term success, the fiscal year ended March 31, 2023 (“Fiscal 2023”) marked a year of transition and evolution for Canopy. With this came the need to make tough decisions. However, we can confidently say that we believe Canopy has done the necessary work, and our core cannabis business has a foundation for success. The Canadian business has been right-sized and is favorably positioned, our U.S. cannabis assets are broadening their reach and evolving as states continue to legalize, meanwhile, Storz & Bickel is maintaining its category defining vaporizer leadership. While we will continue to adapt as necessary within an industry that is still in its infancy, we remain resolute in our goal to be a leader in what is projected to be a C$50 billion North American cannabis market opportunity by 2026.
A Transformational Year for Canopy
In Fiscal 2023, we recognized that we had to evolve and simplify our business to position Canopy for long-term leadership in the North American cannabis industry. We took decisive actions, including reducing our overall headcount by roughly 60%, divesting our national retail operations, closing multiple facilities while centralizing all production in two purpose-built facilities, and shifting to leverage third-party suppliers for cannabis beverages, edibles, vapes and extracts.
Our team executed these substantive changes with urgency and as a result, we expect to drive overall cost reductions of C$240-C$310 million by the end of the fiscal year ending March 31, 2024 (“Fiscal 2024”), with savings of approximately C$125 million realized during Fiscal 2023. This new asset-light operating model enables Canopy to be faster, more agile, and to deliver the products our consumers desire with less complication and need for investment.
This transformation has already delivered encouraging signs of progress in Canada as we exited Fiscal 2023. For example, our resolute focus on enhanced flower quality drove the resurgence of the Company’s mainstream Tweed brand to the #9 spot in the Canadian adult-use market in the fourth quarter of Fiscal 2023, up from the #16 spot in the prior year1. Similarly, our quality, customer service and high tetrahydrocannabinol (“THC”) offerings are supporting continued outperformance from our Canadian and international medical businesses, which increased 8% year-over-year. Finally, our BioSteel Sports Nutrition Inc. (“BioSteel”) business has demonstrated its capability for growth across North America delivering a 101% revenue increase in Fiscal 2023.
Positioned at a Critical Inflection Point to Realize the Significant Opportunities Ahead
As a team, we are driven by our belief in the power of the plant and the potential of our sector, as we work to build an organization uniquely capable of seizing the generational opportunity of the North American cannabis market. To that end, we are focused on executing three clear priorities in Fiscal 2024 to further simplify our business, enhance our financial trajectory and solidify our sustainable market leadership position:
•
Achieving breakeven to positive adjusted EBITDA in all of our businesses, with the exception of BioSteel, by the end of Fiscal 2024: We believe this priority to be firmly in sight, as our Canadian business is already showing signs of stabilization. In addition, we expect to achieve C$240-$310 million in savings by the end of Fiscal 2024. In the year ahead, we are focused on applying the

Calculated using the Company’s internal proprietary market share tool that utilizes point of sales data supplied by third-party data providers and government agencies.

same winning formula that powered Tweed’s resurgence in Canada to our high-impact Doja and 7ACRES brands. Further, with the addition of Wana to our Canadian house of brands, we are well-positioned to fight for and secure leadership of the edibles category as well. Additionally, we expect continued strong performance across our consumer packaged goods businesses, including from Storz & Bickel, accelerated by new and dedicated U.S. sales resources as well as groundbreaking new product innovation.
•
Strengthening our balance sheet and improving liquidity: We remain focused on taking action to strengthen our financial position. Since the second quarter of Fiscal 2023, we have reduced our overall debt position by approximately C$9372 million and anticipate generating expected proceeds of up to C$150 million from facility divestitures by the end of the second quarter of Fiscal 2024, with C$81 million already realized. Further, we continue to review all potential strategic options to further improve liquidity and minimize cash burn, including the monetization of additional non-core assets. Finally, to support the continued maintenance of our dual-listed status, we are seeking shareholder approval for a share consolidation (commonly known as a reverse share split)at a ratio between 5:1 and 15:1, with the exact ratio to be set at a whole number within this range by our board of directors.

•
Monitoring and supporting the creation of value in Canopy USA, LLC (“Canopy USA”): Advancing Canopy USA, our novel strategy for realizing the opportunity of the U.S. cannabis market today while also positioning for a fast start following U.S. federal permissibility of cannabis, is fundamental. The businesses that make up this transformative ecosystem, which include Canopy USA’s conditional interests in Acreage Holdings, Inc. (“Acreage”), Mountain High Products, LLC, Wana Wellness, LLC and The Cima Group, LLC (collectively, “Wana”), Lemurian, Inc. (“Jetty”) and TerrAscend Corp., are already driving growth with brand-led entry into new markets and expanded product assortment in existing markets, and are ready to work even closer together to start realizing significant synergies.

We remain confident that the decisive actions taken over Fiscal 2023 and the beginning of Fiscal 2024 allow Canopy to operate as a faster, lighter and more agile company, and have ultimately positioned our business for sustained leadership. We intend to stay focused on capitalizing on what remains a once-in-a-generation market opportunity in North America.
The attached Notice of 2023 Annual General and Special Meeting and Proxy Statement describe the formal business to be conducted at the Meeting. Registered shareholders and duly appointed proxy holders will have an equal opportunity to participate in the Meeting online regardless of their geographic location.
Most shareholders have a choice of voting over the internet, by telephone or by using a traditional form of proxy. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. Your vote by proxy will ensure your representation at the Meeting, regardless of whether you attend the Meeting or not.
Whether or not you expect to attend the Meeting, please submit your vote in advance of the Meeting to ensure your vote is counted.
Thank you for your continued support and for being an integral part of Canopy’s pioneering journey.
Sincerely,
David Klein
Chief Executive Officer
Judy A. Schmeling
Chair of the Board of Directors

2
Approximately $42 million of the total $937 million in debt reduction to be achieved through equitization requiring shareholder approval.

Proxy Statement Summary
This proxy statement contains proposals to be voted on at the Meeting and other information about our Company and our corporate governance practices. Below we provide a brief summary of certain information contained in this proxy statement. The summary does not contain all of the information you should consider. Please read the entire proxy statement carefully before voting.
VOTING MATTERS

	Board Vote Recommendation	Page Number

Proposal 1: Director Election Proposal	FOR each Director Nominee	10
Proposal 2: PKFOD Appointment Proposal	FOR	79
Proposal 3: New Equity Incentive Plan Proposal	FOR	81
Proposal 4: Share Consolidation Proposal	FOR	92
Proposal 5: Say-On-Pay Proposal	FOR	97
Proposal 6: Share Issuance Proposal	FOR	98
Fiscal 2023 Business Performance Highlights Our Fiscal 2023 business highlights include:	OUR VISION: UNLEASHING THE POWER OF CANNABIS TO IMPROVE LIVES
•
Since the beginning of Fiscal 2023, the Company has taken firm action to transform its Canadian cannabis business to reduce costs and enable growth and profitability. Changes include the announcement in the fourth quarter of Fiscal 2023 of the Company’s transition to an asset-light model in Canada by exiting cultivation at its 1 Hershey Drive, Smiths Falls, Ontario facility, ceasing the sourcing of flower from the Mirabel, Quebec facility, and moving to third party sourcing of cannabis beverages and edibles.

•
The Company completed the divestiture of its national retail operations in the third quarter of Fiscal 2023, which included the Company’s sale of 28 Tweed and Tokyo Smoke branded retail stores.

•
The Company’s Canadian medical cannabis revenue in the fourth quarter of Fiscal 2023 increased 6% year-over-year in a declining market and Canadian adult-use cannabis B2B revenue in the fourth quarter of Fiscal 2023 was sequentially flat to the third quarter of Fiscal 2023.

•
The Company’s focus on improving flower quality has driven a strong resurgence of the Tweed brand in Fiscal 2023 with the brand rising to #9 brand spot in the Canadian adult-use market (all formats) in the fourth quarter of Fiscal 2023, up from #16 in the fourth quarter of the fiscal year ended March 31, 2022 (“Fiscal 2022”) (Source: Internal proprietary market share tool that utilizes point of sales data supplied by government boards and third-party data providers). Tweed brand flower sales in the fourth quarter of Fiscal 2023 increased by approximately 48% sequentially, driven by strong demand for Kush Mints and Tiger Cake flower and pre-rolled joint product offerings.

•
In Fiscal 2023, Canopy returned to be a market share leader in the extracts category (soft gels, vapes, infused pre rolled joints); our THC and cannabidiol extract oils and softgels are #1 in Canada and serve a loyal consumer base, who often repeatedly use the same extract product and brand(s) as a part of their daily wellness routine.

•
Amidst all the operational changes in Fiscal 2023, Canopy completed a SKU rationalization removing 50% of our SKU portfolio to rejuvenate our core and creative disruptive new products. The Company focused on delighting consumers with high quality premium and mainstream priced cannabis products that raise consumer expectations in terms of color, bud size, fragrance and bold flavor, instead of focusing on the low/unprofitable value segment.
•
In the third quarter of Fiscal 2023, the Company announced a strategy to accelerate its entry into the U.S. cannabis industry and unleash the value of its full U.S. cannabis ecosystem through the creation of Canopy USA, LLC (“Canopy USA”), a new U.S.-domiciled holding company. Canopy USA holds U.S. cannabis investments previously held by Canopy, which will enable it to exercise rights to acquire Acreage, Wana and Jetty.

•
In July 2022, BioSteel announced a partnership with the National Hockey League (“NHL”) and National Hockey League Players Association, with BioSteel becoming the official sports drink of the NHL. BioSteel tripled its market share to over 12% in its hometown Canadian markets in Fiscal 2023 and BioSteel expanded its U.S. physical presence in store in Fiscal 2023 to over 32,000 stores across the United States.
•
The growing global medical and emerging adult-use market is one that Canopy continued to expand its foothold in Fiscal 2023. Canopy’s combined revenue in Europe and Australia delivered over 50% revenue growth in Fiscal 2023 as compared to Fiscal 2022, led by strong growth in the Australian medical market with expanded patient sales of Storz & Bickel medical devices as well as oil and soft gel extract products.

•
Canopy’s Storz & Bickel growth strategy of expanding stationary and handheld vaporizer device sales in existing and new markets remains relevant. The Storz & Bickel team increased investment in Fiscal 2023 in research and development and sales and marketing expenses to deliver disruptive handheld device innovation into the global market in the second half of Fiscal 2024, along with a broadened U.S. salesforce to drive revenue growth.

Board Overview

You are being asked to vote on the election of the following seven directors. Additional information about each nominee’s skill set, background and experience can be found beginning on page 11.	Name	Director Since	Committee Memberships	Other Public Company Boards
	Judy A. Schmeling (Board Chair)	2018	Audit Committee	2
	David Klein (CEO)	2018	N/A	N/A
	Garth Hankinson	2021	N/A	N/A
	Robert L. Hanson	2018	CGCN Committee(1)	N/A
	David Lazzarato	2020	Audit Committee (Chair) CGCN Committee	1
	James A. Sabia	2020	CGCN Committee	N/A
	Theresa Yanofsky	2020	Audit Committee CGCN Committee (Chair)	2

(1)
Corporate Governance, Compensation and Nominating Committee.

Corporate Governance Highlights

Improved Governance Policies and Charters
During Fiscal 2023, the Board under the recommendation of the Corporate Governance, Nomination and Compensation Committee (“CGCN Committee”) undertook a complete and thorough audit of the Company’s corporate governance policies and committee charters. This work included the adoption of new policies, including a standalone Clawback Policy, Form 8-K Disclosure Compliance Policy, Regulation Full Disclosure Policy, Environmental Management Policy, and Health & Safety Policy, as well as revised Corporate Governance Guidelines to replace the Board Mandate, and updated Audit Committee and CGCN Committee charters. For more on the corporate governance policies and charters, see page 20.

Board Continuing Education
In Fiscal 2023, the Board was offered six education sessions, two of which were presented by external advisors and four were presented by various Company business units. These included a session on director fiduciary duties, changes to U.S. Securities and Exchange Commission compensation disclosure rules, product trends innovation in the Canadian cannabis market, changes to the U.S. cannabis regulatory landscape, overview of changes to the capital markets and shareholder sentiment in the cannabis sector, and brand performance and Canadian cannabis market dynamics. Sessions were held in-person and virtually and the majority were attended by all members of the Board. For more on continuing education of the Board, see page 29.

Director Engagement with Shareholders
During Fiscal 2023, we began using a question and answer platform developed by Say Technologies to enhance engagement with our shareholders, allowing verified retail and institutional shareholders to submit and upload questions. Management has addressed a limited number of questions relating to our business and financial results during the question and answer portion of our quarterly financial results conference calls. Date and conference call details are confirmed in a press release issued by the Company approximately one week in advance of the applicable conference call.

Compensation Strategy and Decisions

Executive Compensation Decisions in Fiscal 2023
The CGCN Committee recommends to the Board the Company’s approach to executive compensation, including the compensation of the Chief Executive Officer (“CEO”) and his direct reports. Following a comprehensive review of our compensation philosophy, policies and incentive programs in the fiscal year ended March 31, 2021, the Company continued to apply its enhanced approach to executive compensation in a challenging Fiscal 2023 environment.
Short-Term Incentives
For Fiscal 2023, the Company achieved the threshold performance levels on its financial metrics. Pursuant to the terms of the Company’s short-term incentive plan (“STIP”), our named executive officers would have been paid out at 23% of target. However, the CGCN Committee and the Board engaged in extensive discussions regarding the achieved results, including unforeseen business conditions impacting the original targets as well as uncertainty within the cannabis sector, and considered retention concerns across the executive officer and broader employee population. In light of these discussions, based on the recommendation of the CGCN Committee, the Board awarded a discretionary bonus based on adjusted performance metrics in recognition of the significant progress the Company had made towards reducing the financial losses, the divestiture of significant assets of the business including several facilities and the Company’s retail operation, transforming the business to an asset light model, and the creation of Canopy USA. The discretionary bonus consisted of a payout under the STIP of 56.4% of target for executives, including the Company’s CEO.
Long-Term Incentives
Following a comprehensive review of long-term incentive (“LTI”) grants in Fiscal 2022, the CGCN Committee recommended, and the Board approved, a new LTI design for Fiscal 2023. For Fiscal 2023, performance share units (“PSUs”) comprised 50% of our executives’ annual LTI grants (on a dollar value basis), with the remaining 50% granted as stock options (“Options”). PSUs align the interests of management with those of our shareholders by conditioning the vesting of units on (i) relative total shareholder return (“TSR”) (50% weighting) against a custom group of cannabis industry peers approved by the Board and (ii) Adjusted EBITDA performance (50% weighting) against predetermined targets established at the beginning of the fiscal year, as recommended by the CGCN Committee and approved by the Board. The PSUs cliff vest after three years from the date of grant. The number of PSUs vesting will vary based on performance during the three-year period using an “umbrella” measurement methodology (measurement of both 1-year and cumulative 3-year performance). The minimum PSU vesting is equal to 50% of the target number of PSUs granted, and the maximum PSU vesting is 150% of the target number of PSUs granted. Based on the Company’s performance, the CGCN Committee recommended and the Board certified the minimum PSU vesting of 50% for each of the Adjusted EBITDA and TSR targets.
Canopy announced our launch into the U.S. cannabis market in October 2022 through the creation of Canopy USA. In Fiscal 2023, we made changes to our executive management committee (“EMC”) to streamline our leadership team. Given the increased workload from the smaller management team, and to retain our key executives, the CGCN Committee decided to grant a one-time retention award of Options to EMC members on November 22, 2022 in the following amounts:
Individual	Number of Options
David Klein | CEO	374,249
Judy Hong | CFO	374,249
Christelle Gedeon | CLO	49,900
Julious Grant | Former CCO	N/A

Changes to Executive Incentive Design for Fiscal 2024
Short-Term Incentives	Long-Term Incentives

For Fiscal 2024, the Board, based on the recommendation of the CGCN Committee, determined to retain the broad structure of the STIP design used in Fiscal 2023, with slight modifications to align the relative weighting of the quantitative and qualitative objectives with market practice. The financial performance will be weighted at 45%, based on Adjusted EBITDA and 25% based on Revenue. The qualitative performance component will be weighted at 30% of the total, which is consistent with peer practices and places more emphasis on measurement of key business objectives.

For Fiscal 2024, the Board, based on the recommendation of the CCGN Committee, has decided to maintain the same grant percentages for EMC members (salary X accrual %), while modifying the equity mix, relying primarily on RSUs and Options. This modification will better align with market practice amongst the Company’s peers and be reflected in our LTIP design for Fiscal 2024.

Conclusion

The Board aims to provide clear and comprehensive disclosure of the Company’s oversight and decision making. We continue to welcome any feedback as the Board and the Company continue to evolve.

CANOPY GROWTH CORPORATION
NOTICE OF 2023 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, SEPTEMBER 25, 2023
NOTICE HEREBY IS GIVEN that the 2023 Annual General and Special Meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (“Shares”) of Canopy Growth Corporation (the “Company”) will be held on Monday, September 25, 2023, at 1:00 p.m., Toronto time, via live audio webcast online at www.virtualshareholdermeeting.com/WEED2023. The Meeting will be held for the following purposes:
1.
to receive and consider the audited consolidated financial statements of the Company as at March 31, 2023 and 2022 and for each of the years in the three-year period ended March 31, 2023, together with the auditors’ report thereon;

2.
to elect to the board of directors of the Company (the “Board”) the seven director nominees named in the attached proxy statement for the ensuing year;

3.
to appoint PKF O’Connor Davies LLP, Chartered Professional Accountants, as the Company’s auditor and independent registered public accounting firm for the fiscal year ending March 31, 2024 and to authorize the Board to fix their remuneration;

4.
to consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution approving the adoption of the Company’s new equity incentive plan;

5.
to consider and, if deemed advisable, to pass, with or without variation, a special resolution approving the amendment to the articles of the Company to provide that: (i) the authorized capital of the Company be altered by consolidating all of the issued and outstanding Shares on the basis of a ratio to be determined by the Board, in its sole discretion, within a range of 1 post-consolidation common share for every five to 15 outstanding pre-consolidation Share at anytime prior to September 25, 2024, with the exact ratio to be set at a whole number within this range by the Board in its sole discretion; and (ii) any fractional Shares arising from the consolidation of the Shares will be deemed to have been tendered by its registered owner to the Company for cancellation for no consideration;

6.
to adopt, on an advisory (non-binding) basis, a resolution approving the compensation of the Company’s named executive officers, as described in the attached proxy statement;

7.
to consider and, if deemed advisable, to pass, with or without variation, an ordinary resolution approving the issuance of Shares in excess of 19.99% and 25%, as applicable, of the issued and outstanding Shares of the Company in accordance with the applicable rules and regulations of the Nasdaq Stock Market LLC and the Toronto Stock Exchange in connection with privately negotiated redemption agreements dated July 13, 2023 between the Company and certain arm’s-length holders of 4.25% unsecured senior notes of the Company due 2023, as described in the attached proxy statement; and

8.
to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board is not aware of any other business to be presented to a vote of the Shareholders at the Meeting.
This year, we will hold the Meeting in a virtual only format, which will be conducted via live audio webcast. Registered Shareholders and duly appointed proxyholders, including non-registered Shareholders who have duly appointed themselves as proxyholder, will have an equal opportunity to participate in the Meeting online regardless of their geographic location. At the Meeting, Shareholders will have the opportunity to ask questions and vote on all matters put before the Meeting. We believe hosting the Meeting virtually will enable increased Shareholder attendance and will encourage more active Shareholder engagement and participation at the Meeting. We encourage Shareholders to participate in the Meeting. You will find important information and detailed instructions about how to participate in our virtual Meeting in the attached proxy statement.
The Board has fixed the close of business on August 3, 2023 as the record date for determining the Shareholders entitled to receive notice of, and to vote at, the Meeting and any adjournment or postponement thereof.
Non-registered Shareholders who have not duly appointed themselves as proxyholder will be able to listen to the Meeting and ask questions but will not be able to vote. Guests may also attend but will not be able to ask questions or vote at the Meeting. A registered Shareholder who wishes to appoint a person other than the management nominees identified on the proxy form must carefully follow the instructions in the attached proxy statement and on their proxy form.
Most Shareholders have a choice of voting over the internet, by telephone or by using a traditional form of proxy. Please refer to the attached proxy materials or the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you. Your vote by proxy will ensure your representation at the Meeting, regardless of whether you attend the Meeting or not.
Whether or not you expect to attend the Meeting, please submit your vote in advance of the Meeting to ensure your vote is counted.
By order of the Board of Directors,
David Klein
Chief Executive Officer
Toronto, Ontario
[•], 2023

CANOPY GROWTH CORPORATION
1 Hershey Drive
Smiths Falls, Ontario, K7A 0A8
PROXY STATEMENT
FOR THE 2023 ANNUAL GENERAL AND SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MONDAY, SEPTEMBER 25, 2023
These proxy materials are furnished in connection with the solicitation by the management of Canopy Growth Corporation (“Canopy,” “we,” “our” or the “Company”), a corporation incorporated under the Canada Business Corporations Act (the “CBCA”), of proxies to be voted at the 2023 Annual General and Special Meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (“Shares”) of the Company and at any adjournment or postponement thereof.
Unless otherwise specified, the information contained in this proxy statement (this “Proxy Statement”) is given as of [•], 2023, the date of this Proxy Statement. All dollar amounts are in United States of America (“US”) dollars (“US$” or “$”) unless stated otherwise. “C$” means Canadian dollars.
In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on or referred to on these websites is not part of this Proxy Statement.
We will send a notice of internet availability (the “Notice of Internet Availability”) to Shareholders on or about August 16, 2023.
ABOUT THE MEETING
Time, Date and Place
The Meeting will be held on Monday, September 25, 2023, at 1:00 p.m., Toronto time, via live audio webcast online at www.virtualshareholdermeeting.com/WEED2023. This year, we will hold the Meeting in a virtual only format, which will be conducted via live audio webcast. Registered Shareholders and duly appointed proxyholders, including non-registered Shareholders who have duly appointed themselves as proxyholder, will have an equal opportunity to participate in the Meeting online regardless of their geographic location. At the Meeting, Shareholders will have the opportunity to ask questions and vote on all matters put before the Meeting.
Record Date
The record date for determining the Shareholders entitled to receive notice of and to vote at the Meeting is August 3, 2023 (the “Record Date”). Only Shareholders of record as of the close of business (Toronto time) on the Record Date are entitled to receive notice of and to vote at the Meeting. The failure of any Shareholder who was a Shareholder on the Record Date to receive notice of the Meeting does not deprive the Shareholder of the right to vote at the Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Meeting
This Proxy Statement and our Annual Report for the fiscal year ended March 31, 2023, including our Form 10-K for the fiscal year ended March 31, 2023 (our “2023 Annual Report”) are available free of charge at: https://www.canopygrowth.com/investors/#sec-filings.
As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”) and the Canadian securities regulators, the Company is providing meeting-related materials to Shareholders over the internet (rather than in paper form) in accordance with the rules of the SEC and the “notice-and-access” provisions provided for under National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (“NI 54-101”). This means that, rather than receiving paper copies of the proxy materials in connection with the Meeting in the mail, Shareholders will have access to them online.
The Notice of Internet Availability will explain how to access the Notice of Meeting, this Proxy Statement and our 2023 Annual Report (collectively, the “proxy materials”) on the internet. Electronic copies of the Notice of Internet Availability and the proxy materials will be available at www.canopygrowth.com/investors/investor-events/annual-general-and-special-meeting-2023. In addition, Shareholders will be able to request copies of the Company’s interim financial statements and related and the management’s discussion and analysis (“MD&A”). The audited consolidated financial statements of the Company for the fiscal years ended March 31, 2023 (“Fiscal 2023”) and 2022 (“Fiscal 2022”) and the related MD&A, will be available on the Company’s website at www.canopygrowth.com/investors/earnings. All of the above-noted materials are available under the Company’s profile on SEDAR at www.sedar.com. Shareholders are reminded to review these online materials when voting. Electronic copies of the proxy materials in connection with the Meeting will be available on the Company’s website for a period of one year.
Shareholders may request to receive paper copies of the proxy materials in connection with the Meeting at www.proxyvote.com, or by calling 1-877-907-7643 and entering the provided 16-digit control number, or obtain further information about notice-and-access by calling the toll-free number 1-844-916-0609 (English) or 1-844-973-0593 (French), or, by email at noticeandaccess@broadridge.com. In order for Shareholders to receive the paper copies of the proxy materials in advance of any deadline for the submission of voting instructions and the date of the Meeting, it is recommended to request materials using one of the methods above as soon as possible but not later than September 11, 2023.
The Notice of Internet Availability also explains how you may request that we send future proxy materials to you by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting website. We encourage you to choose this e-mail option, which will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.
If you are a non-registered Shareholder, you will not receive a Notice of Internet Availability directly from us, but your Intermediary (as defined below) will forward you a notice with instructions on accessing our proxy materials and directing that organization how to vote your Shares, as well as other options that may be available to you for receiving our proxy materials.
Solicitation of Proxies
This Proxy Statement is furnished in connection with the solicitation of proxies by the management of the Company for use at the Meeting, to be held on September 25, 2023, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. It is expected that the solicitation will primarily be by mail. Canopy will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means. These directors, officers and employees will not receive additional compensation but may be reimbursed for reasonable out-of-pocket expenses incurred in doing so.
Persons Who May Vote at the Meeting
If you are a registered Shareholder as of the Record Date, you are entitled to attend the Meeting and cast a vote for Shares registered in your name to approve the matters described in the Notice of Meeting. If you are a registered Shareholder but do not wish to, or cannot, attend the Meeting you can appoint someone who will attend the Meeting and act as your proxyholder to vote in accordance with your instructions. If your Shares are registered in the name of a broker, bank, trust company, investment dealer or other financial institution (each, an “Intermediary”) you should refer to the section entitled “Non-Registered Shareholders” below.

Voting by Registered Shareholders
As a registered Shareholder you can vote your Shares in the following ways:
Internet:	Go to www.proxyvote.com. Enter the 16-digit control number printed on the Notice of Internet Availability and follow the instructions on screen.
Phone:
Call 1-800-474-7493 (English) or 1-800-474-7501 (French) and follow the instructions. You will need to enter your 16-digit control number. Follow the interactive voice recording instructions to submit your vote.

At the Meeting:
Registered Shareholders and duly appointed proxy holders can vote at the appropriate times by completing a ballot online during the Meeting. We anticipate that once voting has opened during the Meeting the resolutions and voting choices will be displayed and you will be able to vote by selecting your voting direction from the options shown on the screen. You must click submit for your vote to be counted.

If you have any questions regarding this notice or the Meeting, please contact Broadridge Investor Communications Corporation via email at proxy.request@broadridge.com.
Appointing a Proxyholder
The persons named in the enclosed proxy form are directors or officers of Canopy designated by management of Canopy. A registered Shareholder has the right to appoint as proxyholder a person or company (who need not be a Shareholder) other than the persons already named by management of the Company in the enclosed proxy form to attend and act on such registered Shareholder’s behalf at the Meeting. Such right may be exercised by inserting the name of the chosen proxyholder and providing a unique appointee identification number for their appointee to access the Meeting, either online at www.proxyvote.com using the 16-digit control number provided, or, using the proxy form and returning the completed form in the pre-addressed return envelope provided for that purpose, to Broadridge no later than 1:00 p.m. Toronto time on September 21, 2023. You must provide your appointee with the exact name and eight-character appointee identification number to access the Meeting. Appointees can only be validated at the virtual Meeting using the exact name and eight-character appointee identification number you enter.
If you do not create an eight-character appointee identification number, your appointee will not be able to access the Meeting.
Instructing your Proxy and Exercise of Discretion by your Proxy
You may indicate on your form of proxy how you wish your proxyholder to vote your Shares. To do this, simply mark the appropriate boxes on the form of proxy. If you do this, your proxyholder must vote your Shares in accordance with the instructions you have given.
If you sign your proxy form but do not give any instructions as to how to vote on a particular issue to be decided at the Meeting, your proxyholder can vote your Shares as he or she thinks fit. If you have appointed the persons designated in the form of proxy as your proxyholder they will, unless you give contrary instructions, vote in accordance with the Board’s recommendations. The Board recommends that Shareholders vote as follows:
1.
“FOR” the election of each of the seven director Nominees (as defined below) named in this Proxy Statement (the “Director Election Proposal”);

2.
“FOR” the appointment of PKF O’Connor Davies LLP, Chartered Professional Accountants (“PKFOD”), as the Company’s auditor and independent registered public accounting firm for the fiscal year ending March 31, 2024 (“Fiscal 2024”) and to authorize the Board to fix PKFOD’s remuneration (the “PKFOD Appointment Proposal”);

3.
“FOR” the adoption of an ordinary resolution (the “New Equity Incentive Plan Resolution”)

approving the Company’s new Equity Incentive Plan (the “New Equity Incentive Plan”), as described in this Proxy Statement (the “New Equity Incentive Plan Proposal”);
4.
“FOR” the adoption of a special resolution (the “Share Consolidation Resolution”) approving the amendment to the articles of the Company to provide that: (i) the authorized capital of the Company be altered by consolidating all of the issued and outstanding Shares on the basis of a ratio to be determined by the Board, in its sole discretion, within a range of 1 post-consolidation common share for every five to 15 outstanding pre-consolidation Share; and (ii) any fractional Shares arising from the consolidation of the Shares will be deemed to have been tendered by its registered owner to the Company for cancellation for no consideration (the “Share Consolidation Proposal”);

5.
“FOR” the adoption of an advisory (non-binding) resolution approving the compensation of our NEOs (as defined below), as described in this Proxy Statement (the “Say-on-Pay Proposal”); and

6.
“FOR” the adoption of an ordinary resolution (the “Share Issuance Resolution”) approving the issuance of Shares in excess of 19.99% and 25%, as applicable, of the issued and outstanding Shares of the Company in accordance with the applicable rules and regulations of the Nasdaq Stock Market LLC (the “Nasdaq”) and the Toronto Stock Exchange (the “TSX”) in connection with privately negotiated redemption agreements dated July 13, 2023 (the “Redemption Agreements”) between the Company and certain arm’s-length holders (the “Investors”) of 4.25% unsecured senior notes (the “Notes”) of the Company due 2023 (the “Share Issuance Proposal”).

Further details about these matters are set out in this Proxy Statement. If any matters other than those referred to in the Notice of Meeting properly come before the Meeting, the individuals named in the accompanying proxy form will vote the proxies held by them in accordance with their best judgment. As of the date of this Proxy Statement, management is not aware of any business other than the items referred to in the Notice of Meeting that will be considered at the Meeting.
Revoking your Proxy
If you want to revoke your proxy after you have delivered it, you can do so at any time before the proxy cut-off. You may do this by (a) attending the Meeting and voting if you were a registered Shareholder at the Record Date; (b) signing and delivering a proxy bearing a later date; (c) signing a written statement which indicates, clearly, that you want to revoke your proxy and delivering this signed written statement to the registered office of the Company at 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8, Attention: Chief Legal Officer; or (d) in any other manner permitted by law.
Your proxy will only be revoked if a revocation is received by 4:00 p.m. (Toronto time) on the last business day before the day of the Meeting, or any adjournment or postponement thereof, or delivered to the Chair of the Meeting at invest@canopygrowth.com before it commences. If you revoke your proxy and do not replace it with another that is deposited with the Company before the deadline, you can still vote your Shares, but to do so you must attend the Meeting.
Non-Registered Shareholders
The information set forth in this section is of significant importance to Shareholders who do not hold Shares in their own name (“non-registered Shareholders”). If your Shares are not registered in your own name, they will be held in the name of an Intermediary, usually a bank, trust company, securities dealer or other financial institution and, as such, your Intermediary will be the entity legally entitled to vote your Shares and must seek your instructions as to how to vote your Shares.
Intermediaries are required to seek voting instructions from non-registered Shareholders in advance of Shareholder meetings. Every Intermediary has its own mailing procedures and provides its own return voting instructions, which should be carefully followed by non-registered Shareholders to ensure that their Shares are voted at the Meeting. Often, the form of proxy supplied to a non-registered Shareholder by its Intermediary is identical to the form of proxy provided by the Company to the Intermediaries. However, its purpose is limited to instructing the Intermediary on how to vote on behalf of the non-registered Shareholder. The majority of Intermediaries now delegate responsibility for obtaining instructions on how to vote from clients to Broadridge Investor Communications Corporation (“Broadridge”). Broadridge typically mails the voting information form (“VIF”) to the non-registered Shareholders and asks the non-registered Shareholders to return the VIF to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Shares to be represented at the Meeting. A non-registered Shareholder receiving a VIF from Broadridge cannot use that VIF to vote Shares directly at the Meeting. The VIF must be returned to Broadridge or the Intermediary well in advance of the Meeting to have the Shares voted.
If you are a beneficial owner of shares registered in the name of an Intermediary, you may generally change your vote by (1) submitting new voting instructions to your Intermediary or (2) if you have obtained a “legal proxy” from the organization that holds your shares giving you the right to vote your shares, by attending the Meeting and voting in person. However, please consult your broker or other Intermediary for any specific rules it may have regarding your ability to change your voting instructions.
In accordance with the requirements of NI 54-101 and SEC Rule 14a-16, the Company is using notice-and-access to send proxy-related materials for use in connection with the Meeting to non-registered Shareholders using the “indirect” sending procedures set out in NI 54-101 and SEC Rule 14a-16. Accordingly, the Company has distributed copies of the Notice of Internet Availability or, if a non-registered Shareholder has so requested, proxy materials, in connection with the Meeting to Broadridge to deliver, on behalf of the Intermediaries, to each non-registered Shareholder.
If you are a non-registered Shareholder and wish to appoint someone as your proxyholder, including yourself, to participate in the Meeting, please follow the instructions below under “Participation at the Meeting.”
Voting by Non-Registered Shareholders
As a non-registered Shareholder, you can vote your Shares in the following ways:
Internet:	Go to www.proxyvote.com. Enter the 16-digit control number printed on the Notice of Internet Availability or VIF and follow the instructions on screen.
Phone:
Call 1-800-474-7493 (English) or 1-800-474-7501 (French) and follow the instructions. You will need to enter your 16-digit control number. Follow the interactive voice recording instructions to submit your vote.

Mail:	Enter your voting instructions, sign and date the VIF, and return the completed VIF in the enclosed postage paid envelope.
If you have any questions regarding this notice or the Meeting, please contact Broadridge Investor Communications Corporation via email at proxy.request@broadridge.com.
Broker Non-Votes
A “broker non-vote” occurs when a broker who holds its customer’s Shares in the name of a brokerage submits proxies for such Shares but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any voting instructions from their customers. Without specific instructions, Canadian brokers are prohibited from voting their customers’ Shares.
Without specific instructions, US brokers, as the holders of record, are permitted to vote their customers’ Shares on “routine” matters only, but not on other matters. The only proposals that constitute “routine” matters on which U.S. brokers will have discretion to vote are the PKFOD Appointment Proposal and the Share Consolidation Proposal.
Participation at the Meeting
The Company is holding the Meeting in a virtual only format, which will be conducted via live audio webcast online at www.virtualshareholdermeeting.com/WEED2023. Shareholders will not be able to attend the Meeting in person. Participating in the Meeting online enables registered Shareholders and duly appointed proxyholders, including non-registered Shareholders who have duly appointed themselves as proxyholder, to ask questions and vote, all in real time. Registered Shareholders and duly appointed proxyholders can vote at the appropriate times during the Meeting. Non-registered Shareholders who have not duly appointed themselves as proxyholder will be able to attend the Meeting, listen and ask questions but will not be able to vote. Guests are able to listen to the Meeting but are not able to ask questions or vote at the Meeting.
To log in to the Meeting online visit www.virtualshareholdermeeting.com/WEED2023 on your smart phone, tablet or computer and check-in using the control number included either on your proxy form or VIF, as applicable. You should ensure you have a strong, preferably high-speed, internet connection wherever you intend to participate in the Meeting. The Meeting will begin promptly at 1:00 p.m. Toronto time on September 25, 2023; however, we recommend that you access the Meeting site at least 30 minutes before the Meeting starts and test your compatibility using the “Click Here” prompt and if necessary upgrade the media player on your device. You will be able to log in 15 minutes before the Meeting starts. To log in, click on one of the following choices:
•
“Shareholders” - enter the 16-digit control number located on your form of proxy or VIF. Only registered Shareholders will be entitled to vote at the Meeting; or

•
“Proxyholders / Appointees” - follow the instructions including entering the appointee name and appointee identification number exactly as it was provided by the Shareholder and click on “Submit”; or

•
“Guests” and then complete the online form. Guests may attend the Meeting but will not be able to ask questions.

When successfully authenticated, the information screen will be displayed. You can view information about the Company, listen to the webcast and, where applicable, ask questions and vote.
Even if you plan to attend the Meeting, we recommend that you vote in advance, so that your vote will be counted if you later decide not to attend the Meeting. If you wish to attend and vote at the Meeting, please log-on to the virtual Meeting in advance to ensure that your vote will be counted.
How to Vote Your Shares at the Meeting if You are a Non-Registered Shareholder not Resident in the United States
If you are a non-registered Shareholder and you wish to vote your Shares during the Meeting by online ballot through the live webcast platform, you should follow these instructions:
1.
Insert your name and an eight-character appointee identification number either online at www.proxyvote.com using the 16-digit control number provided or in the space provided on the VIF and returning the completed form in the pre-addressed return envelope provided for that purpose to Broadridge no later than 1:00 p.m. Toronto time on September 21, 2023. You must use the exact name and eight-character appointee identification number to access the Meeting. As an appointee you can only be validated at the Meeting using the exact name and eight-character appointee identification number you enter.

2.
If you do not create an eight-character appointee identification number, your appointee will not be able to access the Meeting.

3.
By following the procedures in instruction 1 above, you are instructing your Intermediary to appoint you as proxyholder. If you do not wish to be appointed a proxyholder and vote at the Meeting, please do not complete this portion of the form.

How to Vote at the Meeting If You Are a Non-Registered Shareholder Resident in the United States
If you are a non-registered Shareholder resident in the United States and wish to vote at the Meeting or, if permitted, appoint a third party as your proxyholder, you must obtain a valid legal proxy from your Intermediary. Follow the instructions from your Intermediary or contact your Intermediary to request a proxy form if you have not received one.

Submitting Questions during the Meeting
We expect to hold, to the extent feasible and practical, a live question and answer session in connection with the Meeting. Registered Shareholders, duly appointed proxyholders and non-registered Shareholders will be able to submit questions for the question and answer session. Questions can be submitted only during the Meeting in writing through the live webcast at www.virtualshareholdermeeting.com/WEED2023 after logging-in and typing your question into the “Ask a Question” field, and clicking “Submit.”
We intend to answer properly submitted questions that are pertinent to the Company and Meeting matters, as time permits. Questions sent will be moderated before being sent to the Chair of the Meeting. The Company reserves the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to Meeting matters or that are otherwise inappropriate.
Technical Assistance
If you encounter any technical difficulties accessing the virtual Meeting during the check-in or the Meeting, please call the phone number provided on the website.
Vote Counting
A representative of Broadridge will act as scrutineer at the Meeting and will count the votes.
Quorum
A quorum at meetings of Shareholders consists of the presence, in person, by remote communication or by proxy duly authorized, of the holders of 33 1∕3% of the outstanding shares entitled to vote at the meeting.
Shareholder Approval
The following describes the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:
1.
Director Election Proposal. You may select “For” or “Against” with respect to each Nominee for director under the Director Election Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval of each Nominee for director under the Director Election Proposal. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.

2.
PKFOD Appointment Proposal. You may select “For” or “Withhold” with respect to the PKFOD Appointment Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval of the PKFOD Appointment Proposal. Broker non-votes, abstentions and “Withhold” votes will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.

3.
New Equity Incentive Plan Proposal. You may select “For,” “Against” or “Abstain” with respect to the New Equity Incentive Plan Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval of the New Equity Incentive Plan Proposal. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.

4.
Share Consolidation Proposal. You may select “For,” “Against” or “Abstain” with respect to the Share Consolidation Proposal. The affirmative vote of at least 66 2∕3% of the votes cast, in person or by proxy, will constitute approval of the Share Consolidation Proposal. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.

5.
Say-on-Pay Proposal. You may select “For,” “Against” or “Abstain” with respect to the Say-on-Pay Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval, on an advisory basis, of the Say-on-Pay Proposal. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.
6.
Share Issuance Proposal. You may select “For,” “Against” or “Abstain” with respect to the Share Issuance Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval of the Share Issuance Proposal. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.

Voting Securities and Principal Shareholders
The authorized share capital of the Company consists of an unlimited number of Shares. Each Shareholder is entitled to one vote for each Share held by such holder. As of the Record Date, [•] Shares were issued and outstanding.
There are no special rights or restrictions attached to the Shares. The Shares rank equally as to all benefits which might accrue to the holders thereof, including the right to receive dividends out of monies of the Company properly applicable to the payment of dividends if and when declared by the Board and to participate ratably in the remaining assets of the Company in any distribution on a dissolution or winding-up. Shareholders do not have cumulative voting rights with respect to the election of directors.
Any Shareholder of record at the close of business on the Record Date who either attends the Meeting or who has completed and delivered a proxy in the manner specified, subject to the provisions described above, will be entitled to vote or to have such Shareholder’s Shares voted at the Meeting.
As of the Record Date, to the knowledge of the directors and executive officers of the Company, no person or entity beneficially owns, or controls or directs, directly or indirectly, voting securities of the Company carrying 10% or more of the voting rights attached to the Shares, other than Constellation Brands, Inc. (“CBI”) and its affiliates (together, the “CBI Group”) through CBI’s wholly-owned subsidiaries CBG Holdings LLC (“CBG”) and Greenstar Canada Investment Limited Partnership (“Greenstar” and together with CBG, the “CBG Group”) as set forth in the table below:
Name of Shareholder	Number of Shares Held	Percentage of Shares Outstanding(1)

CBG Group(2)	171,499,258	[•]%
Notes:
(1)
Based on [•] Shares issued and outstanding as of the Record Date.

(2)
Includes 66,999,258 Shares held by Greenstar and 104,500,000 Shares held by CBG.

Securityholder Agreements
The Company entered into the second amended and restated investor rights agreement (the “Amended Investor Rights Agreement”) dated April 18, 2019 with the CBG Group. A copy of the Amended Investor Rights Agreement has been filed on the SEC’s website at www.sec.gov and under the Company’s profile on SEDAR at www.sedar.com.
INTEREST OF CERTAIN PERSON IN MATTERS TO BE ACTED UPON
No person or company who is, or at any time since the beginning of Fiscal 2023 was, a director or executive officer of the Company, and no person who is a proposed management Nominee for election as a director of the Company, or an associate or affiliate of any such director, executive officer or proposed Nominee, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting other than the Director Election Proposal, the New Equity Incentive Plan Proposal, the Share Consolidation Proposal, the Say-on-Pay Proposal and the Share Issuance Proposal.

NON-GAAP MEASURES
This Proxy Statement makes reference to certain non-GAAP measures including Adjusted EBITDA and free cash flow. These measures are not recognized measures under United States generally accepted accounting principles (“GAAP”), do not have a standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other issuers; however, the Company believes that these measures are useful to assist readers in evaluating the performance of the Company.
The Company defines Adjusted EBITDA as the reported net loss, adjusted to exclude: income tax recovery (expense); other income (expense), net; loss on equity method investments; share-based compensation expense; depreciation and amortization expense; asset impairment and restructuring costs; expected credit losses on financial assets and related charges; restructuring costs recorded in cost of goods sold; and charges related to the flow-through of inventory step-up on business combinations; and further adjusted to remove acquisition-related costs. Management believes that Adjusted EBITDA provides meaningful and useful financial information as this measure demonstrates the operating performance of businesses.
The Company defines free cash flow as net cash provided by (used in) operating activities less purchases of and deposits on property, plant and equipment. Management believes that free cash flow presents meaningful information regarding the amount of cash flow required to maintain and organically expand our business, and that the free cash flow measure provides meaningful information regarding our liquidity requirements.
For more information regarding the non-GAAP measures used by the Company, see our 2023 Annual Report.
PRESENTATION OF FINANCIAL STATEMENTS
The Company’s audited consolidated financial statements as at March 31, 2023 and 2022 and for each of the years in the three-year period ended March 31, 2023, together with the auditor’s report thereon, will be placed before the Shareholders at the Meeting. The Company’s audited consolidated financial statements of the Company as at March 31, 2023 and 2022 and for each of the years in the three-year period ended March 31, 2023 and related MD&A included in our 2023 Annual Report filed with the SEC and applicable Canadian securities regulators on June 22, 2023 are also available on the Company’s website at www.canopygrowth.com.

PROPOSAL NO. 1 – DIRECTOR ELECTION PROPOSAL
Board of Directors
The Company currently has seven directors, and the Board has nominated seven nominees (the “Nominees”) to be elected at the Meeting, whose names are set forth below. All seven of the Nominees are currently directors of the Company and have been nominated by the Board for re-election as directors at the Meeting. All of the Nominees have been directors since the dates indicated below and each director elected at the Meeting will hold office until the next annual general meeting of Shareholders or until his or her successor is duly elected or appointed. Information about each nominated director can be found in the “Nominees for Election as Directors at the Meeting” section below.
Pursuant to the Amended Investor Rights Agreement, CBG is entitled to, among other things, nominate four members of the Board (each a “CBG Group Nominee”) for so long as the CBG Group continues to hold at least the Target Number of Shares (as defined in the Amended Investor Rights Agreement). The CBG Group Nominees include Ms. Judy A. Schmeling and Messrs. James A. Sabia, Garth Hankinson and Robert L. Hanson.
Canopy is subject to the statutory majority voting requirements under the CBCA (the “CBCA Majority Voting Requirements”), which became effective on August 31, 2022. As a result of the implementation of the CBCA Majority Voting Requirements, Canopy repealed its Majority Voting Policy on June 20, 2023 and is now solely governed by the CBCA Majority Voting Requirements. In accordance with the CBCA Majority Voting Requirements, directors stand for election each year at the annual meeting of Shareholders, and a separate vote of Shareholders is taken with respect to each candidate nominated for director. If there is an uncontested election, each candidate is elected only if the number of votes cast in their favor represents a majority of the votes cast for and against them by the Shareholders who are present in person or represented by proxy at the meeting. If an incumbent director is not re-elected in an uncontested election, the director may continue in office until the earlier of (i) the 90th day after the day of the election; and (ii) the day on which their successor is appointed or elected. Majority voting will not apply in the case of a contested election of directors, in which case the directors will be elected by a plurality of votes of the shares represented in person or by proxy at the meeting and voted on the election of directors.
Nominees for Election as Directors at the Meeting
The table below sets forth certain biographical information regarding the Nominees as of the Record Date. In addition, a discussion of the qualifications, attributes and skills of each Nominee that led the Board and the Corporate Governance, Nomination and Compensation Committee (“CGCN Committee”) to the conclusion that he or she should continue to serve as a director follows each of the Nominee biographies. Additional information regarding the skills and expertise of each of the Nominees is included below under the section entitled “Board of Directors, Committees and Governance – Board Skills Matrix.” If a Nominee is listed as “Independent” in the table below, that Nominee meets the requirement to be an “independent director” under Rule 5605(a)(2) of the Listing Rules of Nasdaq (the “Nasdaq Rules”) and the definition of “independence” under National Instrument 52-110 – Audit Committees (“NI 52-110”). For each of the Nominees, the “Total Accumulated Value of Shares” is based on the closing price of the Shares on the Nasdaq Global Select Market on the Record Date.

Judy A. Schmeling Indian Rocks Beach, Florida, United States Independent Director Since November 1, 2018
Judy A. Schmeling currently serves as the Chair of the Board and is also a member of the Audit Committee of the Board (the “Audit Committee”). Ms. Schmeling also serves as a Director of CBI, as well as a member of CBI’s Governance and Nominating Committee and the Chairperson of CBI’s Audit Committee. Ms. Schmeling is also the Lead Director of Casey’s General Stores Inc. (Nasdaq: CASY), a Fortune 500 company that operates more than 2,000 convenience stores in 16 Midwestern states, where she serves on its Nominating and Governance Committee. Ms. Schmeling most recently served as an Executive Officer of HSN, Inc., a publicly held retail and media company. From 2016 to 2017, she held dual roles as President of Cornerstone Brands, Inc., a holding company for several catalog operators, and Chief Operating Officer of HSN, Inc. From 2013 until 2016, Ms. Schmeling held the dual roles of Chief Operating Officer and Chief Financial Officer (“CFO”) of HSN, Inc. Ms. Schmeling helped to take the company public in 2008 and served as the CFO until 2016. Prior to that, she held positions of increasing responsibility since joining the company in 1994. Prior to joining HSN, Ms. Schmeling was Managing Director of Tunstall Consulting, Inc., a corporate financial planning firm, from 1986 to 1994. Ms. Schmeling began her career at Deloitte & Touche, an international public accounting firm, where she held various positions of increasing responsibility from 1982 to 1986. As a native Floridian, Ms. Schmeling earned her Bachelor of Science in accounting from Florida State University. She was inducted into the FSU College of Business Hall of Fame in September 2018 and was the Commencement Speaker for the Winter 2017 graduates. She is a member of the board of the South Florida Chapter of the National Association of Corporate Directors. She previously served on the Advisory Board for FM Global.
Ms. Schmeling has been the Chief Operating Officer of a public company and brings to the Board consumer, retail and digital experience. She has extensive operations and financial experience including oversight of corporate strategy, supply chain, information technology, finance and accounting and investor relations.

Committee Memberships
Audit Committee
Attendance in Fiscal 2023	Other Public Company Directorships
Board: 13/13 Audit: 10/10	Constellation Brands, Inc. Casey’s General Stores, Inc.
Equity Ownership
Shares	RSUs	Options	Total Accumulated Value of Shares
[ • ]	[ • ]	[ • ]	$[ • ]
David Klein Rochester, New York, United States Non-Independent Director Since November 1, 2018
David Klein is the Chief Executive Officer (“CEO”) of Canopy and also serves on the Board. He joined Canopy in January 2020 from CBI where he served as Executive Vice President (“EVP”) and CFO, and was responsible for corporate strategy, all aspects of finance and accounting, investor relations, mergers and acquisitions, information technology and Constellation Ventures. After joining CBI in 2004 as Vice President (“VP”) of Business Development, he also held roles as CFO of Constellation Europe, Senior Vice President (“SVP”), Treasurer & Controller, and CFO of the Beer Division. Prior to taking on these roles at CBI, Mr. Klein held the CFO role at Montana Mills Bread Co. (“Montana Mills”)., where he led the transformation from private to public company and the subsequent sale of Montana Mills to Krispy Kreme Doughnuts Inc. Mr. Klein also held the CFO role at NetSetGo Media Pvt Ltd., an internet and network services startup that won several business and technical awards. Prior to these entrepreneurial positions, Mr. Klein served as the Director of Mergers & Acquisitions at Xerox Corporation and as Director of Finance & Accounting for Harris Corporation.

Mr. Klein brings to the Board a wealth of experience in, among other things, finance, corporate strategy, mergers and acquisitions, international business and the retail and consumer products industries.

Committee Memberships
None
Attendance in Fiscal 2023	Other Public Company Directorships
Board: 13/13	None
Equity Ownership
Shares	RSUs	Options	Total Accumulated Value of Shares
[ • ]	[ • ]	[ • ]	$[ • ]
Robert L. Hanson San Francisco, California, United States Independent Director Since November 1, 2018
Robert L. Hanson currently serves as a member of the Board and is also a member of the CGCN Committee. Mr. Hanson has served as the EVP and President of the Wine + Spirits Division of CBI, where he oversees global sales, marketing and operations functions for the Wine + Spirits Division across the United States, New Zealand and emerging markets. Mr. Hanson previously served as a member of CBI’s Board of Directors from 2013 to 2019. Before joining CBI, Mr. Hanson served as CEO of John Hardy Global Limited, a luxury jewelry brand, from 2014 to 2019, where he helped evolve the company’s strategy by strengthening its presence in the U.S. market, developing a line of distinctive artisan-crafted luxury products that resonate with today’s high-end jewelry customers and launching differentiated marketing campaigns and influencer programs that helped extend the brand’s reach and foster meaningful connections with new customers. Mr. Hanson has held several senior management roles throughout his career at leading consumer packaged goods (“CPG”) companies, including serving as CEO at American Eagle Outfitters, a leading global specialty retailer of clothing, accessories and personal care products, and Global Brand President at Levi Strauss & Co.
Mr. Hanson brings to the Board extensive management and international retail experience, as well as significant corporate governance and public company board experience.

Committee Memberships
CGCN Committee
Attendance in Fiscal 2023	Other Public Company Directorships
Board: 13/13 CGCN: 11/11	None
Equity Ownership
Shares	RSUs	Options	Total Accumulated Value of Shares
[ • ]	[ • ]	[ • ]	$[ • ]
David Lazzarato Toronto, Ontario, Canada Independent Director Since March 31, 2020
David Lazzarato serves as a member of the Board, is the Chair of the Audit Committee and a member of the CGCN Committee. Mr. Lazzarato’s impressive career includes senior executive positions with Alliance Atlantis Communications, Allstream Inc., Bell Canada and CAE Inc. Mr. Lazzarato has served on corporate and not-for-profit boards for two decades and is currently sitting on the Board of Directors of Flutter Entertainment (Dublin) and is the Chair of their Risk and Sustainability Committee and a member of its Audit Committee.
Mr. Lazzarato brings to the Board a demonstrated commercial and financial acumen to assist businesses going through pivotal inflection points.

Committee Memberships
Audit Committee (Chair) CGCN Committee
Attendance in Fiscal 2023	Other Public Company Directorships
Board: 13/13 Audit: 10/10 CGCN: 11/11	Flutter Entertainment plc
Equity Ownership
Shares	RSUs	Options	Total Accumulated Value of Shares
[ • ]	[ • ]	[ • ]	$[ • ]
James A. Sabia Chicago, Illinois, United States Independent Director Since September 4, 2020 (Board observer from January 21, 2020 to September 4, 2020)
James A. Sabia has served on the Board since 2020 and is also a member of the CGCN Committee. Mr. Sabia has been employed by CBI since 2007. He was promoted to President of the Beer Division of CBI in January 2022 and continues to hold the role of EVP, Beer Division, with responsibility for leading the division’s operations services and commercial business functions. In earlier roles with CBI, Mr. Sabia served as EVP and Chief Marketing Officer of CBI, where he was responsible for leading the marketing strategy across the company’s diversified beverage alcohol portfolio, prior to which he was the Chief Marketing Officer of the Beer Division. Mr. Sabia also continues to serve as a member of the executive management committee of CBI. Mr. Sabia previously served as the VP of Marketing and Media at Molson Coors Brewing Company.
Mr. Sabia brings significant retail, marketing and management experience to the Board.

Committee Memberships
CGCN Committee
Attendance in Fiscal 2023	Other Public Company Directorships
Board: 12/13 CGCN: 10/11	None
Equity Ownership
Shares	RSUs	Options	Total Accumulated Value of Shares
[ • ]	[ • ]	[ • ]	$[ • ]
Theresa Yanofsky Westmount, Quebec, Canada Independent Director Since March 31, 2020
Theresa Yanofsky currently serves as a member of the Board, where she also acts as the Chair of the CGCN Committee as well as a member of the Audit Committee. Ms. Yanofsky has extensive experience working with big-name retailers and is respected for her strategic leadership and disciplined approach to driving revenue. Ms. Yanofsky brings over 30 years of experience working with rapidly growing big-name global retailers, serving as a board member for Reitmans (Canada) Ltd. (“Reitmans”), a Canadian-based retailer listed on the TSX, since August 2019. She has also served as a member of the board of directors of Goodfood Market Corp., a leading online grocery company in Canada listed on the TSX, since July 2019. Most recently, Ms. Yanofksy was appointed as a board member for Purolator Inc., a leading integrated freight, package and logistics provider, in April 2022. Ms. Yanofksy served as the Senior Vice-President, General Manager of Sephora Canada from 2015 until her retirement in 2020; prior to which she worked at L Brands where she was the country manager for Bath & Body Works Canada.

Ms. Yanofsky brings over 30 years of experience working with rapidly growing big-name global retailers as well as significant senior management and public company board and corporate governance experience.

Committee Memberships
Audit Committee CGCN Committee (Chair)
Attendance in Fiscal 2023	Other Public Company Directorships
Board: 13/13 Audit: 10/10 CGCN: 11/11	Goodfood Market Corp. Reitmans (Canada) Ltd. Purolator Inc.
Equity Ownership
Shares	RSUs	Options	Total Accumulated Value of Shares
[ • ]	[ • ]	[ • ]	$[ • ]
Garth Hankinson Rochester, New York United States Independent Director since November 24, 2021 (Board observer from August 5, 2021 – November 24, 2021)
Garth Hankinson has served as CBI’s CFO since January 13, 2020. Prior to that, he served as CBI’s SVP, Corporate Development, a position he had been in since February 2016, where he was responsible for leading all of CBI’s financial planning, reporting and analysis activities, as well as all efforts related to mergers, acquisitions, ventures investments and strategic alliances. From October 2009 until February 2016, he served as the VP, Corporate Development of CBI. From October 2007 until October 2009, Mr. Hankinson served as the VP, Business Development for CBI’s prior Canadian business, Constellation Brands Canada, Inc., which was a Canadian subsidiary of CBI during that time. From March 2004 until October 2007, he served as the Director of Corporate Development of CBI.
Mr. Hankinson brings to the Board his significant experience at CBI, a major CPG company, including with respect to his role as CFO and his many years working in corporate development.

Committee Memberships
None
Attendance in Fiscal 2023	Other Public Company Directorships
Board: 11/13	None
Equity Ownership
Shares	RSUs	Options	Total Accumulated Value of Shares
[ • ]	[ • ]	[ • ]	$[ • ]
In considering the Nominees’ individual experience, qualifications, attributes, skills and past Board participation, the Board has concluded that when considered all together, the appropriate experience, qualifications, attributes, skills and participation are represented for the Board as a whole and for each of the Board’s committees.
There are no family relationships among any directors and executive officers. Each Nominee has indicated a willingness to serve and has consented to being named in this Proxy Statement, and the Board has no reason to believe that any of the Nominees will not be available for election.

Required Vote
You may select “For” or “Against” with respect to each Nominee for director under the Director Election Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval of each Nominee under the Director Election Proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. Unless otherwise instructed, the persons designated in the enclosed proxy form intend to vote “FOR” each Nominee. Management does not contemplate that any of the Nominees will be unable to serve as directors; however, if, for any reason at the time of the Meeting, any of the Nominees are unable to serve, and unless otherwise instructed, the persons designated in the enclosed proxy form may vote in their discretion for any substitute nominee(s).

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information regarding each director, Nominee and executive officer of the Company (all ages are as of the Record Date).
Name	Age	Position(s)
Judy A. Schmeling	63	Director Chair of the Board Member of the Audit Committee
David Klein	59	Director Chief Executive Officer
Robert L. Hanson	60	Director Member of the CGCN Committee
David Lazzarato	67	Director Chair of the Audit Committee Member of the CGCN Committee
Garth Hankinson	55	Director
James A. Sabia	62	Director Member of the CGCN Committee
Theresa Yanofsky	66	Director Chair of the CGCN Committee Member of the Audit Committee
Judy Hong	52	Chief Financial Officer
Christelle Gedeon	42	Chief Legal Officer Corporate Secretary
A brief biography of each person who serves as a director of Canopy is included above under “Proposal No. 1 – Director Election Proposal” and a brief biography for each executive officer of Canopy is set forth below:
For information regarding Mr. Klein, see “Proposal No. 1 – Director Election Proposal” above.
Judy Hong serves as Canopy’s CFO. Having joined the Company in December 2019 to lead Canopy’s Investor Relations team prior to being named CFO, Ms. Hong’s deep knowledge of the CPG sector has been integral in shaping Canopy’s overall commercial strategy and guiding the Company’s engagement with the financial community. Ms. Hong’s financial and capital markets experience was built during her over 20 years’ experience at Goldman Sachs & Co. Ms. Hong’s roles at Goldman Sachs & Co. included serving as a Managing Director, in the Global Investment Research Division, from 2013 until her departure in 2019. During this time, Ms. Hong covered the Beverage and Tobacco sectors in the Consumer Products and Retail team within Global Investment Research and has been ranked in The Wall Street Journal’s “Best on the Street.” Ms. Hong earned an MBA from New York University’s Stern School of Business and a BS in Communications from Cornell University. From September 2014 to January 2020, Ms. Hong served as a Treasurer on the Board of Directors of Bottomless Closet, a non-profit organization based in New York.
Christelle Gedeon serves as Canopy’s Chief Legal Officer (“CLO”) and Corporate Secretary. Dr. Gedeon joined the Company in August 2022, and is responsible for the Company’s legal group in addition to all government affairs and regulatory matters. Her role has included ongoing advocacy with the Canadian government to enhance critical elements of the regulatory framework for cannabis to ensure the sector’s long-term growth and sustainability. Dr. Gedeon has been instrumental to the Company’s profitability strategy including leading the development and announcement of Canopy USA, the Company’s novel approach to realizing the opportunity presented by the U.S. tetrahydrocannabinol (“THC”) market in advance of federal permissibility. Prior to joining Canopy, Dr. Gedeon held senior legal leadership roles including as the Chief Legal Officer and Corporate Secretary at Aphria, Inc., as well as Partner at Fasken, a leading Canadian law firm, and as the Chief Legal Officer and Corporate Secretary for a deep-sea mining company. Through these roles, she developed extensive experience in the management of complex regulatory structures, intellectual property management, corporate governance, government relations, and strategic acquisitions with an enduring view of the potential for the legal function to serve as a strategic guide and partner for the commercial goals of each respective organization. Dr. Gedeon holds an LL.B/B.C.L. from McGill University, is a member in good standing of the Ontario and Quebec bars, and also a registered trademark agent in addition to holding a Ph.D. in Clinical Pharmacology and Toxicology from the University of Toronto.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, executive officers, and persons who own more than 10% of our Shares to file initial reports of ownership and changes in ownership of our Shares and other equity securities with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, and written representations from reporting persons, we believe that all filing requirements applicable to our officers, directors and 10% beneficial owners were complied with during Fiscal 2023, except: (i) David Lazzarato’s grant of 26,786 RSUs on June 8, 2022 was reported on a Form 4 filed with the SEC on June 27, 2022; (ii) Theresa Yanofsky’s grant of 26,786 RSUs on June 8, 2022 was reported on a Form 4 filed with the SEC on June 27, 2022; (iii) Judy Schmeling’s grant of 40,179 RSUs on June 8, 2022 was reported on a Form 4 filed with the SEC on June 27, 2022; (iv) David Lazzarato’s disposition of 3,722 Shares to satisfy tax withholding obligations in connection with the vesting of RSUs on June 30, 2022 was reported on a Form 4 filed with the SEC on July 7, 2022; and (v) Theresa Yanofsky’s disposition of 3,707 Shares to satisfy tax withholding obligations in connection with the vesting of RSUs on June 30, 2022 was reported on a Form 4 filed with the SEC on July 7, 2022.
In Fiscal 2022, the following Section 16(a) reports were not timely filed: (i) Julious Grant’s grant of 31,454 stock options on June 9, 2021 was reported on a Form 4 filed with the SEC on June 14, 2021; (ii) Judy Hong’s Form 3 relating to her appointment as CFO on November 19, 2021 was filed with the SEC on December 3, 2021; and (iii) Garth Hankinson’s Form 3 relating to his appointment as a director on November 24, 2021 was filed with the SEC on December 10, 2021.
In the fiscal year ended March 31, 2021 (“Fiscal 2021”), the following Section 16(a) reports were not timely filed: (i) Julious Grant’s Form 3 relating to his appointment as Chief Commercial Officer on November 5, 2020 was filed with the SEC on November 17, 2020; and (ii) Thomas Shipley’s exercise of 73,333 stock options and sale of 73,333 Shares on August 13, 2020 was reported on a Form 4 filed with the SEC on November 24, 2020.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS/CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS
Except as disclosed below:
1.
No Nominee is, as at the date of this Proxy Statement, or has been within ten years before the date of this Proxy Statement, a director, chief executive officer or chief financial officer of any company (including the Company) that:

a)
was subject to an order that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

b)
was subject to an order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

For the purposes hereof, the term “order” means: (a) a cease trade order; (b) an order similar to a cease trade order; or (c) an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days.
On May 10, 2023, the Company announced that as a result of preliminary findings from its internal review, the Company’s (i) audited consolidated financial statements for the fiscal year ended March 31, 2022, included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (the “2022 10-K”), and (ii) unaudited consolidated financial statements for the quarterly periods ended June 30, 2022, September 30, 2022 and December 31, 2022, included in the Company’s Quarterly Reports on Form 10-Q for such quarterly periods (collectively, the “Form 10-Qs” and together with the 2022 10-K, the “Prior Financial Statements”), should no longer be relied upon because of certain material misstatements contained in the Prior Financial Statements (the “Default”). On June 2, 2023, the Ontario Securities Commission issued a management cease trade order against David Klein, the CEO and Judy Hong, the CFO, as a result of the Default. The management cease trade order prohibited Mr. Klein and Ms. Hong from trading in the securities of the Company until June 27, 2023, which is the date that the management cease trade order was lifted.
2.
No Nominee:

a)
is, as at the date of this Proxy Statement, or has been within the 10 years before the date of this Proxy Statement, a director or executive officer of any company (including the Company) that, while such person was acting in such capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets; or

b)
has, within 10 years before the date of this Proxy Statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

3.
No Nominee has been subject to:

a)
any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

b)
any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

Since August 2019, Ms. Yanofsky has served as a member of the board of directors of Reitmans. On May 19, 2020, Reitmans filed a petition with the Québec Superior Court for the issuance of, and was granted on the same day, an initial order (the “Initial Order”) seeking the protection and the remedies offered by the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C 36 (the “CCAA”). Since its initial filing, Reitmans obtained extensions of the Initial Order until May 28, 2021. On May 25, 2021, the Québec Superior Court issued an extension of the stay of proceedings pursuant to the CCAA until September 28, 2021. Reitmans has elected to reduce the amount of the interim debtor-in-possession financing entered into in connection with the CCAA proceedings from C$60.0 million to C$30.0 million. On January 4, 2022, Reitmans obtained a sanction order from the Québec Superior Court for the Company’s plan of arrangement under the CCAA (the “Plan of Arrangement”). Under the Plan of Arrangement, Reitmans distributed an aggregate amount of C$95 million (the “Reitmans Settlement Amount”) to its creditors in full and final settlement of all claims affected by the Plan of Arrangement, including an initial payment of up to C$20,000 per claim plus, if applicable, a pro rata distribution of the remaining balance of the Reitmans Settlement Amount.
Except as set forth above, we are not aware of any of our directors or executive officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE
Overview
The Board and management of the Company recognize the importance of corporate governance for the effective management of the Company and the protection of its stakeholders, particularly Shareholders.
National Policy 58-201 – Corporate Governance Guidelines establishes corporate governance guidelines that apply to all public companies. National Instrument 58-101 – Disclosure of Corporate Governance Practices mandates disclosure of corporate governance practices, which disclosure is set out below, in accordance with Form 58-101F1 – Corporate Governance Disclosure. The Company is also required to comply with the provisions of the Sarbanes-Oxley Act of 2002 (the “SOX”) and the applicable rules adopted by the SEC pursuant to SOX, as well as the Nasdaq Rules and the rules of the TSX.
Maintaining a high standard of corporate governance is a priority for the Board and the Company’s management as both believe that effective corporate governance will help create and maintain Shareholder value in the long term. A description of the Company’s corporate governance practices is set out below.
Board of Directors
The Board is responsible for the stewardship of the Company, supervising the management of our business and our affairs and acting in the best interests of the Company and Shareholders. The Board has adopted a written “Corporate Governance Guidelines,” pursuant to which the Board assumes responsibility for the stewardship of the Company. The Corporate Governance Guidelines are attached as Appendix A to this Proxy Statement and are also available on the Company’s website at www.canopygrowth.com/investors/governance/committees-charters/.
The Company’s Corporate Governance Guidelines state that the primary responsibilities of directors are to exercise their business judgment in good faith and to act in what they reasonably believe is in the best interests of the Company and its Shareholders. Directors are required to fulfill their responsibilities consistent with their fiduciary duties to Shareholders, in compliance with all applicable rules and regulations and subject to the provisions of the Company’s certificate of incorporation, as amended, and its bylaws. In forming his or her judgment, each director is entitled to rely in good faith on the accuracy of the records of the Company and the information, opinions, reports or statement presented by the Company’s officers, employees, Board committees, outside advisors and auditors. In discharging their obligations, directors are entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors.
The independent judgment of the Board in carrying out its responsibilities is the responsibility of all directors. The Board facilitates independent supervision of management through meetings of the Board and through frequent informal discussions among independent members of the Board and management. In addition, the Board has free access to the Company’s external auditors, external legal counsel and to the Company’s officers.
Meetings
During Fiscal 2023, the Board met 13 times, the Audit Committee met 10 times and the CGCN Committee met 11 times. During Fiscal 2023, each incumbent director who is standing for re-election at the Meeting attended at least 84.6% of the total number of Board meetings, 90.9% of CGCN Committee meetings, and 100% of Audit Committee meetings held and on which he or she served during his or her period of service. The Board and committees held a combination of in person and video conference meetings. See “Proposal No. 1 – Director Election Proposal” above for the individual attendance summary for each of the Nominees who served as a director during Fiscal 2023.
Board Member Attendance at Annual Shareholder Meetings
The Company’s Corporate Governance Guidelines state that all directors are expected to make reasonable best efforts to attend all meetings of the Board, all meetings of the committees of which they are members and the annual meeting of Shareholders, and to maintain a satisfactory Board and committee meeting attendance record of no less than 75% in the aggregate, subject to recusal by the Board or relevant committee. The Company generally encourages, but does not require, directors to attend the Company’s annual meetings of Shareholders. Directors are encouraged to attend Board meetings and meetings of committees of which they are members in person but may also attend such meetings by telephone or video conference. All the then serving directors were present at the Company’s 2022 Annual General and Special Meeting of Shareholders, which was held via live audio webcast held on September 15, 2022.
Director Independence
The Board is currently comprised of seven directors: Judy A. Schmeling (Chair), David Klein, Garth Hankinson, Robert L. Hanson, Theresa Yanofsky, James A. Sabia, and David Lazzarato. Please see the biographies of individual directors under “Proposal No. 1 – Director Election Proposal – Nominees for Election as Directors at the Meeting.” As of the date this Proxy Statement, a majority of the directors of the Company meet the independence requirements for a director in accordance with Section 1.4 of NI 52-110 and the definition of “independent director” under applicable Nasdaq Rules. The Board has determined that six of the seven Nominees (or approximately 86% of the Nominees), namely Messrs. Hanson, Hankinson, Lazzarato and Sabia and Ms. Schmeling and Ms. Yanofsky, have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and each is an “independent director” under Rule 5605(a)(2) of the Nasdaq Rules and meet the definition of “independence” under NI 52-110. Mr. Klein is not considered independent because of his role as the CEO of the Company.
During Fiscal 2023, following the conclusion of formal business of each quarterly Board meeting, the non-independent director was asked to leave the meeting and the independent directors held an “in camera” meeting to facilitate open and candid discussion. In addition, any item which could involve a potential conflict of interest among one or more directors is voted on by those directors that are not related to the conflict in question. It is anticipated that “in camera” meetings of the independent directors will continue to be held in this manner during the current fiscal year.
Board Leadership Structure and Qualifications
Pursuant to the Corporate Governance Guidelines, the Board must be composed of a majority of “independent directors,” including the Chair of the Board. The Company defines an “independent director” in accordance with the standards and requirements promulgated by all applicable regulatory bodies exercising control over the Company, including Rule 5605(a)(2) of the Nasdaq Rules. Where it is not appropriate for the Chair of the Board to be independent, an independent director will be appointed to act as lead director (the “Lead Director”).
Currently, David Klein serves as our CEO and Judy A. Schmeling serves as Chair of our Board. Because Ms. Schmeling is an independent director, we currently do not have a Lead Director.
The Chair of the Board will preside over all meetings of the directors, be responsible for the agenda at all meetings of the Board and will preside over meetings of Shareholders. The Chair will convey recommendations of the independent directors to the Board and will be the liaison between the Board and the management of the Company. The Chair will preview information sent to the Board as necessary and approve meeting schedules to assure that there is sufficient time for discussion of all agenda items.
The key responsibilities of the Chair of the Board include, among other things:
•
providing leadership to the Board with respect to its functions as described in the Corporate Governance Guidelines and as otherwise may be appropriate;

•
ensuring Canopy’s policies and practices related to corporate governance and Board operations are properly reflected in internal and external communications;

•
working with the CGCN Committee, submitting to the Board a proposed slate of directors for election at the annual general meeting of Shareholders;

•
ensuring that appropriate procedures are in place for the effective operation of the Board;

•
managing the ongoing performance review and the compensation plan for the Company’s CEO; and

•
being available to the Company’s CEO and management to provide guidance and advice.

Where it is not appropriate for the Chair of the Board to be independent, the Lead Director carries out the primary responsibilities that would otherwise be the responsibility of the independent Chair of the Board. The Board believes that requiring that there be a Lead Director in the event the Chair of the Board is not an Independent Director is appropriate at this time to provide the most effective leadership structure for Canopy in the rapidly-evolving and highly-regulated cannabis industry.
Oversight of Risk Management
The Board oversees the management of risks inherent in the operation of our business, with a focus on the most significant risks that we face. The Board performs this role primarily through its Audit Committee and CGCN Committee. Each Board committee addresses the risks specific to the function of that committee. For example, the Board committees address the following risks:
•
The Audit Committee performs the Board’s oversight responsibilities as they relate to our accounting policies, internal controls, and financial reporting practices, and is responsible for, among other things, overseeing the process by which the Company assesses and manages risk and identifying risks inherent in the Company’s business.

•
In connection with its corporate compensation responsibilities, the CGCN Committee reviews all compensation policies and practices for all employees to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

•
In connection with its corporate governance responsibilities, the CGCN Committee is to discuss with management and evaluate management’s efforts to ensure that the Company’s management is taking into account risks that may affect the Company in the areas of human capital management, and the need to update disclosure controls and procedures to address evolving disclosure requirements on environmental, social and governance matters.

Position Descriptions
Chief Executive Officer
The CEO leads the management of the Company’s business and affairs and the implementation of the resolutions and policies of the Board and will report to and comply with the direction of the Board. The key accountabilities and responsibilities of the CEO include, among other things: duties relating to the Company’s values, strategy, governance, risk management, risk appetite, financial information, human resources management, operational direction, Board interaction, talent management, succession planning and effective communication with Shareholders, clients, employees, regulators and other stakeholders. In addition, the Klein Agreement (as defined below) sets forth the responsibilities of the CEO, as approved by the Board, including:
•
shaping global strategic plans by developing and executing the Company’s strategy with the appropriate scale and pace while retaining Company values and entrepreneurial culture;

•
developing a world-class supply chain by defining and executing the supply chain strategy and aligning people, processes and system to optimize output while maintaining high levels of efficiency across product development, manufacturing/production, quality control and logistics;

•
delivering consistency by producing results based on agreed upon targets and timetable in a rapidly evolving industry;

•
building best in class product portfolios by continuing to innovate and develop new products to fulfill consumers across various channels;

•
embracing social responsibility by ensuring that the Company is adhering to all regulatory requirements and is viewed a leader in quality products and safety around the world;

•
cultivating high performing cross-functional teams to create a culture through a combination of recruiting top talent, restructuring current roles/responsibilities as needed, and developing high potential team members;

•
fostering an entrepreneurial and fast-paced environment that operates with discipline and trust among leaders; and

•
such other duties as the Board may specify from time to time.

Committee Chairs
The Board has developed written charters with respect to each of the Audit Committee and the CGCN Committee, which includes a description of the primary responsibilities of the Chairs of such committees.
The primary responsibilities of the Chair of the Audit Committee and CGCN Committee include, among other things: chairing and setting the agenda for the meetings of the applicable committee, providing leadership to the applicable committee and acting as liaison and maintaining communication with the Chair of the Board and the Board to optimize and co-ordinate input from directors, and to optimize the effectiveness of the applicable committee. The Corporate Governance Guidelines and the committee charters set out in writing the responsibilities of the Board and the committees, respectively.
Committees of Our Board of Directors
The standing committees of the Board consist of the Audit Committee and the CGCN Committee. The responsibilities of these committees are described below. In addition, the Board may establish other committees from time to time to assist the Board in connection with specific matters. The Board oversees the operations of the committees, the appointment of their respective members, their compensation and their conduct. The Board has no intention at this time to establish other standing committees. The following table summarizes the current membership of the Board and each of its committees:
Director Name	Audit Committee	CGCN Committee
Judy A. Schmeling	Member
David Klein
Garth Hankinson
Robert L. Hanson		Member
Theresa Yanofsky	Member	Chair
David Lazzarato	Chair	Member
James A. Sabia		Member
The Audit Committee and the CGCN Committee have adopted detailed charters outlining their responsibilities, including the specific responsibilities of the chair of each committee. Copies of these charters are available on the Company’s website at www.canopygrowth.com/investors/governance/committees-charters/.
The Amended Investor Rights Agreement also provides that for so long as the CBG Group continues to hold at least the Target Number of Shares (as defined in the Amended Investor Rights Agreement), at least one CBG Group Nominee will be appointed to each committee established by the Board; provided that, if no CBG Group Nominee is independent, CBG will have the right to designate one CBG Group Nominee as an observer to the Audit Committee.
Audit Committee
General. The Board has a separately designated standing Audit Committee established in accordance with the Nasdaq Rules. The Audit Committee is currently comprised of three directors: David Lazzarato (Chair), Theresa Yanofsky and Judy A. Schmeling, all of whom are considered to be “independent” within the meaning of such term under applicable Nasdaq Rules for Audit Committees and Section 1.4 of NI 52-110. The members of the Audit Committee are appointed by the Board, and each member of the Audit Committee serves at the pleasure of the Board until the member resigns, is removed or ceases to be a member of the Board.

The Board has determined that David Lazzarato, the Chair of the Audit Committee, qualifies as an “audit committee financial expert” for purposes of the SEC’s rules and meets the requirements for independence of audit committee members under the Nasdaq Rules. The SEC has indicated that the designation of Mr. Lazzarato as an audit committee financial expert does not make him an “expert” for any purpose, impose any duties, obligations or liabilities on him that are greater than those imposed on other members of the Audit Committee and the Board who do not carry this designation or affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.
Purpose. The Audit Committee’s primary purpose is to assist the Board in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control over financial reporting and accounting compliance, the audit process and processes for identifying and evaluating and monitoring the management of the Company’s principal risks impacting financial reporting. The committee also assists the Board with the oversight of financial strategies and overall risk management. The Audit Committee Chair also meets regularly with management and with the Company’s internal auditors, including its Chief Audit Executive, and its external auditors. The Audit Committee charter (the “Audit Committee Charter”) sets forth the role and responsibilities of the committee’s chair.
Responsibilities. Pursuant to the Audit Committee Charter, the Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting.
The Audit Committee Charter is available on the Company’s website at www.canopygrowth.com/investors/governance/committees-charters/.
CGCN Committee
General. The CGCN Committee is currently comprised of four directors of the Company: Theresa Yanofsky (Chair), David Lazzarato, James A. Sabia and Robert L. Hanson, each of whom is considered to be an “independent director” under applicable Nasdaq Rules and meet the definition of “independence” under NI 52-110.
Purpose. The CGCN Committee’s purpose is to provide leadership in shaping the corporate governance policies and practices of the Company, put forward nominations for the appointment of directors by the Board, discharge the responsibilities of the Board relating to compensation of the Company’s directors and executive officers as determined by the Board, assist the Board in establishing appropriate incentive compensation and equity-based plans and to administer such plans, oversee the annual process of evaluation of the performance of management; and to assist the Board in its oversight of CGCN Committee’s human resource strategies.
Responsibilities - Compensation Matters. The CGCN Committee’s primary responsibilities are, among other things, to assist the Board in discharging its responsibilities relating to: (1) setting the Company’s compensation program and approving the compensation of other executive officers of the Company, (2) administering and monitoring the incentive and equity-based compensation plans and (3) preparing the compensation committee report, if required, in the annual report and proxy statement under the rules and regulations of the SEC. In addition, the CGCN Committee is responsible for overseeing and assessing the functioning of the Board, its committees and individual directors, for the development, recommendation to the Board, implementation and assessment of effective corporate governance principles, overseeing the process of succession planning for the CEO and, as warranted, other senior officers of the Company, and handling such other matters that are specifically delegated to the committee by the Board from time to time.
The CGCN Committee is also responsible for reviewing, monitoring and approving certain matters relating to the compensation of the CEO, other senior executives and the directors of the Company.
Pursuant to the CGCN Committee charter (the “CGCN Committee Charter”), the CGCN Committee shall, among other things:
•
annually, review and approve or recommend that the Board approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those corporate goals and objectives, and approve or recommend that the Board approve the CEO’s compensation level based on this evaluation;
•
annually review and, as appropriate, approve or recommend that the Board approve each element of compensation including salaries, bonuses, benefits, and perquisites, and including with respect to any equity-based plans, for the CEO and each other executive officer;

•
annually, review the results of the CEO’s performance with the Chair of the Board or the Lead Director, as applicable; and

•
approve the appointment, promotion and termination of the other executive officers.

The CGCN Committee Charter does not provide for delegation of these duties.
Pursuant to the CGCN Committee Charter, the CGCN Committee has the authority to retain, at Canopy’s expense, a compensation consultant only after taking into consideration the independence factors set out in Rule 5605(d)(3)(D) of the Nasdaq Rules (the “Compensation Committee Advisor Independence Factors”), to the extent applicable. For Fiscal 2023, after considering the Compensation Committee Advisor Independence Factors, the CGCN Committee directly retained Mercer (Canada) Limited (“Mercer”) as its compensation consultant.
For additional information with respect to the role of Mercer in the determination of executive compensation, please see “Compensation Discussion and Analysis,” including the information under the subsection entitled “Annual Oversight of Compensation.”
Responsibilities - Board Nominations. The CGCN Committee is responsible for: identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of Shareholders, other than the CBG Group Nominees. In carrying out the foregoing duties, the CGCN Committee consistently seeks to achieve a balance of knowledge, experience, diversity and capability on the Board. While the CGCN Committee has not established specific minimum qualifications for director candidates, it considers all pertinent factors that it deems appropriate, including diversity (See “Diversity, Equity and Inclusion” below), and believes that the Board should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business-related knowledge and experience at the policy-making level, (iv) have qualifications that will increase overall Board effectiveness, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. In evaluating and identifying candidates, the CGCN Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.
The CGCN Committee will also consider director nominations identified by Shareholders. Nominations by Shareholders must be provided in a timely manner and must include sufficient biographical information so that the CGCN Committee can appropriately assess the proposed nominee’s background and qualifications. In its assessment of potential candidates, the CGCN Committee will review the candidate’s character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of our business environment, acumen, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time. For a Shareholder to have his or her candidate considered by the CGCN Committee for inclusion as a director nominee at the 2024 annual meeting of Shareholders, Shareholder submissions of candidates for nomination to the Board must be submitted in writing to the Corporate Secretary of the Company at Canopy Growth Corporation, 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8. Potential nominees recommended by a Shareholder in accordance with these procedures will be considered and evaluated in the same manner as other potential nominees.
The CGCN Committee Charter is available on the Company’s website at www.canopygrowth.com/investors/governance/committees-charters/.
Compensation Committee Interlocks and Insider Participation
The following persons served as members of the CGCN Committee during Fiscal 2023: Robert L. Hanson, Theresa Yanofsky, David Lazzarato and James A. Sabia. No person who served as a member of the

CGCN Committee during Fiscal 2023 has served as an officer or employee of the Company, and no such person had any relationships with the Company of the type that is required to be disclosed under Item 404 of Regulation S-K. During Fiscal 2023, none of our executive officers served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of another entity one of whose executive officers served on the CGCN Committee or the Board.
Diversity, Equity and Inclusion
Over the course of Fiscal 2023, the Company has continued its journey towards creating greater equity in its workplace. We have undertaken the below noted steps to help us achieve our diversity, equity and inclusion (“DEI”) vision to: 1) develop a workforce of talent that reflects the communities and consumers we serve, and 2) create an inclusive environment where individuals from underrepresented groups feel welcomed, respected and valued based on their unique identities and perspectives.
To achieve these goals, we believe in investing in resources and integrating DEI strategies into our business efforts and priorities versus treating them solely as a standalone objective. As part of our initiatives, we have developed a multi-year strategy focused on the following four areas: 1) systems and accountability; 2) increased representation of underrepresented identities targeting support toward advancement of such individuals; 3) creating a culture of inclusion; and 4) increased education and awareness. As part of this work, several of our key activities are highlighted below:
•
Established employee resource groups (“ERGs”) focused on creating community and allyship for specific underrepresented identities, all of which have executive sponsors.

•
Increased training opportunities by piloting a six-month inclusive leadership program for our people leaders internationally.

•
Instituted a Canadian company-wide holiday for the Day of Truth and Recognition as a part of Canada’s overall initiatives towards Indigenous Reconciliation.

•
Launched expanded recognition day calendar for historically excluded groups with dates including, among others, Lunar New Year, Juneteenth, World Mental Health Day, Diwali and the Indigenous People’s Day.

•
All recruiters, human resource business partners and members of our Talent Management team received training on how to manage bias in hiring.

•
To increase diversity in our job candidate pipeline, we partnered with job boards and with external recruiting firms focused on recruiting people of color and other underrepresented groups.

•
Integrated tools to mitigate bias into year-end review and talent review processes.

Based on the feedback and recommendations from our 2020 DEI audit, along with guidance from our DEI leader, we are facilitating a DEI strategy that includes a variety of initiatives. Although we are early in the journey, we are investing time, resources and leadership engagement to achieve our desired results and achieve meaningful progress.
As of the date of this Proxy Statement, the Company has seven directors, two of whom are women, representing 29% of Board membership. None of the current directors are from any of the other “designated groups” (as defined in the Employment Equity Act (Ontario), namely women, members of visible minorities, Indigenous peoples and persons with disabilities (collectively, the “Designated Groups”). As of March 31, 2023, two of the Company’s executive officers are women, each of whom is a visible minority. None of the executive officers are from any of the other Designated Groups.
Ethical Business Conduct
The Board is responsible for promoting an ethical business culture and fostering an environment that places an emphasis on compliance. The Board monitors compliance, including through receipt by the Audit Committee, of reports of unethical behavior.

The Board has adopted a Code of Business Conduct and Ethics (the “Code”) for directors, officers (including our CEO, CFO and Chief Accounting Officer), employees and applicable third parties conducting work for or on behalf of the Company. The Code may be accessed on the Company’s website at www.canopygrowth.com/code-of-business-conduct-and-ethics/. The Code clearly defines how individuals working for or on behalf of the Company are expected to conduct themselves while representing the Company. Significant efforts are made to ensure all employees fully understand their responsibilities under the Code through training, leadership communications, certification requirements and awareness initiatives.
Directors, officers, employees and consultants are responsible for reporting situations of non-compliance with respect to breaches of law, regulation or company policy, including the Code, or other concerns related to ethics and business conduct of which they become aware to the Chair of the Board, CEO, Corporate Secretary or outside legal counsel. If any person chooses to remain anonymous, every effort is made by the Company to respect such a request.
The Company has a strict no retaliation policy for anyone who reports a violation in good faith, regardless of the accuracy of such a report. Furthermore, any allegation of reprisal is fully investigated by the Company.
The Board has also adopted a Whistleblower Protection Policy which establishes procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, auditing and other financial matters (collectively, “Accounting Irregularities”), any illegal acts or violations of the Code or any other policy of the Company, or applicable laws and regulations (collectively, “Wrongdoings”); and (ii) the submission by employees, officers and directors of the Company, on a confidential and anonymous basis, of concerns regarding any Accounting Irregularities and Wrongdoings.
The Board has also adopted a Disclosure Policy to ensure, among other things: (i) that the Company complies with timely disclosure obligations under securities laws and the regulations of the stock exchanges on which the Company’s securities are listed; (ii) that the Company prevents material misrepresentations made to the public; (iii) that the Company prevents the selective disclosure of material information” (as defined in the Disclosure Policy); (iv) that prompt corrected disclosure is made by the Company, if material information is undisclosed or if material misrepresentations are known to have been made publicly; and (v) that all communications to the public are informative, timely, factual, balanced, accurate and broadly disseminated.
The Board has also adopted an Insider Trading Policy to ensure, among other things: (i) that persons to whom the policy applies understand their obligations to preserve the confidentiality of undisclosed “Material Information” (as defined in the Insider Trading Policy); (ii) strict compliance by all insiders with all requirements relating to the reporting of insider trading and with respect to trading when in possession of undisclosed “Material Information”; and (iii) that individuals subject to scheduled and unscheduled blackout periods adhere to the restrictions on trading as set out in the Insider Trading Policy.

The Board has also adopted three new policies and updated existing policies after completing a thorough review of its corporate governance practices. The following table outlines updates to our policies:
Policy	Description
Clawback Policy	A policy adopted by the Board that provides for the recoupment of certain executive compensation, including but not limited to short- and long-term incentives, in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws.
Form 8-K Disclosure Compliance Policy	A policy adopted by the Board to help ensure timely disclosure of corporate events through a Form 8-K within four business days of the triggering event.
Regulation Full Disclosure (“FD”) Policy	A policy adopted by the Board, to be read in conjunction with the Company’s Disclosure Policy and to be administered by the Disclosure Committee. The Company’s policy, which reflects legal requirements, is that no one associated with the Company may make any disclosure of material nonpublic information about the Company to anyone outside of the Company who trades in or may be expected to trade in our securities, unless we disclose such information to the public at the same time.
Disclosure Policy	An updated version of the Disclosure Policy was adopted by the Board to, among other things, highlight the relationships between the Disclosure Policy, the Whistleblower Policy, Form 8-K Disclosure Compliance Policy and Regulation FD Policy, establish a mechanism for evaluating potential disclosures of cybersecurity incidents, as well as to provide more thorough list of the Disclosure Committee’s responsibilities.
Code of Business Conduct and Ethics	An updated version of the Code of Business Conduct and Ethics was adopted by the Board to, among other things, include more robust language related to integrity of records and compliance with sound accounting.
Anti-Bribery and Anti-Corruption Policy	An updated version of the Anti-Bribery and Anti-Corruption Policy was adopted by the Board and includes specific reference to relevant legislation, more detailed language on the Company’s commitment to such issues, as well as additional detail on impermissible behaviors.
Exercise of Independent Judgment – Conflicts of Interest
The Company is governed by the provisions of the CBCA, pursuant to which a director or officer of the Company must disclose to the Company in writing or by requesting that it be entered in the minutes of meetings of the Board, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the Company, if the director or officer: (a) is a party to the contract or transaction; (b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (c) has a material interest in a party to the contract or transaction. Except as otherwise permitted by the CBCA, an interested director cannot vote on any resolution to approve such contract or transaction.
Board and Committee Assessment
The Board is committed to regular assessments of its own effectiveness and that of its committees. The CGCN Committee is responsible for coordinating periodic assessments of the effectiveness of the Board, the Audit Committee and the CGCN Committee. Annually, the CGCN Committee makes recommendations to the Board regarding the process to be followed and the issues to be explored.

The Board addresses items raised both through the assessment process and through informal feedback as warranted. In Fiscal 2023, the Board has continued to expand its exposure to members of management, further enhanced its focus on key topics of strategic concern to the Company, and continued to develop its knowledge of the Company’s business functions through various presentations and discussions from internal business groups. However, as a result of the formation of Canopy USA and the expectation that, following the creation of the Exchangeable Shares, all of the CBG Group Nominees that are currently serving on the Board will resign, the Board did not conduct a formal assessment of its own effectiveness and that of its committees during Fiscal 2023 and anticipates that such function will be completed in connection with the appointment of new directors to fill the vacancies caused by the resignations of the CBG Group Nominees.
Orientation and Continuing Education
The CGCN Committee ensures that newly elected directors and committee members receive effective and comprehensive orientation, and that all directors are provided continuing education opportunities, both to maintain and enhance their skills and abilities as directors and, as applicable, committee members, and to ensure their knowledge and understanding of the Company’s business remains current.
Through its onboarding program, new directors are given the opportunity to meet with members of management to review the budget, forecast and strategic plan for the Company, as well as key corporate projects. When circumstances permit, a new director shall participate in a site tour and receive an overview of the past year of activities, the competitive landscape and insight into distribution channels.
In order to ensure that directors are knowledgeable in subjects related to the discharge of their duties as well as cannabis industry trends, the Company has addressed continuing education in its Corporate Governance Guidelines, which provide, among other things, that each director is expected to be involved in continuing director education on an ongoing basis to enable him or her to better perform his or her duties and to recognize and deal appropriately with issues that arise in connection therewith. The Board has adopted a Continuing Education Policy, which provides that the CGCN Committee will present the directors, from time to time throughout each fiscal year, with a variety of continuing education opportunities. The CGCN Committee may also invite external legal counsel and other external advisors of the Company to present at Board meetings on topics and trends facing companies in the cannabis industry. In addition, directors have access to the Company’s in-house and external legal counsel in the event of any questions or matters relating to their corporate and director responsibilities and to keep themselves current with changes in legislation. In Fiscal 2023, the Board was offered six education sessions, two of which were presented by external advisors and four of which were presented by various Company business units. These included a session on director fiduciary duties, changes to SEC compensation disclosure rules, product trends innovation in the Canadian cannabis market, changes to the U.S. cannabis regulatory landscape, overview of changes to the capital markets and shareholder sentiment in the cannabis sector, and brand performance and Canadian cannabis market dynamics. Sessions were held in-person and virtually and the majority were attended by all members of the Board.
These continuing education opportunities are in addition to any presentations by management or other Company employees on the Company’s ongoing operations either at Board meetings or organized separately.
The Board of Directors Continuing Education Policy is administered by the CGCN Committee and reviewed on an annual basis and revised as necessary.
Board Skills Matrix
The following skills matrix sets out skills and expertise that the Board considers important to fulfill its oversight role, the specific skills and expertise of each Nominee and reflects the current strengths of the Board as a whole.

Experience / Skill	Theresa Yanofsky	Robert L. Hanson	David Klein	Garth Hankinson	Judy A. Schmeling	James A. Sabia	David Lazzarato
Cannabis industry		√	√
Retail and consumer products industries	√	√	√		√	√	√
Real estate industry	√						√
Public company board experience	√	√	√		√		√
Public company CEO experience	√	√	√				√
CPA designation				√	√		√
Public Company CFO Experience			√	√	√		√
Corporate governance	√	√	√		√	√	√
Executive compensation	√	√			√	√	√
International business	√	√	√			√	√
Government relations		√				√	√
Strategic planning	√	√	√	√	√	√	√
M&A	√	√	√	√	√	√	√
Finance and capital markets		√	√	√	√		√
Legal and regulatory		√					√
HR and labor relations	√					√	√
Marketing	√	√				√
Operations	√	√			√	√
Information technology	√	√	√		√	√	√
Distribution Networks						√
Director Term Limits
In order to ensure that the interests of directors are fully aligned with those of the Company, directors shall be required to retire from the Board at the age of 75 in accordance with the Company’s Mandatory Director Retirement Age Policy. One year prior to a given director attaining the age of 75, the CGCN Committee will begin the process of identifying a suitable replacement for the retiring director. In exceptional circumstances, the CGCN Committee may recommend to the Board to exempt a director from the application of the Mandatory Director Retirement Age Policy.
Anti-Hedging & Insider Trading Policy
Pursuant to the Company’s Insider Trading Policy, the executive officers and directors are not permitted to enter into any transaction that has the direct or indirect effect of offsetting the economic value (hedging) of any interest in any security of the Company. This includes the purchase of financial instruments such as variable prepaid forward contracts, equity swaps, collars or units of exchange funds that are designed to hedge or offset a decrease in the market value of securities. To the Company’s knowledge, no executive officer or director of the Company has entered into any such transaction or purchased such a financial instrument.
The Board has also adopted an Insider Trading Policy to ensure, among other things: (i) that persons to whom the policy applies understand their obligations to preserve the confidentiality of undisclosed “Material Information” (as defined in the Insider Trading Policy); (ii) strict compliance by all insiders with all requirements relating to the reporting of insider trading and with respect to trading when in possession of undisclosed “Material Information”; and (iii) that individuals subject to scheduled and unscheduled blackout periods adhere to the restrictions on trading as set out in the policy. The Company seeks to discourage its employees from frequent buying and selling of securities for the purpose of realizing short term profits and to acquire securities as long term investments only. For greater detail on the insider trading policy please refer to the website at https://www.canopygrowth.com/investors/governance/articles-bylaws-policies/.
Succession Plan
In accordance with the Corporate Governance Guidelines, the Company has adopted a succession plan in order to lessen disruption and provide direction in the event of an extended absence or departure of the CEO or another member of executive management. By outlining the strategic direction of the Company, integrating strategies and embedding accountability, the succession plan is designed to ensure a smooth transition across the Company. The succession plan includes specific strategies for addressing either a short-term, long-term, or permanent absence of the CEO or other member of the executive management team. It is the responsibility of the CGCN Committee, in consultation with the executive management team and the Chief Human Resources Officer (“CHRO”), to suggest further mechanisms to minimize the impact of an unforeseen absences or vacancies in key roles and to ultimately make a recommendation to the Board to fill the vacancy. Pursuant to the Corporate Governance Guidelines, the CGCN Committee is required to annually review and report to the Board on succession planning, which must include emergency CEO succession, CEO succession in the ordinary course and succession for other members of management.
Share Ownership Guidelines
For the purpose of strengthening the alignment of the interests of the Company’s executive officers and non-employee directors with those of the other Shareholders, the Company approved written Share Ownership Guidelines in August 2020, and they were amended in May 2021 (the “Guidelines”). In accordance with the Guidelines, executive officers as well as certain other members of senior management are expected to hold share interests valued at the multiples of annual base salary by the end of an initial five-year accumulation period, beginning on the later of (i) the date of approval of the Guidelines; or (ii) the date on which the Guidelines become applicable to a given director or officer following their appointment to such position, and to maintain such an ownership level thereafter. The following details the guidelines applicable to the executive officer positions currently held as of March 31, 2023:
Title	Guidelines
Chief Executive Officer	five times base salary
Chief Financial Officer	three times base salary
Chief Legal Officer	three times base salary
Chief Human Resources Officer	three times base salary
Chief Strategy Officer	three times base salary
Directors are expected to hold share interests valued at two-and-a-half times their annual cash board retainer by the end of an initial five-year accumulation period and to maintain such an ownership level thereafter. These Guidelines do not apply to the CBG Group Nominees who are also employees of CBI as these directors have waived their director fees. For purposes of the Guidelines, share interests include, among other things, Shares, restricted stock and unvested restricted stock units.
In instances where an officer or director has not achieved the Share ownership level established by the Guidelines within the initial five-year accumulation period, the CGCN Committee will review the matter with such officer or director to determine an appropriate remedy in light of the principles of these Guidelines. The CGCN Committee will annually review and assess the adequacy of the Guidelines and adopt any changes it deems necessary.
Communication with the Board
The Company values input from its Shareholders and is respectful of their right to communicate any concerns they may have to leadership of the Company. Considering the above, Shareholders or other interested parties may arrange to communicate directly with members of the Board or committees of the Board, the

Chair of the Board, a Chair of a committee of the Board or the Board or committees of the Board as a group by writing to them in the care of the Board of Directors, Canopy Growth Corporation, 1 Hershey Drive, Smiths Falls, ON, K7A 3K8. We will forward all such communications (other than unsolicited advertising materials) to the applicable members of the Board or committees of the Board. The Company reserves the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to Board or committee matters or that are otherwise inappropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of the Company
The following table sets forth information, based on data provided to us or filed with the SEC, with respect to beneficial ownership of our Shares as of June 30, 2023 for:
•
all persons known by us to own beneficially more than 5% of our outstanding Shares;

•
each of our NEOs named in the Summary Compensation Table included under “Executive Compensation” herein;

•
each of our directors; and

•
all of our current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Generally, a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power of that security, including any securities that a person has the right to acquire beneficial ownership within 60 days. Except as otherwise indicated, all persons listed below have sole voting power and dispositive power with respect to the Shares beneficially owned by them, subject to applicable community property laws.
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class
Greater than 5% Shareholders
CBI Group	311,244,711	(3)	40.6%

Directors, Nominees and Named Executive Officers
Judy A. Schmeling	55,939	(4)	*
Robert L. Hanson	3,367	(5)	*
David Klein	1,860,510	(6)	*
David Lazzarato	17,170	(7)	*
Garth Hankinson	-		-
James A. Sabia	1,500	(8)	*
Theresa Yanofsky	21,281	(9)	*
Judy Hong	165,000	(10)	*
Christelle Gedeon	87,387	(11)	*
Current Directors and Executive Officers as a Group (9 persons)	2,324,355		*
* Less than 1%.
Notes:
(1)
Except as otherwise indicated, the address for each Shareholder listed is c/o Canopy Growth Corporation, 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8.

(2)
The percentages above are based on 626,727,549 Shares outstanding as of June 30, 2023. In accordance with the rules of the SEC, Shares that may be issued upon the exercise of or vesting of derivative securities (such as a stock options or of restricted stock units) within 60 days of June 30, 2023 are deemed to be beneficially owned by the person holding such stock options or restricted stock units and are treated as outstanding for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(3)
Consists of 66,999,258 Shares held by Greenstar, 104,500,000 shares held by CBG and 139,745,453 Share purchase warrants held by CBG that are exercisable within 60 days of June 30, 2023. According to the Schedule 13D/A (Amendment No. 10) (“13D/A#10”) filed with the SEC on April 17, 2023 by CBG,

Greenstar II LLC (“GII”), Greenstar II Holdings LLC (“GIIH”), Greenstar, Greenstar Canada Investment Corporation (“GCIC”), Constellation Brands Canada Holdings ULC (“CBCH ULC”), Constellation Capital LLC (“CC LLC”), Constellation International Holdings Limited (“CIHL”) and CBI, each of Greenstar, GCIC, CBCH ULC, CC LLC and CIHL has shared voting and dispositive power over 66,999,258 Shares and CBI has shared voting and dispositive power over 311,244,711 Shares. Pursuant to the Consent Agreement, CBG is expected to surrender for cancellation the warrants held by CBG to purchase 139,745,453 Shares. Other than information relating to the CBI Group’s percentage of beneficial ownership, the foregoing information is based solely on the information provided in 13D/A#10. This beneficial owner’s address is 207 High Point Drive, Victor, New York 14564.
(4)
Consists of Shares held directly by Ms. Schmeling.

(5)
Consists of Shares held directly by Mr. Hanson.

(6)
Consists of 172,656 Shares held directly by Mr. Klein and 1,687,854 options that could be exercised within 60 days of June 30, 2023.

(7)
Consists of Shares held directly by Mr. Lazzarato.

(8)
Consists of Shares held jointly with Mr. Sabia’s spouse in the James A. Sabia and Brooke M. Sabia Trust.

(9)
Consists of Shares held directly by Ms. Yanofsky.

(10)
Consists of 2,992 Shares held directly by Ms. Hong and 162,008 options that could be exercised within 60 days of June 30, 2023.

(11)
Consists of options that could be exercised within 60 days of June 30, 2023 by Dr. Gedeon.

COMPENSATION DISCUSSION AND ANALYSIS
Throughout this Compensation Discussion and Analysis (“CD&A”), we describe our executive compensation philosophy, program and decisions made in Fiscal 2023 for our named executive officers, as such term is defined by the SEC and National Instrument 51-102 — Continuous Disclosure Obligations (“NEOs”). For a complete understanding of the executive compensation program, this disclosure should be read in conjunction with the Summary Compensation Table and other executive compensation-related disclosure included in this Proxy Statement.
For Fiscal 2023, the Company’s NEOs included the CEO, CFO, the new CLO, and former Chief Commercial Officer (“CCO”) as follows:
Name	Title
David Klein	Chief Executive Officer
Judy Hong	Chief Financial Officer
Christelle Gedeon	Chief Legal Officer
Julious Grant	Former Chief Commercial Officer
Fiscal 2023 Performance Highlights
Fiscal 2023 was a year of deliberate actions taken to transform nearly every aspect of how Canopy operates; necessary actions that ensure the Company is on a path to becoming a brand-led, profitable and asset-light player in the Canadian and emerging global cannabis markets and North American sports hydration markets for the long term. Highlights for Fiscal 2023 include:
•
Since the beginning of Fiscal 2023, the Company has taken firm action to transform its Canadian cannabis business to reduce costs and enable growth and profitability. Changes include the announcement in the fourth quarter of Fiscal 2023 of the Company’s transition to an asset-light model in Canada by exiting cultivation at its 1 Hershey Drive, Smiths Falls, Ontario facility, ceasing the sourcing of flower from the Mirabel, Quebec (facility, and moving to third-party sourcing of cannabis beverages and edibles.

•
The Company completed the divestiture of its national retail operations in the third quarter of Fiscal 2023, which included the Company’s sale of 28 Tweed and Tokyo Smoke branded retail stores.

•
The Company’s Canadian medical cannabis revenue in the fourth quarter of Fiscal 2023 increased 6% year-over-year in a declining market and Canadian adult-use cannabis B2B revenue in the fourth quarter of Fiscal 2023 was sequentially flat to the third quarter of Fiscal 2023.

•
The Company’s focus on improving flower quality has driven a strong resurgence of the Tweed brand in Fiscal 2023 with the brand rising to the #9 brand spot in the Canadian adult-use market (all formats) in the fourth quarter of Fiscal 2023, up from the #16 spot in the fourth quarter of Fiscal 2022. Tweed brand flower sales in the fourth quarter of Fiscal 2023 increased by approximately 48% sequentially, driven by strong demand for Kush Mints and Tiger Cake flower and pre-rolled joint product offerings.

•
In Fiscal 2023, Canopy returned to be a market share leader in the extracts category (soft gels, vapes, infused pre rolled joints); our THC and cannabidiol extract oils and softgels are #1 in Canada and serve a loyal consumer base, who often repeatedly use the same extract product & brand(s) as a part of their daily wellness routine.

•
Amidst all the operational changes in Fiscal 2023, Canopy completed a SKU rationalization removing 50% of our SKU portfolio to rejuvenate our core and creative disruptive new products. The Company focused on delighting consumers with high quality premium and mainstream priced cannabis products that raise consumer expectations in terms of color, bud size, fragrance and bold flavor, instead of focusing on the low/unprofitable value segment.

•
In the third quarter of Fiscal 2023, the Company announced a strategy to accelerate its entry into the U.S. cannabis industry and unleash the value of its full U.S. cannabis ecosystem through the creation of Canopy USA, a new U.S.-domiciled holding company. Canopy USA holds U.S. cannabis investments previously held by Canopy, which will enable it to exercise rights to acquire Acreage, Wana and Jetty.
•
In July 2022, BioSteel Sports Nutrition Inc. (“BioSteel”) announced a partnership with the National Hockey League (“NHL”) and National Hockey League Players Association (“NHLPA”), with BioSteel becoming the official sports drink of the NHL. BioSteel tripled its market share to over 12% in its hometown Canadian markets in Fiscal 2023 and BioSteel expanded its U.S. physical presence in store in Fiscal 2023 to over 32,000 stores across the United States.

•
The growing global medical and emerging adult-use market is one that Canopy continued to expand its foothold in Fiscal 2023. Canopy’s combined revenue in Europe and Australia delivered over 50% revenue growth in Fiscal 2023 as compared to Fiscal 2022, led by strong growth in the Australian medical market with expanded patient sales of Storz & Bickel medical devices as well as oil and soft gel extract products.

•
Canopy’s Storz & Bickel growth strategy of expanding stationary and handheld vaporizer device sales in existing and new markets remains relevant. The Storz & Bickel team increased investment in Fiscal 2023 in research and development and sales and marketing expenses to deliver disruptive handheld device innovation into the global market in the second half of Fiscal 2024 along with a broadened U.S. salesforce to drive revenue growth.

Objectives and General Principles of the Compensation Program
The Company’s compensation philosophy is based on attracting, retaining and motivating employees with incentives aligned with corporate strategic objectives and the interests of Shareholders, while effectively managing risk and broader stakeholder considerations. The Company believes that an effective compensation program, founded on the following principles, is key to building long-term shareholder value:
Attracting, Retaining and Motivating Talent in Key Markets	Alignment with Corporate Strategic Objectives	Alignment with Shareholders’ Interests	Effective Risk Management

Total compensation, inclusive of base, short-term, and long-term incentives, are benchmarked against talent in markets in which the Company competes for talent, both inside and outside the Company’s industry. The approach seeks to ensure that the Company’s talent acquisition efforts remain in line with market standard and practice while the sector seeks to balance unique interplay of the sector being a high-growth sector but maturing in certain markets where the sector is experiencing significant market changes.
Awards are linked to the Company’s short-term and long-term strategic objectives, and pay programs are aligned with our pay-for-performance philosophy.
A significant component of total compensation consists of equity-based compensation that is “at risk,” where executives are rewarded for contributing to a higher return on Shareholders’ investment and are equally negatively impacted by delivering lower Shareholder returns. Together our minimum Share Ownership Policy, the use of equity-based compensation ensures that employees are material owners of the Company’s equity are aligned with the interests of Shareholders.

The compensation structure encourages the Company’s management to take responsible risks and to manage those risks appropriately through the use of a balanced scorecard which rewards employees to balance financial performance and individual achievement. More details regarding risk management can be found within “Executive Compensation Risk Management.”

Target Pay Positioning
For NEOs, total target direct compensation is set by reference to the 50th percentile to 75th percentile of relevant publicly-traded peers, weighted more heavily towards long-term equity-based compensation. Positioning relative to these percentiles will depend upon the role, responsibilities, experience, and contributions of each NEO, as well as the comparability to the peer incumbents, and may fall outside these percentiles based on informed judgment. Recognizing that the Company is a North American organization with senior executives located in both Canada and the United States, the dual peer group approach (the Canadian Consumer-Focused Group and the U.S. CPG and Pharmaceutical Group) is used for benchmarking and target setting purposes to reflect competitive pay levels in both jurisdictions, as appropriate.
During Fiscal 2023, given the strategic shifts in the Company’s footprint and operational approach to an “asset-light” model, the increased presence in certain international markets and the announcement of the creation of Canopy USA, the CGCN Committee undertook a significant review of the Company’s peer group with its independent compensation advisor, Mercer (see below under “Peer Group”).
Annual Oversight of Compensation
Role of the CGCN Committee and Board
The CGCN Committee supports the Board’s responsibilities relating to executive compensation, including the annual review and approval of NEO compensation, and recommending CEO compensation to the Board for approval. For CEO compensation, the CGCN Committee works with its independent compensation advisor, Mercer, and is supported by the Company’s CHRO, to develop compensation and related recommendations to the Board. For the compensation of all other NEOs and senior officers, the CGCN Committee reviews recommendations from the CEO and CHRO, and then makes recommendations to the Board. The CGCN Committee also reviews various aspects of the compensation program as appropriate and makes recommendations to the Board on any changes to incentive design. The Board reviews the CGCN Committee’s recommendations and provides final approval on compensation related proposals. The process and timeline of the CGCN Committee’s annual activities are noted below.
Role of the Compensation Consultant
In January 2023, the CGCN Committee secured the engagement of third-party advisor, Mercer, to provide independent advice on executive compensation, including the alignment of Canopy’s compensation policies and practices with its executive compensation philosophy and related governance matters. The nature and scope of services provided by Mercer to the CGCN Committee during Fiscal 2023 included the review, support, and advice on:
•
The Company’s compensation philosophy

•
The development of Canopy’s new peer group

•
Compensation levels for Canopy’s NEOs and other executive roles

•
Short-Term Incentive Plan metrics, weightings, and target setting

•
Long-Term Incentive Plan mix of vehicles and related performance metrics

•
Compensation disclosure and other governance matters

•
Management-prepared materials and recommendations in advance of CGCN Committee meetings

•
Attendance at CGCN Committee meetings as requested

The CGCN Committee considers, among other information, the advice provided by Mercer in making its executive compensation decisions and recommendations to the Board; however, it may or may not follow Mercer advice in making such decisions.
Any other services, not related to executive or director compensation, and recommendations provided by Mercer or its affiliates to the Company require approval from the Chair of the CGCN Committee. The CGCN Committee has considered the independence of Mercer and has not identified any conflicts of interests regarding their services or employees.
Role of CEO and CHRO
The CEO and CHRO support the CGCN Committee in its compensation work. The CEO and CHRO make recommendations to the CGCN Committee on NEO and top executive officer compensation, and the CHRO supports the CGCN Committee in developing recommendations to the Board on CEO compensation. The CHRO also makes recommendations and provides information to, and answers questions from, the CGCN Committee as it fulfills its responsibilities regarding executive compensation. None of the Company’s NEOs make recommendations directly to the CGCN Committee regarding their own compensation.
Components of Compensation & Key Decisions for Fiscal 2023
Summary of Compensation Elements
The Company’s compensation program applies to all employees. However, the component mix varies by role within the Company, and may consist of components of the following:
	Pay Element		Description & Objective
Fixed	Annual	Base Salary	• Fixed component of executive pay, used to determine other elements of compensation and benefits • Provides predictable compensation for day-to-day services
Performance-Based	Annual	Short-Term Incentives
•
Annual cash bonus awarded based on the achievement of defined financial and non-financial annual objectives

•
Varies depending on the level of actual performance to incentivize the achievement of short-term objectives

	Long-Term	Stock Options
•
Provided annually and intended to align recipient with shareholder value creation, as well as to drive retention of key employees

•
No value to recipient unless shareholder value created from time of grant

		Share-based Awards including PSUs and	• Provided annually to align recipient with shareholder value creation, incentivize achievement of defined long-term objectives, and to drive retention of key employees

	Pay Element		Description & Objective
RSUs
•
Previously granted performance share units (“PSUs”) cliff vest on the third anniversary of grant based on continued service and achievement relative to defined objectives

•
Fiscal 2022 and Fiscal 2023 PSUs include objectives tied to “Relative Total Shareholder Return” (TSR) and AEBITDA (More Details: Long Term Incentive”)

•
Restricted stock units (“RSUs”) vest equally over three years from the date of grant based on continued service

Other	Annual	Benefits
•
Provided annually as a fixed component of executive benefits

•
Benefit coverage offered includes group health care, dental, vision, health spending account, Flexible Spending Account (FSA), life insurance, accidental death and dismemberment insurance, and short and long term disability coverage. Coverage varies by the country in which the employee resides.

•
Eligible to participate in our current 401(k) or Canadian Group Retirement Savings Plan

•
Annual product allowance

•
Certain NEOs are entitled to a perquisite for travel pursuant to their employment agreements

•
Certain NEOs may be entitled to a lump sum in a deferred retirement plan pursuant to their employment agreements

*
Adjusted EBITDA is calculated as the reported net loss, adjusted to exclude income tax recovery (expense); other income (expense), net; loss on equity method investments; share-based compensation expense; depreciation and amortization expense; asset impairment and restructuring costs; and charges related to the flow-through of inventory step-up on business combinations, and further adjusted to remove acquisition-related costs.

A significant portion of our NEOs’ compensation is variable and linked to performance against short-term financial and individual objectives, as well as Share price performance and long-term financial objectives. The following charts illustrate our CEO’s Fiscal 2023 target total direct compensation (“TDC”) mix.

Base Salary
Base salary forms the basis for attracting talent and remaining competitive with the market. Base salary is set by the Company based on market rates for similar positions and each executive’s expected contribution and past performance. For all NEOs with exception for the CEO, the CEO and the CHRO develop salary recommendations based on: (i) approved benchmarking provided by the Company’s independent compensation consultant (Mercer); and (ii) market survey data. CEO base salary recommendations to the Board are prepared by the CGCN Committee and are based on approved benchmarking data. All base salaries for senior executives are reviewed and approved by the Board. The following table illustrates base salary details for our NEOs.
Individual	Fiscal 2022 Annual Base Salary	Fiscal 2023 Annual Base Salary	% Change
David Klein	$975,000	$975,000	0%
Judy Hong	$283,744	$395,000(1)	39.2%
Christelle Gedeon	N/A	$366,854(2)	N/A
Julious Grant	$509,750	$531,000(3)	4.16%

(1)
On March 31, 2022, the Company announced the appointment of Ms. Hong as the Company’s permanent CFO.

(2)
Christelle Gedeon was hired on August 1, 2022 at C$485,000.

(3)
Julious Grant’s engagement with the Company was terminated effective December 16, 2022.

Short-Term Incentives
All NEOs who were employed by the Company at the end of Fiscal 2023, participated in the Company’s short-term incentive plan (the “STIP”) which provides an annual cash incentive based on performance relative to defined financial and individual objectives. The STIP is a leveraged bonus design, where executives may earn between 0% and 200% of the target bonus opportunity (“target”), which is defined as a percentage of base salary for each executive.
Plan Design
For our NEOs, the STIP is linked to a combination of corporate financial and individual objectives and is structured as follows:
Fiscal 2023 Target Award Levels
Under the STIP pursuant to their respective employment agreements, each NEO has a target award expressed as a percentage of base salary. They may receive no payout for performance at or below threshold level, and a maximum payout of 200% of target for performance at or above maximum objectives. The threshold, target, and maximum awards for our NEOs are as follows:
Individual	Below Threshold (% of salary)	Target (% of salary)	Maximum (% of salary)
David Klein | CEO	0%	125%	250%
Judy Hong | CFO	0%	75%	150%
Christelle Gedeon | CLO	0%	75%	150%
Julious Grant | Former CCO	0%	75%	150%

Fiscal 2023 STIP Performance Criteria & Results
Per the Company’s STIP initially adopted by the Board for Fiscal 2021, the performance of the Company’s executive leadership team, including the NEOs, was assessed based on predetermined criteria that were established and approved by the Board at the beginning of the fiscal year. For Fiscal 2023, all NEOs were assessed against corporate financial and individual objectives approved by the Board. These objectives were weighted as outlined in the below table.
In Fiscal 2022, the Company did not achieve the threshold performance levels on its financial metrics. As such, the Board provided a nil payout for executives, including the CEO. The CGCN Committee affirmed that while the executive leadership team performed well in progressing the Company’s revised strategy and reorientation towards a path of reduced financial losses and sustained success, corporate financial results did not meet the expectations set at the beginning of the year.
For Fiscal 2023, based on the Company’s performance against the financial metrics set forth in the 2023 STIP, the key employees and member of the executive management committee (“EMC”), including the NEOs, would have been paid out at 23% of target. However, the CGCN Committee and Board engaged in extensive discussions regarding the achieved results, including unforeseen business conditions impacting the original targets as well as uncertainty within the cannabis sector, and considered retention concerns across the NEO and broader employee population. For Fiscal 2023, the Board, based on the recommendation of the CGCN Committee, awarded a discretionary bonus based on adjusted performance metrics in recognition of the significant progress the Company had made towards reducing the financial losses, the divestiture of significant assets of the business including several facilities and the Company’s retail operation, transforming the business to an asset light model, and the creation of Canopy USA. In determining the quantum, the Board equally considered retention of key employees and the EMC members, in view of the lack of bonus awarded in the prior fiscal year, ensuring continuity of ongoing operations during this time of significant change within the business. While the final achievement below represents an increase over what would have been achieved based on the original target performance metrics, they remain significantly below the full target incentive values for active NEOs and EMC members. Based on the described consideration, the Board awarded a final achievement payout of 56.4% of annual target.
Fiscal 2023	Canopy Adjusted EBITDA(1)	Canopy Revenue	Free Cash Flow(2)	Individual	Total
Objective Weighting	35%	35%	20%	10%	100%
Achievement Against Applicable Metric Based on Adjusted Financial Performance Metrics	56.3%	0%	83.7%	200%	-
Weight X Achievement	19.70%	0%	16.74%	20%	56.44%

(1)
Adjusted EBITDA is calculated as the reported net loss, adjusted to exclude income tax recovery (expense); other income (expense), net; loss on equity method investments; share-based compensation expense; depreciation and amortization expense; asset impairment and restructuring costs; and charges related to the flow-through of inventory step-up on business combinations, and further adjusted to remove acquisition-related costs.

(2)
Free cash flow is calculated as net cash provided by (used in) operating activities less purchases of and deposits on property, plant and equipment.

Fiscal 2023 STIP Payouts
For Fiscal 2023, the Board approved the following cash bonuses to the NEOs based on actual performance relative to the defined STIP objectives:

Individual	Target (% of salary)	Payout Factor (% of target)	Bonus Payout (USD)(3)
David Klein | CEO	125%	56.4%	$687,711(3)
Judy Hong | CFO	75%	56.4%	$167,167(3)
Christelle Gedeon | CLO	75%	56.4%	$103,362(1)(3)
Julious Grant | Former CCO	75%	N/A	$131,015(2)(3)

(1)
Dr. Gedeon’s short-term incentive is pro-rated from her hire date of August 1, 2022 will be paid in C$ at C$136,649.

(2)
Mr. Grant’s engagement with the Company was terminated effective December 16, 2022 and Mr. Grant is to receive a pro-rated short-term incentive payout in accordance with his termination agreement.

(3)
Fiscal 2023, STI payments are expected to be paid by June 30, 2023.

New for Fiscal 2024 STIP Design
For Fiscal 2024, the Board, based on the recommendation of the CGCN Committee, determined to retain the broad structure of the STIP design used in Fiscal 2023, with slight modifications to align the relative weighting of the quantitative and qualitative objectives with market practice. The financial performance will be weighted at 45%, based on Adjusted EBITDA and 25% based on Revenue. The qualitative performance component will be weighted at 30% of the total, which is consistent with peer practices and places more emphasis on measurement of key business objectives.
Long Term Incentives
Summary of Principal Terms of Long-Term Incentive Plan (“LTIP”) Instruments
The table below summarizes the principal terms of our stock options (“Options”), PSUs and RSUs.
	Share-Based Awards		Options
	PSUs	RSUs
Purpose
•
PSUs represent compensation to incentivize executives to achieve long-term objectives of the Company, as well as to align executives’ interests with those of Shareholders

•
PSUs are considered “at risk” as the ultimate value vested depends on Share price and the level of execution and completion of predetermined performance targets

• RSUs represent compensation to incentivize executives to achieve long-term objectives of the Company, to retain executives, as well as to align executives’ interests with those of Shareholders
•
Options represent compensation that is intended to align executives’ interests with those of Shareholders by providing executives with the opportunity to become Shareholders

•
These are considered entirely “at risk” because the value of Options rises (and may fall) in conjunction with the market price of Shares where the change in Share prices is deemed an indirect measure of overall performance by the Company and

	Share-Based Awards		Options
	PSUs	RSUs
the execution on key performance metrics by the Company’s employees and executives.
Form of Award	• PSUs represent notional Shares, the value of which track the value of the Shares on the TSX	• RSUs represent notional Shares that track the value of the Shares on the TSX	A holder of vested Options may acquire Shares at the exercise price established on the date of grant of such Options which is equal to the closing price of the Shares on the TSX on the date of grant
Vesting
•
PSUs vest on the 3rd anniversary of the date of grant based on continual employment and the achievement of predetermined performance targets, effective upon the Board’s approval of the financial statements for the financial year immediately preceding the vesting date

		• RSUs vest on the 1st, 2nd, and 3rd anniversaries of the date of the grant, with one third of the number of granted RSUs vesting on each date	• Options vest on the 1st, 2nd, and 3rd anniversaries of the date of the grant, with one third of the number of granted Options vesting on each date
Settlement	• PSUs will, at the Board’s discretion, be settled in either cash, in Shares purchased from the open market, or in Shares issued from treasury	• RSUs will, at the Board’s discretion, be settled in either cash, in Shares purchased from the open market, or in Shares issued from treasury
•
The value of a vested Option is the difference between its exercise price and the closing price of the Shares on the TSX on the date prior to the date of exercise

•
All Options are settled in Shares issued from treasury

Fiscal 2023 LTIP Design
All EMC members, including NEOs, who were employed by the Company at the start of Fiscal 2023, participated in the Company’s LTIP. Initially adopted by the Board for Fiscal 2021, the Company’s executive leadership team, including the NEOs, receive annual long-term incentive (“LTI”) grants composed of 50% Options and 50% PSUs. The vesting of PSUs was based on: (i) Relative Total Shareholder return (“Relative TSR”) (50% weight) against a custom group of cannabis industry peers approved by the Board; and (ii) Adjusted EBITDA performance (50% weight) against predetermined targets established at the beginning of the fiscal year, as recommended by the CGCN Committee and approved by the Board.

PSUs provide compensation that is conditional on the achievement of pre-determined, multi-year performance criteria. The number of PSUs that vest is moderated higher or lower based on performance related to (i) Canopy’s Relative TSR versus a custom cannabis industry peer group and (ii) absolute Adjusted EBITDA objectives.
For each of the Relative TSR and Adjusted EBITDA metric, performance is measured using an “umbrella” approach, whereby both annual performance (20% weighting per year) and three-year cumulative performance (40% weighting) are measured independently to determine overall PSU vesting at the end of the three-year performance period.
The following table sets forth the cannabis industry peers against which Canopy’s TSR is measured for the purposes of the Fiscal 2022 and Fiscal 2023 LTIP. Also outlined below is the assessment framework used to measure Relative TSR performance.
Relative TSR Peers
Curaleaf Holdings
Green Thumb Industries
Tilray
Cronos Group
Sundial Growers
Aurora Cannabis
OrganiGram Holdings
HEXO
Charlotte’s Web Holdings
The Valens Company
Percentile vs. Relative TSR Peers	Performance Multiplier(1)
Greater than or equal to the 75th percentile	1.5x
50th percentile	1x
Less than or equal to the 25th percentile	0.5x

(1)
Interpolated on a linear basis in between

Fiscal 2023 | Annual Long Term Incentive Award Grant Issuance
The NEOs received the following grants in respect of their annual LTI on June 14, 2022:
Individual	Option (#)	Share-Based Awards (#)
David Klein | CEO	997,876	498,938
Judy Hong | CFO	303,201	151,600
Christelle Gedeon | CLO(1)	N/A	N/A
Julious Grant | Former CCO	407,594	203,797

(1)
Dr. Gedeon was hired on August 1, 2022 and did not participate in the award grant on June 14, 2022.

Each of the Options granted has a six-year term, subject to earlier termination upon the occurrence of certain events related to termination of employment, as specified in the form of option agreement pursuant to which the Options were granted (the “Option Grant Agreement”). One-third of the Options become exercisable on each of the first, second and third anniversaries of the date of grant, subject to the terms of the Option Grant Agreement. The Options will continue to vest upon the Retirement (as that term is defined in the Option Grant Agreement) of the recipient at any time after December 14, 2022 and prior to June 14, 2025, and will vest 30 days after the recipient’s service with Canopy terminates due to the recipient’s death or Disability (as that term is defined in the Option Grant Agreement). The exercise price of each Option is C$4.84 (US$3.74 converted at Bloomberg spot rate for June 14, 2022), which is equal to the closing price of the Shares on the TSX on June 14, 2022.
The Share-based Awards detailed above were granted in the form of PSUs. The number of PSUs granted represents 100% of the target number of PSUs. The minimum PSU award is equal to 50% of the target number of PSUs, and the maximum PSU award is 150% of the target number of PSUs. The number of PSUs which will vest at the end of the three-year period will be based on two metrics: (i) Relative TSR and, (ii) Adjusted EBITDA, with each weighted at 50%. The performance periods for each metric will consist of three one-year periods (Fiscal 2023, Fiscal 2024 and the fiscal year ending March 31, 2025) and a three-year cumulative period beginning on April 1, 2022 and ending on March 31, 2025, each measured independently of one another. The PSUs will cliff vest after three years from the date of grant and the number of units vesting will vary based on performance over the defined performance periods relative to Board-approved performance targets.
The terms and conditions of vesting are detailed under “Fiscal 2023 PSU Metric Details and Certification Results.” Unvested PSUs are subject to forfeiture upon the occurrence of certain events related to termination of employment, as specified in the form of agreement pursuant to which the PSUs were granted (the “PSU Grant Agreement”). A participant may vest in their right to receive the applicable number of PSUs if the participant remains in continuous employment with the Company or any of its subsidiaries until June 14, 2025. In the event a U.S. resident recipient of PSUs retires (as the term “Retirement” is defined in the PSU Grant Agreement) at any time after December 14, 2022 and prior to June 14, 2025, vested awards are payable on a pro rata basis (as set forth in the PSU Grant Agreement applicable to U.S. residents). For U.S. residents, PSUs will vest 30 days after the recipient’s service with Canopy terminates due to the recipient’s death or Disability (as that term is defined in the PSU Grant Agreements applicable to U.S. residents), subject to the terms of the PSU Grant Agreements applicable to U.S. residents.
Fiscal 2023 PSU Metric Details and Certification Results
Based on the Company’s performance in Fiscal 2023, the CGCN Committee recommended the Board certify the following achievement factor:
•
50% for the Adjusted EBITDA targets set forth during the Fiscal 2022 PSU grant

•
50% for the Adjusted EBITDA targets set forth during the Fiscal 2023 PSU grant

•
50% for the Total Shareholder Return targets for both the Fiscal 2022 and Fiscal 2023 PSU grants

Total Shareholder Return
Targets	TSR Return Since 03/31/22
Canopy	-76%
Objective	Multiplier
>75 Percentile	1.5X
50 Percentile	1X
<25 Percentile	.5X
Canopy Percentile	25th
Achievement Factor	50%
Adjusted EBITDA
Adjusted EBITDA (‘000s of CDN)	Fiscal 2023 Results
Adjusted EBITDA	(349,669)
Fiscal 2022 PSU Targets
Threshold	(45,000)
Target	50,000
Maximum	145,000
Fiscal 2022 Grant Achievement	50%
Fiscal 2023 PSU Targets
Threshold	(350,000)
Target	(275,000)
Maximum	(198,000)
Fiscal 2023 Grant Achievement	50%

November 22, 2022 | One-Time Option Award Grant Issuance
Canopy announced our launch into the U.S. cannabis market in October 2022 through the creation of Canopy USA. The Company also recently made changes to our EMC to streamline our leadership team. Given the increased workload from the smaller management team, and to retain our key executives, the CGCN Committee decided to grant a one-time retention award of stock options to EMC members on November 22, 2022 in the following amounts:
Individual	Number of Options
David Klein | CEO	374,249
Judy Hong | CFO	374,249
Christelle Gedeon | CLO	49,900
Julious Grant | Former CCO	N/A
Each of the Options granted above has a six-year term, subject to earlier termination upon the occurrence of certain events related to termination of employment, as specified in the applicable Option Grant Agreement. One-third of these Options become exercisable on each of the first, second and third anniversaries of the date of grant, subject to the terms of the Option Grant Agreement. The Options will continue to vest upon the Retirement (as that term is defined in the Option Grant Agreement) of the recipient at any time after May 22, 2023 and prior to November 22, 2025, and will vest 30 days after the recipient’s service with Canopy terminates due to the recipient’s death or Disability (as that term is defined in the Option Grant Agreement). The exercise price of each such Option is C$5.39 (US$4.03) Converted using Bloomberg rate for November 22, 2022 0.7477, which is equal to the closing price of the Shares on the TSX on November 22, 2022.
New for Fiscal 2024 | Long Term Incentive Award Plan Design
For Fiscal 2024, the Board, based on the recommendation of the CCGN Committee, have decided to maintain the same grant percentages for EMC members (salary X accrual %), while modifying the equity mix, relying primarily on RSUs and stock options. This modification will better align with market practice amongst its peers and be reflected in our LTIP design for Fiscal 2024.

Individual	Total LTI Accrual (% of salary)	RSU (% of salary)	Stock Option (% of salary)
David Klein | CEO	400%	100%	300%
Judy Hong | CFO	300%	150%	150%
Christelle Gedeon | CLO	200%	100%	100%
Julious Grant | Former CCO(1)	N/A	N/A	N/A

(1)
Mr. Grant’s engagement with the Company ceased on December 16, 2022. Accordingly, he is ineligible to participate in the Fiscal 2024 LTIP.

Peer Groups and Compensation Benchmarking
With the engagement of our new executive compensation consultant Mercer, the CGCN Committee re-evaluated Canopy’s publicly-traded peer group. We believe this new peer group better reflects the current reality of Canopy and the cannabis industry and the companies we compete with for talent.
On the recommendation of the CGCN Committee, the Board has approved the use of two distinct groups of publicly-traded peers to inform the setting of target total direct compensation levels for NEOs in Fiscal 2023.
•
The first group includes similarly-sized Canadian consumer-focused industry comparators, including cannabis companies, while the second group includes similarly-sized U.S. CPG and also includes companies in the cannabis industry. These groups include organizations that the Company would potentially compete with for talent. The criterion used to select the peer group are as follows:

•
Publicly traded company

•
Market capitalization between approximately 1/3 and 3 times that of the Company at the time of the review in early Fiscal 2023 (with the Company positioned at or near median), and

•
Operating within the consumer discretionary, consumer staples or pharmaceuticals industries

The peers selected for benchmarking executive compensation are:
Company Name	Cannabis	Peer Group	Global Industry Classification Sub- Industry
Canada Goose Holdings Inc.		CAN	Apparel, Accessories and Luxury Goods
Pet Valu Holdings Ltd.		CAN	Specialty Stores
Jamieson Wellness Inc.		CAN	Personal Products
SNDL Inc.	•	CAN	Pharmaceuticals
Village Farms International, Inc.	•	CAN	Agricultural Products - produce cannabis
Andrew Peller Limited		CAN	Distillers and Vintners
High Tide Inc.	•	CAN	Pharmaceuticals
Goodfood Market Corp.		CAN	Internet and Direct Marketing Retail
Aurora Cannabis Inc.	•	CAN	Pharmaceuticals
Tilray Brands, Inc.	•	US	Pharmaceuticals
WW International, Inc.		US	Specialized Consumer Services
Green Thumb Industries Inc.	•	US	Pharmaceuticals
SunOpta Inc.		US	Packaged Foods and Meats
MGP Ingredients, Inc.		US	Distillers and Vintners
Amphastar Pharmaceuticals, Inc.		US	Pharmaceuticals
Nature’s Sunshine Products, Inc.		US	Personal Care Products
Beyond Meat, Inc.		US	Packaged Foods and Meats
Ascend Wellness Holdings, Inc.	•	US	Personal Care Products
ANI Pharmaceuticals, Inc.		US	Pharmaceuticals
Thorne HealthTech, Inc.		US	Personal Care Products
In addition to its review of peer group executive compensation data, the CGCN Committee uses executive compensation survey data to supplement its review, and when insufficient peer group data is available for specific executive positions or as another means of performing a market check on executive compensation levels and practices. This information assists the CGCN Committee in making well-informed decisions regarding executive compensation matters.
Executive Compensation Risk Management
The Board considers and assesses, as necessary, the implications of risks associated with the Company’s compensation policies and practices and devotes such time and resources as it believes are appropriate given the Company’s current stage of development. The Company’s practice during Fiscal 2023 of compensating its senior executives through a mix of base salary, short-term incentives and long-term incentives, provided under the Company’s Amended and Restated Omnibus Incentive Plan (the “Existing Plan”), is designed to mitigate risk by: (i) ensuring that the Company retains such executives; and (ii) aligning the interests of its executives with the short-term and long-term objectives of the Company and its Shareholders. The CGCN Committee monitors the Company’s compensation practices and policies at least annually and more often as may be required to deal with issues that arise between annual reviews. During Fiscal 2023, the Board did not identify any significant risks arising from the Company’s compensation policies and practices that the Board believed were reasonably likely to have a material adverse effect on the Company.

The table below outlines key elements of the Company’s compensation risk management framework:
Risk Mitigating Compensation Practices
• Conduct an annual review of the Company’s compensation practices to ensure that the Company compensates its key employees appropriately to retain executives with critical skills.

•
Deliver a significant majority of each executive’s compensation through “at-risk” instruments that create a clear link between pay and performance, align executive interests with those of Shareholders and help incentivize executives to drive Shareholder value.

•
Defer a significant portion of each executive’s compensation through the application of multi-year time vesting conditions on long-term incentive equity awards. Options and RSUs vest over three years and PSUs cliff vest at the end of three years.

• Cap annual short-term incentive payouts to discourage excessive risk-taking.
• Adopt guidelines regarding share ownership for the CEO and other NEOs set at 5 times annual base salary for the CEO and at 3 times annual base salary for the rest of the NEOs.

•
Have trading guidelines that restrict executives and directors from entering into transactions that have the direct or indirect effect of offsetting (hedging) the economic benefits of owning Company securities.

• Hold an annual say-on-pay advisory vote which provides Shareholders with a mechanism to share their views on the Company’s executive pay practices.
• Receive independent, third-party advice directly from an external compensation consultant.

•
Maintain a clawback policy, outlined in the Existing Plan, whereby the Board may require the reimbursement, reduction or cancellation of an award for (i) failing to comply with any obligation to the Company, (ii) termination for cause, (iii) conduct that causes material financial or reputational harm to the Company or its affiliates, (iv) willful misconduct, gross negligence or fraud or (v) restatement of its financial statements resulting in negative impacts to the Company’s financial results. In addition, the Board recently adopted a standalone Clawback Policy that provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws.

Results of Fiscal 2022 Say-On-Pay Vote
Canopy’s compensation program for its executive management team is designed to drive Shareholder value and to effectively attract and retain talent. Each year, we conduct a Shareholder advisory vote to approve the compensation of our NEOs as disclosed in our proxy statement for our annual meeting of shareholders (a “say-on-pay” vote). At our 2022 annual general and special meeting of shareholders, our Shareholders approved our NEO compensation at that time, with approximately 94.92% of the vote being cast in favor of approval. Given these results, the CGCN Committee has decided to retain our overall approach to executive compensation while continuing to evaluate our practices frequently, including in response to future say-on-pay votes. The CGCN Committee continues to monitor further stakeholder feedback, Company performance, and market developments for potential further improvements to the Company’s compensation structure for executive officers.
Performance Graph
The following performance graph illustrates the Company’s cumulative Shareholder return assuming reinvestment of dividends, by comparing a C$100 investment in the Shares beginning April 1, 2018 to the return on the S&P/TSX Composite Index, as well as the S&P/TSX Cannabis Index and the Horizons Marijuana Life Sciences Index ETF.

	March 31, 2018	March 31, 2019	March 31, 2020	March 31, 2021	March 31, 2022	March 31, 2023
Canopy Growth Corporation	C$100.00	C$171.78	C$60.78	C$119.90	C$28.16	C$7.04
S&P/TSX Composite Index	C$100.00	C$108.11	C$92.76	C$133.79	C$160.81	C$152.49
S&P/TSX Cannabis Index	-	-	C$56.86	C$106.90	C$35.83	C$11.26
Horizons Marijuana Life Sciences Index ETF	$100.00	$126.72	$35.23	$71.81	$33.88	$15.44
As illustrated by the performance graph above, Canopy Share price outperformed the S&P/TSX Composite Index through the end of the fiscal year ending March 31, 2019, driven by the prospects of a burgeoning Canadian cannabis industry post legalization. In Fiscal 2021, the Share price performance began to decline because of considerable volatility in the cannabis sector resulting from a multitude of factors including poor supply discipline along the cannabis supply chain resulting in ballooning inventories despite facility rationalization amongst the larger licensed producers in Canada(1) and in 2022, rising energy costs contributed to increased operating costs depressing margins. Relative stock underperformance was even more pronounced given that prices of commodities have been elevated and rising since Fiscal 2021, supporting the S&P TSX performance causing a significant shift in investor sentiment on growth stocks like cannabis.
While our Share price has been volatile due in part to the evolving state of the cannabis industry, our executive compensation remains competitive as we aim to attract and retain an experienced executive team whose compensation is tied to a variety of metrics including long-term profit improvement and Share price appreciation. Executive compensation for Fiscal 2023 remains aligned with financial performance and the Shareholder experience to the end of Fiscal 2023, evidenced by a significant decrease in realizable equity compensation held by executives. For further discussion on this point, please refer above to “Fiscal 2023 STIP Payouts” and “Fiscal 2023 PSU Metric Details and Certification of Results.”
(1) Canada’s unsolved inventory ballooned to an all time high of 1.5 billion grams at the end of 2022 (https://mjbizdaily.com/canadas-unsold-cannabis-inventory-balloons-to-1-5-billion-grams/);
(https://mjbizdaily.com/canadian-wholesale-cannabis-prices-fall-more-more-than-40-percent-in-2022/)

COMPENSATION COMMITTEE REPORT
The members of the CGCN Committee have reviewed and discussed the contents of the CD&A with management. Based on such review and discussion with management, and subject to the limitations on the role and responsibility of the CGCN Committee, the CGCN Committee recommended to the Board that the CD&A be included in this Proxy Statement issued in connection with the Meeting and included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023.
Respectfully submitted by the members of the CGCN Committee
Theresa Yanofsky (Chair)
Robert L. Hanson
David Lazzarato
James A. Sabia
The foregoing Compensation Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act, or the Exchange Act that might incorporate by reference past or future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION
Currency Conversion
Certain of the NEO’s employment agreements specify payments in U.S. dollars, while others specify payments in Canadian dollars. Where payments are made in Canadian dollars throughout this section, we have converted Canadian dollars to U.S. dollars using the Bloomberg average exchange rates for the relevant 12-month period as specified in the bullets below. Share-based currency conversion calculations are represented as of the applicable award date using the Bloomberg exchange rate for the date of the award.
•
Fiscal 2023 of C$1.00 to US$0.7564 for the 12-month period ended March 31, 2023;

•
Fiscal 2022 of C$1.00 to US$0.7976 for the 12-month period ended March 31, 2022; and

•
Fiscal 2021 of C$1.00 to US$0.7575 for the 12-month period ended March 31, 2021.

Summary Compensation Table
The following table sets forth the compensation for Fiscal 2021, Fiscal 2022 and Fiscal 2023 awarded to, earned by, or paid to the NEOs.
Name and principal position	Fiscal Year	Salary	Bonus(9)	Stock awards(1)	Option awards(1)	Non-equity incentive plan compensation(9)	All other compensation	Total
David Klein, CEO	2023	975,000	687,711	1,645,450	3,056,810		94,550(2)	6,459,521
	2022	975,000	-	1,547,706	1,919,484	-	99,700(2)	4,541,890
	2021	975,000	-	-	-	1,716,428	102,260	2,793,688
Judy Hong, CFO(3)	2023	391,221	167,167	499,962	1,583,184		-	2,641,533
	2022	283,744	100,000(4)	75,414	375,550	-	-	834,708
Christelle Gedeon, CLO(5)	2023	232,812	157,444(6)	357,668	554,908		-	1,302,831
	2022	-	-	-	-	-	-	-
	2021	-	-	-	-	-	-	-
Julious Grant, Former COO(7)	2023	395,250		672,103(7)	864,636(7)	-	1,142,067(8)	3,074,056
	2022	509,750	-	698,002	865,672	-	-	2,073,424
	2021	325,000	75,000	744,586	1,715,452	286,071	-	3,146,109
Notes:
(1) The amounts in this column represent the aggregate grant date fair value of the relevant award(s) presented, as determined in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” See note 21 of the consolidated financial statements included in the 2023 Annual Report, regarding assumptions underlying valuation of equity awards.
(2) Consists of C$125,000 in annual perquisite allowance to be spent at Mr. Klein’s discretion.
(3) Ms. Hong was appointed as interim CFO on November 19, 2021 and CFO on April 1, 2022.
(4) Consists of US$100,000 paid to Ms. Hong as an additional incentive bonus payment for serving as interim CFO.
(5) Dr. Gedeon was appointed as CLO on August 1, 2022, and her compensation relates to the portion of Fiscal 2023 during which she was employed with the Company.
(6) Consists of C$65,000 (US$49,166) plus C$6,500 (US$4,917) associated vacation pay for a one-time signing bonus, plus pro-rated discretionary short-term incentive payout C$136,649 (US$103,361).
(7) Mr. Grant’s engagement with the Company was terminated effective December 16, 2022. All Options and other stock awards granted to Mr. Grant in Fiscal 2023 were forfeited upon his engagement with the Company being terminated, but the grant date fair value has been included in the above compensation table.
(8) Consists of severance benefits paid to Mr. Grant, including US$796,500 (representing 18 times the Grant Monthly Fee (as defined below)), US$214,553 (representing 1.5x the average amounts paid as STIP during Fiscal 2021 and Fiscal 2022), and US$131,014 (representing the pro-rated STIP for Fiscal 2023).
(9) Fiscal 2023 short-term incentive payments are included in the bonus section given discretion was applied to adjust the certain performance metrics in the STIP. See above “Short-Term Incentives – Fiscal 2023 STIP Performance Criteria & Results in this Item 11. These amounts are expected to be paid by June 30, 2023.

Grants of Plan-Based Awards in Fiscal 2023
The following table sets forth the grants of plan-based awards made in Fiscal 2023. Non-equity incentive plan awards listed below were made pursuant to the terms of the respective NEO’s employment agreement. All equity incentive plan awards were made pursuant to the terms of the respective NEO’s employment agreement and the Existing Plan. With respect to all other grants in the table below, the grant date was the same date as the Board or the CGCN Committee took action to make such grants.
Name	Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or units(#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(1)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
David Klein	14-Jun-22	-	-	-	249,469	498,938	748,407
	14-Jun-22	-	-	-	-	-	-		997,876	$3.74	$2,116,812
	22-Nov-22	-	-	-					374,249	$4.02	$939,998
Judy Hong	14-Jun-22		-	-	75,800	151,600	227,400
	14-Jun-22	-	-	-	-	-	-		303,201	$3.74	$643,186
	22-Nov-22	-	-	-	-	-	-		374,249	$4.02	$939,998
Christelle Gedeon	10-Aug-22		-	-	54,226	108,453	162,680
	17-Aug-22	-	-	-	-	-	-		262,162	$2.89	$429,574
	22-Nov-22	-	-	-					49,900	$4.02	$125,333
Julious Grant(2)	14-Jun-22		-	-	101,898	203,797	305,696
	14-Jun-22	-	-	-	-	-	-		407,594	$3.74	$864,636
Notes:
(1) The amounts in this column represent the aggregate grant date fair value of the relevant award(s) presented, as determined in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” See note 21 of the notes to the consolidated financial statements included in the 2023 Annual Report, regarding assumptions underlying valuation of equity awards.
(2) All equity awards issued in Fiscal 2023 to Julious Grant were forfeited upon his engagement with the Company being terminated effective December 16, 2022.
Employment Agreements
David Klein
Mr. Klein serves as CEO of the Company pursuant to an employment agreement between Mr. Klein and the Company dated December 8, 2019, as amended on June 8, 2021 and June 14, 2022 (the “Klein Agreement”). As CEO, Mr. Klein reports to the Board and is entitled to a base salary of US$975,000 (or approximately C$1,222,400) per year, subject to review by the Board on an annual basis, and an annual perquisite allowance of C$125,000 (or approximately US$99,700).
Mr. Klein is eligible for a short-term annual incentive performance bonus of 125% of base salary (the “Klein Target Amount”), with a payout range of up to two times the Klein Target Amount based upon the achievement of certain mutually developed financial, operational, strategic and individual performance objectives approved by the Board. Pursuant to the Klein Agreement, for Fiscal 2023, Mr. Klein was paid US$687,711 in bonus based on a discretionary performance payout to the defined Fiscal 2023 STIP objectives.
Mr. Klein is also entitled to participate in the Existing Plan. Pursuant to the Klein Agreement, Mr. Klein is eligible to receive an annual long-term award grant equal to 400% of base salary (using the fair market value of the Shares on the date of grant), which may be comprised of Options, RSUs, PSUs and/or any other form of equity authorized by the Existing Plan. The Board, in its sole discretion, may determine the ratio of the various forms of equity that Mr. Klein is entitled to receive pursuant to the Existing Plan.

Pursuant to the Klein Agreement, Mr. Klein received a grant of Options on December 6, 2019 equal to C$20,000,000 (or approximately US$15,952,000) (using the fair market value of the Options on the date of grant, based on the closing price of the Shares on December 6, 2019) (the “Klein Inducement Grant”). The Company granted to Mr. Klein Options to purchase 1,618,122 Shares at an exercise price of C$24.72 (US$18.65) per Share pursuant to the Klein Inducement Grant.
The Klein Inducement Grant vests on the first, second and third anniversaries of the date of grant, subject to meeting the following conditions: (a) 33.5% of the Options will vest only if during any 90-day period during the term of the Klein Inducement Grant, the average closing Share price on the TSX has appreciated by a minimum of 50% from the date of grant; (b) 33.5% of the Options will vest only if as at the end of any fiscal year during the term of the Klein Inducement Grant, audited annual revenue of C$2.5 billion (or approximately US$2.0 billion) is achieved by the Company for such fiscal year, as confirmed by the auditors of the Company; and (c) 33% of the Options will vest only if as at the end of any fiscal year during the term of the Klein Inducement Grant, a C$100 million (or approximately US$80 million) CAET (as defined below) is achieved by the Company for such fiscal year, as confirmed by the auditors of the Company. The Options granted under the Klein Inducement Grant have a six-year term.
“CAET” means for any fiscal year of the Company, Adjusted EBITDA (as defined below) for such fiscal year further adjusted to remove any individual non-core market with negative Adjusted EBITDA outside of the Company’s core markets, which for greater certainty, for the purposes of the Klein Agreement, are Canada, UK, Spain, Denmark, Chile and Brazil, as long as the negative Adjusted EBITDA is in-line with the Board approved plan for such removed market.
“Adjusted EBITDA” means, for any fiscal year of the Company, earnings before interest, tax, depreciation and amortization of the Company as set forth in the financial statements for the Company for such fiscal year then ended, adjusted to exclude share-based compensation expense, acquisition related costs including stock based compensation, and other non-cash items pursuant to past practices and approved by the Audit Committee.
Pursuant to the Klein Agreement, upon the creation of a retirement plan by the Company, the Company will contribute C$40,000 (or approximately US$31,900) per annum on Mr. Klein’s behalf to the applicable plan. The Company also agreed to reimburse Mr. Klein up to C$20,000 (or approximately US$15,900) for tax and legal advice in connection with the Klein Agreement.
The Company may terminate the Klein Agreement at any time for reasons other than cause or willful misconduct by providing (a) a lump sum payment equal to two times Mr. Klein’s base salary; (b) two times the average actual amounts paid as a short-term annual incentive performance bonus during the prior two years; (c) any statutory severance pay that may be required pursuant to the Employment Standards Act, 2000 (Ontario) (the “ESA”); (d) the continuation of benefits for a period of two years from the date of termination (it being understood that a payment will be made equal to the premium cost for any such benefits that cannot be continued); (e) the vesting of any outstanding PSUs, at actual performance levels, for all years already certified by the Board or any responsible committee thereof; and (f) any other statutorily prescribed benefit. As a condition to receiving any payments which exceed the statutory entitlements upon termination without cause, Mr. Klein will be required to execute a release in favor of the Company.
The Klein Agreement contains certain non-competition and non-solicitation provisions in favor of the Company for a period of 12 months following the termination of the Klein Agreement.
Judy Hong
In connection with Ms. Hong’s appointment as CFO of the Company, on April 1, 2022, the Company and Ms. Hong entered into an employment agreement dated March 24, 2022 (the “Hong Agreement”).
Pursuant to the Hong Agreement, as CFO, Ms. Hong reports to the CEO of the Company and is entitled to a base salary of US$395,000 (or approximately C$495,200) per year.
Ms. Hong is eligible for a short-term annual incentive performance bonus of 75% of her base salary (the “Hong Target Amount”), with a payout range of up to two times the Hong Target Amount based upon the achievement of certain mutually developed financial, operational, strategic and individual performance objectives approved by the Board.
Ms. Hong is also entitled to participate in the Existing Plan. Pursuant to the Hong Agreement, Ms. Hong is eligible to receive, at least once every fiscal year, a long-term award grant equal to 300% of her base salary (using the fair market value of the Shares on the date of grant), which may be comprised of Options, RSUs, PSUs and/or any other form of award authorized by the Existing Plan. The Board, in its sole discretion, may determine the ratio of the various forms of awards that Ms. Hong is entitled to receive pursuant to the Existing Plan.
Pursuant to the Hong Agreement, Ms. Hong’s employment with the Company is “at will.” If the Company terminates Ms. Hong’s employment without cause, then, provided that Ms. Hong signs and returns to the Company a full and final employment separation, release and waiver of liability, the Company will provide (a) a lump sum payment equal to 18 months’ of Ms. Hong’s base salary, which shall be payable no later than two and a half months following the end of the calendar year in which the termination occurs; (b) a lump sum payment equal to 150% of the average actual annual amounts paid to Ms. Hong as a short-term annual incentive performance bonus during the prior two years, which shall be payable no later than two and a half months following the end of the calendar year in which the termination occurs; (c) any outstanding PSUs will vest at actual performance levels for all years already certified by the Board or any responsible committee thereof; and (d) if Ms. Hong were to elect continuation coverage under the Company’s medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a reimbursement to Ms. Hong for a portion of the COBRA premium payments as further described in the Hong Agreement. The Company may also terminate Ms. Hong’s employment with cause, without further liability to Ms. Hong.
The Hong Agreement contains certain non-competition and non-solicitation provisions in favor of the Company for a period of 18 months following the termination of the Hong Agreement.
The Hong Agreement was modified for Fiscal 2024 to reflect an annualized salary of US$415,000.
Christelle Gedeon
In connection with Dr. Gedeon’s appointment as Chief Legal Officer (CLO) of the Company, on August 1, 2022, the Company and Dr. Gedeon entered into an employment agreement (the “Gedeon Agreement”).
Pursuant to the Gedeon Agreement, as CLO, Dr. Gedeon reports to the CEO of the Company and is entitled to a base salary of C$485,000 (or approximately US$366,854) and was paid C$65,000 (or approximately US$49,166) as a signing bonus.
Dr. Gedeon is eligible for a short-term annual incentive performance bonus of 75% of her base salary (the “Gedeon Target Amount”), with a payout range of up to two times the Gedeon Target Amount based upon the achievement of certain mutually developed financial, operational, strategic and individual performance objectives approved by the Board.
Dr. Gedeon is also entitled to participate in the Existing Plan. Pursuant to the Gedeon Agreement, Dr. Gedeon is eligible to receive, at least once every fiscal year, a long-term award grant equal to 200% of her base salary (using the fair market value of the Shares on the date of grant), which may be comprised of Options, RSUs, PSUs and/or any other form of award authorized by the Existing Plan. The Board, in its sole discretion, may determine the ratio of the various forms of awards that Dr. Gedeon is entitled to receive pursuant to the Existing Plan.
If the Company terminates Dr. Gedeon’s employment without cause, then, provided that Dr. Gedeon signs and returns to the Company a full and final employment separation, release and waiver of liability, the Company will provide (a) a lump sum payment equal to 18 months’ Dr. Gedeon’s base salary; (b) a lump sum payment equal to 150% of the average actual annual amounts paid to Dr. Gedeon as a short-term annual incentive performance bonus during the prior two years, (c) any outstanding PSUs will vest at actual performance levels for all years already certified by the Board or any responsible committee thereof; and the continuation of any statutorily prescribed benefits for the minimum amount of time prescribed by the provisions of the ESA. The Company may also terminate Dr. Gedeon’s employment with cause, without further liability to Dr. Gedeon.
The Gedeon Agreement contains certain non-competition and non-solicitation provisions in favor of the Company for a period of 18 months following the termination of the Gedeon Agreement.
The Gedeon Agreement was modified for Fiscal 2024 to reflect an annualized salary of C$509,250 (or approximately US$385,196) per year.
Julious Grant
Mr. Grant’s retainer with the Company terminated on December 16, 2022. Mr. Grant served as COO of the Company pursuant to a service delivery agreement between Canopy Growth USA, LLC, a wholly-owned subsidiary of the Company, Mr. Grant and Brand House Group, N.A. Corporation dated October 5, 2020, as amended on October 28, 2020, June 8, 2021 and June 14, 2022 (the “Grant Agreement”). As CCO, Mr. Grant was entitled to a fixed fee of US$44,250 (or approximately C$55,400) per month (the “Grant Monthly Fee”) effective July 1, 2022. On November 30, 2022, the Company terminated the Grant Agreement and Mr. Grant’s service as COO effective December 16, 2022.
Mr. Grant was eligible for a short-term annual incentive performance bonus of 75% of the Grant Monthly Fee received in the previous eligibility period (the “Grant Target Amount”), with a payout range of up to two times the Grant Target Amount based upon the achievement of certain mutually developed financial, operational, strategic and individual performance objectives approved by the Board.
Mr. Grant was also entitled to participate in the Existing Plan. Pursuant to the Grant Agreement, Mr. Grant was eligible to receive an annual long-term award grant equal to 36 times the Grant Monthly Fee (using the fair market value of the Shares on the date of grant), which may be comprised of Options, RSUs, PSUs and/or any other form of award authorized by the Existing Plan. The Board, in its sole discretion, had the ability to determine the ratio of the various forms of awards that Mr. Grant was entitled to receive pursuant to the Existing Plan.
Pursuant to the Grant Agreement, Mr. Grant received a grant of Options December 1, 2020 equal to US$750,000 (or approximately C$940,300) (using the fair market value of the Options on the date of grant, based on the closing price of the Shares on the date of grant) (the “Grant Inducement Grant”). The Company granted to Mr. Grant Options to purchase 105,354 Shares at an exercise price of C$37.32 (US$26.65) per Share pursuant to the Grant Inducement Grant.
The Grant Inducement Grant was scheduled to vest on the first, second and third anniversaries of the date of grant subject to meeting the following conditions: (a) 1/3 of the Options vested only if during any 90-day period during the term of the Grant Inducement Grant, the average closing Share price on the TSX was equal to or greater than C$37.08; (b) 1/3 of the Options vested only if as at the end of any fiscal year during the term of the Grant Inducement Grant, audited annual revenue of C$2.5 billion (or approximately US$2.0 billion) was achieved by the Company for such fiscal year, as confirmed by the auditors of the Company; and (c) 1/3 of the Options vested only if as at the end of any fiscal year during the term of the Grant Inducement Grant, a C$100 million (or approximately US$80 million) CAET was achieved by the Company for such fiscal year, as confirmed by the auditors of the Company. The Options granted under the Grant Inducement Grant had a six-year term.
On November 30, 2022, the Company terminated the Grant Agreement and Mr. Grant’s service as COO effective December 16, 2022. Pursuant to the terms of the Grant Agreement, Mr. Grant received the separation benefits specified in Section 5(b) of the Grant Agreement, consisting of US$796,500, (representing 18 times the Grant Monthly Fee), US$214,553, representing one and a half times the average actual amounts paid to Mr. Grant as a short-term annual incentive performance bonus during the prior two years), and US$131,014, representing the pro-rated short-term annual incentive performance bonus for portion of Fiscal 2023 worked by Mr. Grant).
The Grant Agreement contains certain non-competition and non-solicitation provisions in favor of the Company for a period of 18 months following the termination of the Grant Agreement.

Outstanding Equity Awards at March 31, 2023
The following table presents information concerning outstanding Options, RSUs, and PSU awards to each of the NEOs as of March 31, 2023.
		Option Awards					Stock Awards
		Number of securities underlying unexercised options - (#) exercisable	Number of securities underlying unexercised options - (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Name	Grant Date(1)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David Klein	6-Dec-19(3)	539,374	-	1,078,748	18.65	6-Dec-25	-	-	-	-
	14-Jan-20	-	-	-	-	-	4,819	8,639	-	-
	27-Mar-20	183,489	-	-	14.59	27-Mar-26	-	-	-	-
	09-Jun-21	46,496	92,992		25.74	09-Jun-27
	09-Jun-21								62,769	112,524
	14-Jun-22		997,876		3.74	14-Jun-28
	14-Jun-22								498,938	894,430
	22-Nov-22		374,249		4.02	22-Nov-28
Judy Hong	24-Dec-19	34,867	-	-	19.96	24-Dec-25
	27-Mar-20	5,646	-	-	14.59	27-Mar-26
	09-Jun-21	1,361	2,722		25.74	09-Jun-27
	09-Jun-21						2,042	3,661
	03-Dec-21	17,706	35,411		9.99	03-Dec-27
	14-Jun-22		303,201		3.74	14-Jun-28
	14-Jun-22								151,600	271,768
	22-Nov-22		374,249		4.02	22-Nov-28
Christelle Gedeon	10-Aug-22		162,162		2.89	10-Aug-28
	10-Aug-22		100,000		2.89	10-Aug-28
	17-Aug-22								108,453	194,420
	22-Nov-22		49,900		4.02	22-Nov-28
Julious Grant(4)
Notes:
(1) Unless otherwise indicated, with respect to all of the outstanding Options, RSUs and PSUs awarded to the NEOs as of March 31, 2022 one-third of each grant will vest on each of the first three annual anniversaries of the date of the grant, subject to the continued employment of the respective NEO.
(2) The market value of the unvested stock awards is calculated by multiplying the number of unvested Shares held by the applicable NEO by the closing price of the Shares on March 31, 2023, which was US$1.79 (C$2.37).
(3) These Options will vest on the first, second and third anniversaries of the date of grant, subject to meeting the following conditions: (a) 33.5% of the Options will vest only if during any 90-day period during the term of the Klein Inducement Grant, the average closing Share price on the TSX has appreciated by a minimum of 50% from the date of grant; (b) 33.5% of the Options will vest only if as at the end of any fiscal year during the term of the Klein Inducement Grant, audited annual revenue of C$2.5 billion (or approximately

US$2.0 billion) is achieved by the Company for such fiscal year, as confirmed by the auditors of the Company; and (c) 33% of the Options will vest only if as at the end of any fiscal year during the term of the Klein Inducement Grant, a C$100 million (or approximately US$80 million) CAET is achieved by the Company for such fiscal year, as confirmed by the auditors of the Company.
(4) The Company terminated the Grant Agreement and Mr. Grant’s service as COO effective December 16, 2022. All of Mr. Grant’s unvested equity awards, including all of his Fiscal 2023 equity awards, were cancelled.
Option Exercises and Stock Vested in Fiscal 2023
The following table presents information concerning Option exercises and Shares acquired upon vesting of RSU awards by each of our NEOs in Fiscal 2023:
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
David Klein	-	-	200,951(3)	1,143,004
Judy Hong	-	-	2,432(4)	7,740
Christelle Gedeon	-	-	-	-
Julious Grant(2)	-	-	8,779	45,212
Notes:
(1) These amounts reflect the aggregate of the differences between the exercise price of the Option and the market price of a Share at the time of exercise for each stock option exercised by a named executive officer in Fiscal 2023.
(2) These amounts reflect the market price on the vesting date.
(3) Mr. Klein has an additional 30,582 RSU shares that vested effective March 27th. Shares included in above chart with a value reflected as the closing price of the Shares equal to C$2.57 (US$1.88).
(4) Ms. Hong has an additional 1,411 RSU shares that vested effective March 27th. Shares included in above chart with a value reflected as the closing price of the Shares equal to C$2.57 (US$1.88).
(5) The Company terminated the Grant Agreement and Mr. Grant’s service as COO effective December 16, 2022, and, accordingly, all of Mr. Grant’s outstanding equity awards were cancelled.
Potential Payments Upon Termination or Change-in-Control
A narrative description of the individual payments the Company is currently required to make upon termination or a change in control of the Company is described above under “Employment Agreements.”
The following table sets forth the details regarding the estimated payments from the Company to each of the NEOs, assuming termination without cause was effective on March 31, 2023, based on their employment agreements in effect at such time and assuming no change-in-control:
Individual	Cash Payment ($)	Accelerated Awards ($)(5)	Benefits ($)(6)	Total ($)
David Klein | CEO	$3,666,428(1)	$24,325	$28,167	$3,801,254
Judy Hong | CFO	$676,216(2)	N/A	$27,536	$708,674
Christelle Gedeon | CLO	$572,292(3)	N/A		$572,292
Julious Grant | Former CCO(4)	N/A	N/A	N/A	N/A
Notes:
(1)
Upon termination without cause effective March 31, 2023, Mr. Klein would have been entitled to a payment in the amount of $3,666,428, representing two times his base salary plus two times the average actual amounts paid as short-term annual incentive performance bonus during the prior two years.

(2)
Upon termination without cause effective March 31, 2023, Ms. Hong would have been entitled to a payment in the amount of $676,216 representing 18 months base salary plus one and a half times the average actual amounts paid as short-term annual incentive performance bonuses to Ms. Hong during the prior two years.

(3)
Upon termination without cause effective March 31, 2023, Dr. Gedeon would have been entitled to a payment in the amount of $572,292, representing 18 months base salary plus one and a half times the average actual amounts paid as short-term annual incentive performance bonuses to Dr. Gedeon during the prior two years, as well as two weeks of statutorily prescribed vacation time.

(4)
Mr. Grant’s engagement terminated effective December 16, 2022 and his separation benefits are described above under “Employment Agreements – Julious Grant.”

(5)
Upon termination without cause effective March 31, 2023, any unvested PSUs at actual performance levels, for all years already certified by the Board or any responsible committee thereof, held by Mr. Klein, Ms. Hong and Dr. Gedeon immediately vest. The value represented reflect TSX stock price and converted to USD based on Bloomberg exchange rate as of Mar 31, 2023.

(6)
As of March 31, 2023, Mr. Klein, Ms. Hong, and Dr. Gedeon are participants in Canopy’s benefits plan. Upon termination without cause effective March 31, 2023, Mr. Klein’s benefits would continue for a period of two years. Upon termination without cause effective March 31, 2023, if Ms. Hong were to elect continuation coverage under the Company’s medical plan pursuant to the COBRA, a reimbursement to Ms. Hong for a portion of COBRA premium payments would be required. Upon termination without cause effective March 31, 2023, Dr. Gedeon would receive the statutorily prescribed benefits as set forth in the ESA.

Subject to the specific terms of the NEOs’ respective employment agreements, upon a termination of the NEO without cause, Options, RSUs and other Awards will be treated in accordance with the terms of the Existing Plan.
Potential Payments Upon Termination Following a Change in Control
None of the NEOs are entitled to a payment upon a change of control pursuant to the terms of their respective employment agreements. However, pursuant to the terms of Existing Plan, for a period of 24 months following a Change in Control (as defined in the Existing Plan), where a participant’s employment or term of office or engagement is terminated for any reason, other than for Cause (as defined in the Existing Plan): (i) any unvested awards as at the date of such termination shall be deemed to have vested, and any period of restriction shall be deemed to have lapsed, as at the date of such termination and shall become payable as at the date of termination; and (ii) the level of achievement of performance goals for any unvested awards that are deemed to have vested pursuant to (i) above, shall be based on the actual performance achieved at the end of the applicable period immediately prior to the date of termination.
The table below shows the payments that would be made to NEOs upon each of their terminations within 24 months of a Change in Control. With the exception of the “Accelerated Awards ($)” and “Total ($)” columns, all amounts in the table below are the same as in the “Potential Payments Upon Termination” table above and all footnotes to the “Cash Payment ($)” and “Benefits ($)” columns of the “Potential Payments Upon Termination” table above apply equally to the corresponding columns in the table below.
Termination within 24 Months Following Change In Control
Individual	Cash Payment ($)	Accelerated Awards ($)	Benefits ($)	Total ($)
David Klein | CEO	$3,666,428	$516,413(1)	$28,167	4,211,008
Judy Hong | CFO	$676,216	$135,744(1)	$27,536	839,496
Christelle Gedeon | CLO	$572,292	$94,563(1)	$0	666,855
Julious Grant | CCO	N/A	N/A	N/A	N/A
Notes:
(1)
Reflect unvested RSU and PSU awards, which will be deemed to have vested. For PSUs, previous year achievement of 50% is assumed for future years. Value represented reflects TSX stock price and was converted to USD based on Bloomberg exchange rate as of March 31, 2023.

CEO Pay Ratio and Background
Set forth below is the annual total compensation of our median employee, the annual total compensation of our CEO, Mr. Klein and the ratio of those two values:

•
The Fiscal 2023 annual total compensation of the median employee of Canopy (other than our CEO, Mr. Klein) was US$48,812 (or approximately C$64,532).

•
The Fiscal 2023 annual total compensation of our CEO, Mr. Klein, was US$6,459,521 (or approximately C$8,539,821).

•
For Fiscal 2023, the ratio of the annual total compensation of our CEO to the median annual total compensation of all our other employees was 132 to 1.

To identify our median employee, we used our entire employee population as of March 31, 2023, and measured compensation based on annualized base pay and bonuses, year-to-date overtime and other year-to-date cash wages including allowances.
After identifying our median employee, who is located in Canada, we calculated Fiscal 2023 total compensation using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table. Amounts that were originally paid or recorded in Canadian dollars were converted to U.S. dollars using the Bloomberg average exchange rate of C$1.00 to US$0.7564 for the 12-month period ended March 31, 2023.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, pursuant to the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance Table
The following table sets forth information concerning: (i) the compensation of our current CEO (Mr. Klein) and the average compensation for our other NEOs, both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” (“CAP”) to such individuals, as defined under SEC rules, for each Fiscal 2021, Fiscal 2022 and Fiscal 2023; and (ii) our cumulative TSR, the cumulative TSR of our peer group (“Peer Group TSR”), net income and Adjusted EBITDA (as defined below) over such years in accordance with SEC rules for each such fiscal year:
					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for Mr. Klein	Compensation Actually Paid to Mr. Klein(2)	Average Summary Compensation Table Total for Non-CEO NEOs(1)	Average Compensation Actually Paid to Non- CEO NEOs(1)(2)	Total Shareholder Return	Peer Group Total Shareholder Return (S&P / TSX Cannabis Index)(3)	Net Income (millions)	Adjusted EBITDA (millions)(4)
2023	$6,459,521	$534,348	$2,339,474	$1,027,156	$11.58	$19.80	-$2,423	-$264
2022	$4,541,890	-$27,899,503	$1,977,580	-$1,451,048	$46.33	$63.03	-$248	-$331
2021	$2,793,688	$36,054,196	$1,414,433	$4,135,724	$197.26	$188.02	-$1,387	-$195

(1)
The following individuals are our other NEOs for each fiscal year:

Year	CEO(s)	Non-CEO NEOs
2023	David Klein	Judy Hong, Christelle Gedeon, and Julious Grant(1)
2022	David Klein	Judy Hong, Julious Grant, Michael Lee(2), Rade(3) Kovacevic, and Phillip Shaer
2021	David Klein	Julious Grant, Michael Lee, Rade Kovacevic, and Phillip Shaer(4)

(1)
Julious Grant’s engagement with the Company was terminated effective December 16, 2022.

(2)
Michael Lee stepped down from his role as an executive officer of the Company effective November 18, 2021.

(3)
Rade Kovacevic stepped down from his role as an executive officer of the Company effective November 18, 2021.

(4)
Phillip Shaer resigned effective October 1, 2021.

(2)
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2021		2022		2023
Adjustments1	Mr. Klein	Average non-CEO NEOs	Mr. Klein	Average non- CEO NEOs	Mr. Klein	Average non- CEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable Fiscal Year (“FY”)	$0	($627,166)	($3,467,190)	($1,083,663)	($4,702,260)	($1,510,820)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$0	$817,631	$578,926	$96,030	$1,787,971	$387,207
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$21,093,560	$1,540,464	($27,451,477)	($357,364)	($2,355,067)	($45,368)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$12,166,947	$990,361	($2,101,652)	($807,142)	($655,817)	$5,999
Deduction of ASC 718 Fair Value of Awards Granted during any Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$0	$0	$0	($1,276,489)	$0	($149,335)
TOTAL ADJUSTMENTS	$33,260,508	$2,721,291	($32,441,393)	($3,428,628)	($5,925,173)	($1,312,318)
1All adjustments and valuations are based on USD-equivalent values from CAD at date of valuation throughout Compensation Actually Paid calculations using the applicable conversion rate published by Bloomberg.
(3)
TSR is cumulative for the measurement periods beginning on March 31, 2020 and ending on March 31 of each of 2023, 2022 and 2021, respectively, calculated in accordance with Item 201(e) of Regulation S-K. The S&P / TSX Cannabis Index is the same index we use in our performance graph in the Company’s Annual Reports on Form 10-K for the year ended March 31, 2023.

(4)
Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is calculated as the reported net loss, adjusted to exclude income tax recovery (expense); other income (expense), net; loss on equity method investments; share-based compensation expense; depreciation and amortization expense; asset impairment and restructuring costs; and charges related to the flow-through of inventory step-up on business combinations, and further adjusted to remove acquisition-related costs. Refer to Annex A for a reconciliation to the most directly comparable GAAP measure.

Narrative Disclosure to Pay Versus Performance Table
Relationship between Financial Performance Measures
The line graphs below compares the compensation actually paid to our CEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) Index TSR, (iii) our Net Income, and (iv) our Adjusted EBITDA, in each case, for Fiscal 2021, Fiscal 2022 and Fiscal 2023.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid vs Total Shareholder Return
$40,000
$30,000
$20,000
$10,000
$0
-$10,000
-$20,000
-$30,000
-$40,000
Compensation Actually Paid (in $Ms)
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
Value of $100 Invested
2021
2022
2023
PEO CAP
Avg Non-CEO NEO CAP
WEED TSR
S&P / TSX Cannabis Index TSR

Compensation Actually Paid vs Net Income
$40,000
$30,000
$20,000
$10,000
$0
-$10,000
-$20,000
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Compensation Actually Paid (in $Ms)
$0
($500)
($1,000)
($1,500)
($2,000)
($2,500)
($3,000)
Net Income ($Ms)
2021
2022
2023
PEO CAP
Avg Non-CEO NEO CAP
Net Income

Compensation Actually Paid vs Adj. EBITDA
Compensation Actually Paid (in $Ms)
$40,000
$30,000
$20,000
$10,000
$0
-$10,000
-$20,000
-$30,000
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2021
2022
2023
$0
($50)
($100)
($150)
($200)
($250)
($300)
($350)
Adj. EBITDA ($Ms)
PEO CAP
Avg Non-CEO NEO CAP
Adjusted EBITDA

Pay Versus Performance Tabular List
The following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs to performance for Fiscal 2023:
•
Adjusted EBITDA;

•
Net revenue;

•
Free cash flow;

•
Individual objectives; and

•
Relative TSR.

DIRECTOR COMPENSATION
The Company’s director compensation program is designed to attract and retain qualified individuals to serve on the Board. The CGCN Committee assesses the director compensation program annually and makes recommendations with respect to director compensation to the Board. For Fiscal 2023, non-employee directors received the following amounts in connection with their services to the Company in their capacity as directors:
2023 Fees(1)	Annual Amount (US$)
Chair	$170,190 (C$225,000)
Board Member	$113,460 (C$150,000)
Annual Equity Grant - Chair - RSUs	$170,190 (C$225,000)
Annual Equity Grant - Non-Chair Board Member - RSUs	$113,460 (C$150,000)
Audit Committee Chair	$22,692 (C$30,000)
Audit Committee Member	$11,346 (C$15,000)
CG&N Committee Chair	$22,692 (C$30,000)
CG&N Committee Member	$11,346 (C$15,000)
Notes:
(1) All fees are paid on a monthly basis. Mr. Hanson voluntarily waived his right to receive the Board approved director compensation from fiscal year ended March 31, 2020 onwards, Mr. Sabia voluntarily waived his right to receive the Board approved director compensation from Fiscal 2021 onwards. In addition, Mr. Hankinson waived his right to receive the Board approved director compensation from Fiscal 2022 onwards.
Director Compensation in Fiscal 2023
Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)(3)	Total ($)
Judy A. Schmeling	181,536	170,190	351,726
Theresa Yanofsky	147,498	113,460	260,958
David Lazzarato	147,498	113,460	260,958
Robert L. Hanson	Nil	Nil	Nil
James A. Sabia	Nil	Nil	Nil
Garth Hankinson	Nil	Nil	Nil
Notes:
(1) This column reflects the following amounts earned or paid during Fiscal 2023 (i) a cash retainer for Board service and (ii) cash retainers for serving as a committee member, a committee Chair or Chair of the Board. Each of Messrs. Hanson, Sabia and Hankinson waived their respective right to receive the Board approved director compensation for Fiscal 2023.
(2) The amounts in this column represent the aggregate grant date fair value of the relevant award(s) presented, as determined in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.” See note 21 of the notes to the consolidated financial statements included in the 2023 Annual Report, regarding assumptions underlying valuation of equity awards.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth the details regarding the number of Shares to be issued upon exercise of outstanding Options, RSUs and PSUs and the weighted average exercise price of the outstanding Options in connection with the Existing Plan as of March 31, 2023:
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders(2)	16,334,102(3)	$16.89	35,396,453
Equity compensation plans not approved by security holders	-	-	-
Total	16,334,102	$16.89	35,396,453
Notes:
(1)
Based on the maximum number of Shares available for issuance under the Existing Plan, being 39,442,260 Shares, or 10% of the 394,422,604 outstanding Shares as of March 31, 2023.

(2)
The maximum number of Shares issuable from treasury pursuant to Awards under the Existing Plan cannot exceed 10% of the total outstanding Shares from time to time, less the 600,000 maximum number of Shares issuable pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP”), which is the only other security-based compensation arrangement of the Company. As of March 31, 2023, 235,813 Shares had been issued pursuant to the ESPP. The ESPP will conclude in August 2023 as all of the shares available will have been purchased, and the Company does not currently intend to reinstate the ESPP.

(3)
Represents the number of Shares reserved for issuance upon the exercise or vesting, as applicable, of the denoted outstanding Options, RSUs and PSUs issued pursuant to the Existing Plan.

Securities Outstanding under Equity Compensation Plans
The following table sets forth the details regarding the number of Shares reserved for issuance under awards currently outstanding pursuant to the Existing Plan and ESPP as of March 31, 2023 and August 3, 2023, the Record Date:
Number of Shares Reserved for Issuance and Percentage of Outstanding Shares(1)
Compensation Security	as of March 31, 2023(2)	as of August 3, 2023(3)
Options	13,750,888 (2.7%)	[•] ([•]%)
RSUs	1,566,599 (0.3%)	[•] ([•]%)
PSUs	1,016,615 (0.2%)	[•] ([•]%)
Total	16,334,102 (3.2%)	[•] ([•]%)
Notes:
(1)
As of March 31, 2023 and August 3, 2023, [•] Shares had been issued pursuant to the ESPP since its adoption. The ESPP will conclude in August 2023 as all of the shares available will have been purchased, and the Company does not currently intend to reinstate the ESPP.

(2)
Percentages based on 517,305,551 issued and outstanding Shares as at March 31, 2023.

(3)
Percentages based on [•] outstanding Shares as of August 3, 2023.

To date, no DSUs, Restricted Stock or Stock Appreciation Rights (as such terms are defined below) have been issued pursuant to the Existing Plan.
Burn Rate
The “burn rate” (calculated by dividing the number of awards granted under the Existing Plan during the applicable year, by the weighted average number of securities outstanding for the applicable fiscal year) for the Existing Plan was 1.68% in Fiscal 2023, 1.52% in Fiscal 2022 and 0.17% in Fiscal 2021. The burn rate for PSUs under the Existing Plan is equal to the maximum number of Shares subject to the PSU awards, assuming a 100% payout of the PSUs. The weighted average number of Shares outstanding used in calculating the “burn rate” as of March 31, 2023, March 31, 2022 and March 31, 2021, was 463,724,414, 391,324,285 and 371,662,296, respectively.
Terms of the Existing Plan
The following brief description of the material features of the Existing Plan and is qualified in its entirety by reference to the terms of the Existing Plan. Pursuant to the Existing Plan, the Company may issue Share-based long-term incentives. Any employee, officer, director, consultant or, subject to applicable securities laws, other advisor of, or any other individual who provides services to, the Company and/or its affiliates (“Company Personnel”), is eligible to receive awards of Options, stock appreciation rights (“Stock Appreciation Rights”), RSUs, deferred stock units (“DSUs”), annual or long-term Performance Awards (as defined in the Existing Plan) or other stock-based award (collectively, the “Awards”) under the Existing Plan.
The purpose of the Existing Plan is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of the Company and its affiliates, to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Company’s Shareholders and, in general, to further the best interests of the Company and its Shareholders.
The Existing Plan is administered by the CGCN Committee; provided, however, with respect to any decision relating to an officer or director who is required to file reports pursuant to Section 16a-3 of the Exchange Act, any decision must be made solely by two or more members of the Board who are “Non-Employee Directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act.
Pursuant to Section 613 of the TSX Company Manual, unallocated options, rights or other entitlements under a security-based compensation arrangement which does not have a fixed maximum aggregate number of securities issuable must be approved by a majority of an issuer’s directors and by an issuer’s shareholders every three years and was previously approved by Shareholders on September 21, 2020. Except as may be permitted by the CGCN Committee, as specifically provided in an agreement granting an Award or as otherwise specifically provided by law, no Award or other benefit payable under the Existing Plan is transferable in any manner other than by will or the law of descent.
Shares Available for Awards; Participation Limitations
The maximum number of Shares available for issuance under the Existing Plan may not exceed 10% of the issued and outstanding Shares, from time to time, when taken together with all other Security Based Compensation Arrangements (as defined in the Existing Plan) of the Company. The ESPP was the Company’s only other Security Based Compensation Arrangement in Fiscal 2023; however, the ESPP will conclude in August 2023 as all of the shares available will have been purchased, and the Company does not currently intend to reinstate the ESPP. If any Option, Stock Appreciation Right or other stock-based Awards granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of Shares underlying any unexercised Award will again be available for the purpose of Awards under the Existing Plan.
The maximum number of Shares issuable pursuant to Awards that may be granted to a single participant under the Existing Plan during any fiscal year is 1,000,000 Shares. In addition, the maximum number of Shares issuable to insiders under all Security Based Compensation Arrangements, at any time, may not exceed 10% of the issued and outstanding Shares. Within any one-year period, the number of Shares issued to insiders under all Security Based Compensation Arrangements also may not exceed 10% of the issued and outstanding Shares.
The maximum equity value of Options granted to a non-employee director within a one-year period may not exceed C$100,000 (or approximately US$79,760) and the maximum aggregate equity value of all Awards that are eligible to be settled in Shares granted to a non-employee director within a one-year period pursuant to all Security Based Compensation Arrangements may not exceed C$150,000 (or approximately US$119,640).

In the event that a participant holds 20% or more of the issued and outstanding Shares, such participant may only be granted Awards that can be settled in cash. In addition, if the settlement of an Award in Shares would cause the participant to hold 20% or more of the issued and outstanding Shares, such participant may only be granted Awards that can be settled in cash.
Change in Control
Subject to certain exceptions set out in the Existing Plan, the occurrence of a Change in Control (as defined below) will not result in the vesting of unvested Awards nor the lapse of any period of restriction pertaining to any Restricted Stock or RSUs (“Unvested Awards”). Subject to the CGCN Committee reasonably determining otherwise, for the period of 24 months following a Change in Control, where a participant is terminated for any reason, other than for cause: (i) any Unvested Awards as at the date of such termination will be deemed to have vested, and any period of restriction will be deemed to have lapsed, as at the date of such termination and will become payable as at the date of termination; and (ii) the level of achievement of performance goals for any Unvested Awards that are deemed to have vested pursuant to (i) above, will be based on the actual performance achieved at the end of the applicable period immediately prior to the date of termination.
For purposes of the Existing Plan, “Change in Control” means the occurrence of: (i) any individual, entity or group of individuals or entities acting jointly or in concert (other than the Company, its affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, or any company owned, directly or indirectly, by the Shareholders in substantially the same proportions as their ownership of Shares) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (ii); (ii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 30% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities will not constitute a Change in Control; or (iii) a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 30% of the combined voting power of the outstanding voting securities of the Company at the time of the sale. Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the US Internal Revenue Code of 1986, as amended from time to time (the “Revenue Code”), an event will not be considered to be a Change in Control under the Existing Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Revenue Code.
Termination
Except as otherwise provided by the CGCN Committee in an agreement granting an Award, (i) if a participant resigns or is terminated, only the portion of the Options that have vested and are exercisable at the date of any such resignation or termination may be exercised by the participant during the period ending 90 days after the date of resignation or termination, as applicable, after which period all Options expire; and (ii) any Options, whether vested or unvested, will expire immediately upon the participant being terminated for cause.
Amendment
Unless required in accordance with the policies of the TSX, the Board may amend, alter, suspend, discontinue or terminate the Existing Plan and any outstanding Awards granted thereunder, in whole or in part, at any time without notice to or approval by the Shareholders, provided that all material amendments to the Existing Plan require the prior approval of Shareholders. In particular, the following amendments to the Existing Plan require the prior approval of Shareholders: (i) an increase in the maximum number of Shares that may be made the subject of Awards under the Existing Plan; (ii) any adjustment (other than as set out in the Existing Plan) or amendment that reduces or would have the effect of reducing the exercise price of an Option or Stock Appreciation Right previously granted under the Existing Plan, whether through amendment, cancellation or replacement grants, or other means (provided that, in such a case, insiders of the Company who benefit from such amendment are not eligible to vote their Shares in respect of the approval); (iii) an increase in the limits on Awards that may be granted to any participant under the Existing Plan; (iv) an extension of the term of an outstanding Option or Stock Appreciation Right beyond the expiry date thereof; (v) permitting Options granted under the Existing Plan to be transferrable other than for normal estate settlement purposes; and (vi) any amendment to the plan amendment provisions, subject to certain exceptions included in the Existing Plan. The Nasdaq Rules have similar Shareholder approval requirements for material revisions to the Existing Plan.
Options
The purchase price per Share under an Option will be determined by the CGCN Committee; provided, however, that, subject to certain exceptions described in the Existing Plan, such purchase price may not be less than 100% of the Fair Market Value (as defined in the Existing Plan) of a Share on the date of grant of such Option. With the approval of the CGCN Committee, a participant may elect to exercise an Option, in whole or in part, without payment of the aggregate Option price due on such exercise by electing to receive Shares equal in value to the difference between the Option price and the Fair Market Value on the date of exercise computed in accordance with the Existing Plan.
Except as otherwise provided by the CGCN Committee in an agreement granting an Award, Options will vest over three-years on each anniversary of the date of the grant.
The term of each Option will not exceed 10 years from the date of grant. Subject to certain exceptions set out in the Existing Plan, if the term of an Option would expire during, or within 10 business days of the expiration of a Blackout Period (as defined in the Existing Plan), then the term of such Option will be extended to the close of business on the tenth business day following the expiration of the Blackout Period.
RSUs
Shares of Restricted Stock and RSUs are subject to such restrictions as the CGCN Committee may impose (including, without limitation, any limitation on the right to receive any dividend or dividend equivalent or other rights). Such restrictions may lapse as the CGCN Committee may deem appropriate. No RSU may vest later than three years after the date of grant.
The CGCN Committee may in its discretion waive in whole or in part any or all restrictions with respect to Shares of Restricted Stock or RSUs.
DSUs
DSUs are settled upon expiration of the deferral period specified by the CGCN Committee (or, if permitted by the CGCN Committee, as elected by the participant). DSUs are subject to such restrictions, if any, as the CGCN Committee may impose and may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements).
DSUs may be satisfied by delivery of Shares, other Awards, or a combination thereof, as determined by the CGCN Committee at the date of grant or thereafter.
Except as otherwise provided by the CGCN Committee in an agreement granting an Award, each participant may only be entitled to redeem his or her DSU upon the participant’s termination and for a period of 90 days thereafter.
Stock Appreciation Rights
Stock Appreciation Rights may be granted to participants either alone (“Freestanding”) or in addition to other Awards granted under the Existing Plan (“Tandem”) and may, but need not, relate to a specific Option granted under the Existing Plan.

A Freestanding Stock Appreciation Right will not have a term of greater than 10 years or, unless it is a Substitute Award (as defined in the Existing Plan), an exercise price less than 100% of Fair Market Value of the Share on the date of grant. Subject to certain exceptions set out in the Existing Plan, if the term of a Stock Appreciation Right would expire during, or within 10 business days of the expiration of a Blackout Period, then the term of such Stock Appreciation Right will be extended to the close of business on the tenth business day following the expiration of the Blackout Period.
In the case of any Tandem Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof will not be exercisable until the related Option or applicable portion thereof is exercisable and will terminate upon the termination or exercise of the related Option, subject to the conditions set out in the Existing Plan.
Performance Awards
The CGCN Committee may grant a Performance Award to a participant payable upon the attainment of specific performance goals. If the Performance Award is payable in cash, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of Restricted Stock (based on the then current Fair Market Value of such Shares), as determined by the CGCN Committee.
Except as otherwise provided in an agreement granting an Award, upon a participant’s termination, the Performance Award will vest or be forfeited in accordance with the terms and conditions established by the CGCN Committee at the time of the grant of the Performance Award.
The CGCN Committee may, at or after grant, due to such service, performance and/or such other factors or criteria, accelerate on a pro rata basis the vesting of all or any part of any Performance Award.
When Performance Awards become payable, a participant will be entitled to receive payment in cash, Shares of equivalent value, some combination thereof, or in any other form determined by the CGCN Committee at its sole discretion.
Terms of the ESPP
The following brief description of the material features of the ESPP and is qualified in its entirety by reference to the terms of the ESPP (the “ESPP”). The purpose of the ESPP is to assist the Company in attracting and retaining employees and to continue to provide competitive compensation to all employees. Under the ESPP, active employees regularly employed by the Company or any of its subsidiaries who have been employed for at least three months, and who are continuing to provide such services are able to contribute up to 5% of their total salary to purchase Shares. All regular full-time or part time (provided such employee works a minimum of hours per week) permanent (or in the case of part-time, permanent or a contract) employees of the Company and its participating subsidiaries are permitted to participate in the ESPP. The CGCN Committee may exclude all, but not less than all, of the employees of any subsidiary of the Company located outside of Canada where participation by such employees would be impractical.
The ESPP is administered by the CGCN Committee. In accordance with the terms of the ESPP, the ESPP must be approved by Shareholders every five years. The ESPP was initially approved by Shareholders on September 15, 2017 and subsequently approved by Shareholders at the Annual General and Special Meeting held on September 15, 2022. The rights of participants under the ESPP are not transferable.
The ESPP will conclude in August 2023 as all of the shares available will have been purchased, and the Company does not currently intend to reinstate the ESPP.
Shares Available For Awards; Participation Limitations
The maximum number of Shares reserved for issuance under the ESPP is 600,000 Shares, and the maximum number of Shares which can be issued under the ESPP in any one fiscal year is 300,000 Shares.
The aggregate number of Shares issuable to insiders, at any time, under all of the Company’s security-based compensation arrangements, may not exceed 10% of the issued and outstanding Shares from time to time. In addition, the maximum number of Shares issuable to insiders under this ESPP and all of the

Company’s other security-based compensation arrangement, within any one-year period, may not exceed 10% of the issued and outstanding Shares.
If at any time, a sufficient number of Shares are not available to satisfy the purchase requirements under the ESPP, the Company will apportion the available Shares on a pro rata basis among the applicable participants and refund any excess contributions. Shares acquired pursuant to the ESPP are not subject to any restrictions on transfer other than those prescribed by applicable securities laws.
Purchase Price
The purchase price per Share under the ESPP is equal to the lesser of (i) 90% of the Fair Market Value (as defined in the ESPP) of the Shares on the first day of the applicable offering period in which the purchase date falls, and (ii) 90% of the Fair Market Value (as defined in the ESPP) of the Shares on the purchase date for that offering period. The Company does not provide any financial assistance to eligible employees to facilitate the purchase of Shares under the ESPP.
Amendment
The Board has the right, at its sole discretion, to make certain amendments to the ESPP without Shareholder approval, provided that no such amendment to the ESPP may alter or impair any eligible employee’s rights under the ESPP or increase any eligible employee’s obligations under the ESPP without that employee’s consent. Certain amendments to the ESPP are subject to the prior approval of the TSX and the approval of Shareholders, including, among others: (i) an increase in the number of Shares issuable under the ESPP, other than in accordance with adjustment provisions of the ESPP; (ii) an increase in the number of Shares issuable to insiders under the ESPP, other than in accordance with adjustment provisions of the ESPP; (iii) an increase in the number of Shares issuable to directors under the ESPP, other than in accordance with adjustment provisions of the ESPP; (iv) a reduction in the purchase price payable by insiders of the Company; (v) an increase in the percentage discounts set forth in the definition of purchase price; (vii) an increase in the maximum percentage of the annual compensation that any participant may direct to be contributed towards the purchase of Shares pursuant to the ESPP; (viii) the addition of any form of financial assistance to a participant; (ix) the adoption of an employer matching contribution; and (x) any amendment to the amending provisions of the ESPP. Shares will be offered for purchase pursuant to the ESPP until the maximum number of Shares under the ESPP have been purchased or until the ESPP is terminated by the Board.
Termination
An employee’s right to participate in the ESPP terminates upon the termination of his or her employment for any reason.
Change in Control
In the event of a proposed or actual Change in Control (as defined below), the Company will require that each outstanding right under the ESPP be assumed or an equivalent right be substituted by the successor or purchaser corporation, unless the ESPP is terminated; provided, however, that if any successor does not assume or continue the rights granted under the ESPP or substitute similar rights, then the accumulated contributions of the participants will be used to purchase Shares within 10 business days prior to the Change in Control and the purchase rights will terminate immediately after such purchase.
For purposes of the ESPP, “Change in Control” means (i) any person, together with any affiliate or associate thereof (other than the Company or its subsidiaries), acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities; or (ii) the occurrence of a transaction requiring approval of the Shareholders involving the acquisition of the Company or all or substantially all of its business by an entity through purchase of assets, amalgamation, arrangement or otherwise.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
Other than as disclosed in this Proxy Statement, no individual who is, or at any time during Fiscal 2023 was, a director or officer of the Company, a Nominee, or any associate of any one of the foregoing persons is, or at any time since the beginning of Fiscal 2023 has been, indebted to the Company or any of its subsidiaries (other than in respect of amounts which constitute routine indebtedness) or was indebted to another entity, where such indebtedness is, or was at any time since the beginning of Fiscal 2023, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries. For the purposes of this paragraph, “support agreement” includes, but is not limited to, an agreement to provide assistance in the maintenance or servicing of any indebtedness and an agreement to provide compensation for the purpose of maintaining or servicing any indebtedness of the borrower.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as disclosed in this Proxy Statement, to the best of the Company’s knowledge, no director or executive officer of the Company or persons or companies who directly or indirectly beneficially own, or exercise control or direction over, more than 10% of any class of the Company’s outstanding voting securities, nor any associate or affiliate of the foregoing persons, has or has had any material interest, direct or indirect, in any transaction since the commencement of Fiscal 2023 or in any proposed transaction which has materially affected or will materially affect the Company.
MANAGEMENT CONTRACTS
The management functions of the Company are not, to any substantial degree, performed by a person or persons other than the Company’s directors or senior officers.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
We or one of our subsidiaries may occasionally enter into transactions with certain “related persons” as defined in Item 404 of Regulation S-K. Related persons include our executive officers, directors, Nominees, persons owning 5% or more of the Shares, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as “related person transactions.”
The CBI Group Investments
On November 2, 2017, Greenstar invested C$245 million (or approximately US$191 million, based on the foreign exchange rate as of the date of the transaction) in Canopy in exchange for (i) 18,876,901 Shares; and (ii) 18,876,901 warrants exercisable at an exercise price per Share of C$12.9783 (or approximately US$10.1322) (the “Greenstar Warrants”).
In connection with our offering of senior notes of the Company due July 2023 (the “Canopy Notes”) pursuant to an indenture dated June 20, 2018, Greenstar purchased C$200 million (or approximately US$150 million) worth of Canopy Notes. Prior to the Company entering into a second supplemental indenture dated June 29, 2022, amending the terms of the Canopy Notes (the “Second Supplement”), the C$200 million principal amount of Canopy Notes held by Greenstar were convertible in certain circumstances and subject to certain conditions into an aggregate of 4,151,540 Shares. Pursuant to the Second Supplement, the Company irrevocably surrendered its right to settle the conversion of any Canopy Note by the issuance of Shares or a combination of cash and Shares.
On November 1, 2018, CBG invested C$5.079 billion (or approximately US$3.877 billion, based on the foreign exchange rate as of the date of the transaction) in Canopy in exchange for (i) 104,500,000 Shares at a price of C$48.60 (or approximately US$37.09, based on the foreign exchange rate as of the date of the transaction) per Share, and (ii) 139,745,453 warrants (the “CBG Warrants”), of which 88,472,861 CBG Warrants (the “Original Tranche A Warrants”) had an exercise price of C$50.40 (or approximately US$38.52) and were exercisable until November 1, 2021 and the remaining 51,272,592 CBG Warrants (the “Original Tranche B Warrants”) had an exercise price per Share based on the five-day volume weighted average price of the Shares on the TSX at the time of exercise and will become immediately exercisable only following the exercise of the Original Tranche A Warrants.
On April 18, 2019, CBG, Greenstar and Canopy entered into the second amended and restated investor rights agreement (the “Amended Investor Rights Agreement”), which amended the first amended and restated investor rights agreement dated November 1, 2018 between CBG, Greenstar and Canopy. In addition, on April 18, 2019, CBG and Canopy entered into a consent agreement (the “Consent Agreement”). In connection with these agreements, on June 27, 2019 Canopy also amended the terms of the Original Tranche A Warrants and the Original Tranche B Warrants as follows: (a) extended the term of the Original Tranche A Warrants to November 1, 2023 (the “Tranche A Warrants”) and, (b) replaced the Original Tranche B Warrants with two tranches of warrants (the “Tranche B Warrants” and the “Tranche C Warrants”) each of which vest and become exercisable once all Original Tranche A Warrants have been exercised and are exercisable until November 1, 2026, with different terms: the Tranche B Warrants are exercisable to acquire 38,454,444 million Shares at a price of C$76.68 (or approximately US$58.55) per Share and the Tranche C Warrants are exercisable to acquire 12,818,148 Shares at a price equal to the 5-day volume-weighted average price of the Shares immediately prior to exercise.
On May 1, 2020, the Greenstar Warrants were exercised for aggregate gross proceeds of approximately C$245 million (or approximately US$174 million, based on the foreign exchange rate as of the date of the transaction).
On June 29, 2022, Greenstar entered into an exchange agreement with the Company, pursuant to which Greenstar agreed to exchange C$100 million principal amount of the Canopy Notes for 29,245,456 Shares. The exchange was part of an exchange by the Company of an aggregate of approximately C$260 million principal amount of Canopy Notes held by Greenstar and certain other holders into Shares.
On October 24, 2022, CBG, Greenstar and the Company entered into the consent agreement (the “Third Consent Agreement”), pursuant to which CBG is expected to surrender for cancellation the warrants held by CBG to purchase 139,745,453 Shares.
On April 13, 2023, Greenstar entered into an exchange agreement with the Company pursuant to which the Company agreed to purchase for cancellation the remaining C$100 million principal amount of Canopy Notes held by Greenstar in exchange for: (i) a cash payment to Greenstar in the amount of unpaid and accrued interest owing under the Canopy Notes held by Greenstar; and (ii) a promissory note (the “CBI Note”) issued to Greenstar in the aggregate principal amount of C$100 million payable on December 31, 2024. As a result, Greenstar no longer holds any Canopy Notes.
As of June 20, 2023, the CBI Group holds, in the aggregate, 171,499,258 Shares, 139,745,453 CBG Warrants and $100 million principal amount owing pursuant to the CBI Note. The Shares held by the CBI Group represent approximately 29% of the issued and outstanding Shares. Assuming full exercise of the CBG Warrants, the CBI Group would hold 311,244,711 Shares, representing approximately 53% of the issued and outstanding Shares (assuming no other changes in Canopy’s issued and outstanding Shares), calculated in accordance with applicable securities laws.
Canopy expects to hold a special meeting of Shareholders at which Shareholders will be asked to consider and, if deemed appropriate, to pass a special resolution authorizing an amendment to its articles of incorporation, as amended (the “Amendment Proposal”), in order to: (i) create and authorize the issuance of an unlimited number of a new class of non-voting and non-participating exchangeable shares in the capital of Canopy (the “Exchangeable Shares”); and (ii) restate the rights of the Shares to provide for a conversion feature whereby each Share may at any time, at the option of the holder, be converted into one Exchangeable Share. The Exchangeable Shares will not carry voting rights, rights to receive dividends or other rights upon dissolution of Canopy but will be convertible into Shares. CBI has indicated its current intention to convert all of its Shares of the Company into Exchangeable Shares, conditional upon the approval of the Amendment Proposal. However, any decision to convert will be made by CBI in its sole discretion, and CBI is not obligated to effect any such conversion. It is anticipated that, promptly following the amendment of the Articles to create the Exchangeable Shares, the Shares held by the CBG Group will be converted into Exchangeable Shares.

Amended Investor Rights Agreement
Canopy and the CBI Group entered into the Amended Investor Rights Agreement pursuant to which the CBI Group has certain governance rights which are summarized below. On October 24, 2022, we entered into the Third Consent Agreement pursuant to which, we agreed, among other things, that following the conversion by CBG and Greenstar of their respective Shares into Exchangeable Shares, other than the Third Consent Agreement and the termination rights contained therein and the CBI Note held by Greenstar, all agreements between the Company and CBI, including the Amended Investor Rights Agreement, will be terminated and CBI will surrender for cancellation all warrants held.
Board Representation
Pursuant to the Amended Investor Rights Agreement, the CBI Group is entitled to designate four nominees for election or appointment to the Board for so long as the CBI Group holds the Target Number of Shares. We also anticipate that the CBI nominees that are currently sitting on the Board, being Judy Schmeling, Garth Hankinson, Robert Hanson and James Sabia, will resign as directors of the Company following the termination of the Amended Investor Rights Agreement.
Approval and Other Rights
The Amended Investor Rights Agreement provides that so long as the CBI Group continues to hold at least the Target Number of Shares, the Board will not: (i) propose or resolve to change the size of the Board, except where otherwise required by law, or with the consent of CBG; or (ii) present a slate of Board nominees to Shareholders for election that is greater than or fewer than seven directors.
Pursuant to the Amended Investor Rights Agreement, for so long as the CBI Group continues to hold at least the Target Number of Shares, we will not, without the prior written consent of CBG, among other things, (a) consolidate or merge into or with another person or enter into any other similar business combination, including pursuant to any amalgamation, arrangement, recapitalization or reorganization, other than a consolidation, merger or other similar business combination of any wholly-owned subsidiary or an amalgamation or arrangement involving a subsidiary with a another person in connection with a permitted acquisition; (b) acquire any shares or similar equity interests, instruments convertible into or exchangeable for shares or similar equity interests, assets, business or operations with an aggregate value of more than C$250 million (or approximately US$199 million), in a single transaction or a series of related transactions; (c) sell, transfer, lease, pledge or otherwise dispose of any of its or any of its subsidiaries’ assets, business or operations (in a single transaction or a series of related transactions) in the aggregate with a value of more than C$20 million (or approximately US$16 million); or (d) make any changes to our policy with respect to the declaration and payment of any dividends on the Shares.
In accordance with the Amended Investor Rights Agreement, the CBI Group will be permitted, prior to the exercise or expiry of all of the CBG Warrants, to purchase up to 20,000,000 Shares (subject to customary adjustments for Share splits, consolidations or other changes to the outstanding Share capital of a similar nature): (i) on the TSX, the Nasdaq Global Select Market or any other stock exchange, marketplace or trading market on which the Shares are then listed; or (ii) through private agreement transactions with existing holders of Shares, provided that CBG must promptly notify Canopy of any acquisition of Shares.
Exclusivity Covenant and Termination
The Amended Investor Rights Agreement also provides that, subject to certain conditions, so long as the CBI Group continues to hold at least the Target Number of Shares, the CBI Group will adhere to certain non-competition restrictions including that the Company will be their exclusive strategic vehicle for cannabis products of any kind anywhere in the world (subject to limited exceptions). Further, the CBI Group agreed, for a limited period of time and subject to certain exceptions, to certain post-termination, non-competition restrictions, which include not pursuing other cannabis opportunities and not directly or indirectly participating in a competing business anywhere in the world.
The Amended Investor Rights Agreement will terminate upon the earlier of: (i) the mutual consent of the parties; (ii) the date on which the CBI Group owns less than 33,000,000 Shares; and (iii) the date of a non-appealable court order terminating the Amended Investor Rights Agreement under certain circumstances.

On October 24, 2022, we entered into the Third Consent Agreement pursuant to which, we agreed, among other things, that following the conversion by CBG and Greenstar of their respective Shares into Exchangeable Shares, other than the Third Consent Agreement and the termination rights contained therein and the CBI Note held by Greenstar, all agreements between the Company and CBI, including the Amended Investor Rights Agreement, will be terminated. As a result, the CBI Group will no longer be subject to the non-competition restrictions in the Amended Investor Rights Agreement.
Pre-Emptive Rights and Top-Up Rights
Additionally, under the Amended Investor Rights Agreement, the CBI Group has certain pre-emptive rights as well as certain top-up rights in order to maintain its pro rata equity ownership position in Canopy in connection with any offering or distribution of securities by Canopy (subject to certain exceptions).
Consent Agreement
In addition to the amendments to the CBG Warrants described above, pursuant to the First Consent Agreement, the Company agreed that without the prior written consent of CBG, such consent not to be unreasonably withheld, the Company will not (i) exercise its right to acquire all of the issued and outstanding Class E subordinate voting shares (the “Fixed Shares”) of Acreage prior to federal legalization of cannabis; (ii) amend, modify, supplement or restate the arrangement agreement between the Company and Acreage dated April 18, 2019, as amended on May 15, 2019, September 23, 2020 and November 17, 2020 (“Acreage Arrangement Agreement”); or (iii) waive any terms, covenants or conditions set forth in the Acreage Arrangement Agreement.
In addition, we agreed that, in the event that CBG exercises the Tranche A Warrants in full, the Company will purchase for cancellation the lesser of (i) 27,378,866 Shares, and (ii) Shares with a value of C$1,582,995,262, (or approximately US$1,260,222,528 as of April 30, 2023) during the period commencing on April 18, 2019 and ending on the date that is 24 months after the date that CBG exercises all of the Tranche A Warrants. However, if the CBI Group elects to convert the Shares held by the CBI Group into Exchangeable Shares, CBG has agreed to surrender the CBG Warrants for cancellation and as a result, our obligation to repurchase such Shares will terminate as the Tranche A Warrants will not be exercised. If, for any reason, we do not purchase for cancellation the Shares within such period, we are required to credit CBG an amount (the “Credit Amount”), as liquidated damages, equal to the difference between: (i) C$1,582,995,262 (or approximately US$1,260,222,528 as of April 30, 2023); and (ii) the actual purchase price we paid in purchasing Shares pursuant to the First Consent Agreement. The Credit Amount will reduce the aggregate exercise price otherwise payable by CBG upon each exercise of the Original Tranche B Warrants (including those Original Tranche B Warrants reclassified as Tranche C Warrants).
We also agreed that if the CBI Group receives any notification or communication of any violation or contravention of applicable law or any liability to the CBI Group under applicable law or any notification or communication that would be expected to result in a violation or contravention of applicable law or any actual liability to the CBI Group under applicable law, as a result of the license agreement between us and Acreage, CBG has the right to direct and cause us to terminate the license agreement in accordance with its terms, provided that we will have an opportunity to cure any such violation, contravention or liability and CBG will be required to take all commercially reasonable efforts to assist us in addressing such violation, contravention or liability.
On June 24, 2020, the Company and Acreage entered into a proposal agreement (the “Proposal Agreement”) to amend the terms of the existing plan of arrangement made pursuant to the Acreage Arrangement. Concurrent with the execution of the Proposal Agreement, on June 24, 2020, Canopy and CBG entered into a second consent agreement (the “Second Consent Agreement”). As the transactions contemplated by the Proposal Agreement may result in certain taxes owing by CBG or its affiliates, the Company agreed, pursuant to the Second Consent Agreement, to indemnify CBG and its affiliates for such taxes and losses incurred in relation to such taxes, subject to certain exceptions. The Company and CBG have agreed to terminate the First Consent Agreement and the Second Consent Agreement upon termination of the Amended Investor Rights Agreement.

On October 24, 2022, the Company entered into an arrangement agreement with Canopy USA and Acreage (the “Floating Share Arrangement Agreement”), pursuant to which, subject to the satisfaction of the closing conditions set forth in the Floating Share Arrangement Agreement, including the conditions set forth in the Acreage Arrangement Agreement, Canopy USA will acquire all of the issued and outstanding Class D subordinate voting shares of Acreage (the “Floating Shares”) of Acreage by way of a court-approved plan of arrangement (the “Floating Share Arrangement”) on the basis of 0.45 of a Share in exchange for each Floating Share held. The Floating Share Arrangement received the requisite approval from the holders of Floating Shares at the special meeting of Acreage shareholders held on March 15, 2023 and on March 20, 2023 Acreage obtained a final order from the Supreme Court of British Columbia approving the Floating Share Arrangement. On March 17, 2023, the Floating Share Arrangement Agreement was amended to extend the Exercise Outside Date (as defined in the Floating Share Arrangement Agreement) from March 31, 2023 to May 31, 2023 and on May 31, 2023 the Floating Share Arrangement Agreement was further amended to extend the Exercise Outside Date to August 31, 2023. The completion of the Floating Share Arrangement is subject to satisfaction or, if permitted, waiver of certain closing conditions, including, among others, approval of the Amendment Proposal on or prior to the Exercise Outside Date. The acquisition of the Floating Shares pursuant to the Floating Share Arrangement Agreement is expected to occur immediately prior to the acquisition of the Fixed Shares pursuant to the Acreage Arrangement Agreement such that 100% of the issued and outstanding shares of Acreage will be owned by Canopy USA on closing of the acquisition of both the Fixed Shares and the Floating Shares.
On October 24, 2022, we entered into the Third Consent Agreement pursuant to which, we agreed, among other things, that following the conversion by CBG and Greenstar of its Shares into Exchangeable Shares, other than the Third Consent Agreement and the termination rights contained therein and the CBI Note held by Greenstar, all agreements between the Company and CBI will terminate, including the First Consent Agreement and the Second Consent Agreement, will be terminated.
Relationship with CBI Group
See the information above under the headings “The CBI Group Investments,” “Amended Investor Rights Agreement” and “Consent Agreement” for a discussion of the Company’s relationship with CBI Group.
In addition, some of our officers and directors have relationships with or are/were employed by the CBI Group, which include the following:
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David Klein, our CEO, previously served as EVP and CFO of CBI;

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Garth Hankinson, one of our directors, currently serves as the EVP and CFO of CBI;

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Robert L. Hanson, one of our directors, currently serves as EVP and President, Wine & Spirits at CBI and formerly served as a director of CBI;

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Judy A. Schmeling, the Chair of the Board and Member of the Audit Committee, is also a director of CBI;

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James A. Sabia, one of our directors, serves as EVP and President, Beer Division of CBI;

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Julious Grant, our former CCO, has provided consulting and advisory services to CBI since September 2019, through his role at Brand House Group N.A. Corporation.

Policy Regarding Related Person Transactions
The Board and the Audit Committee adopted a written policy on June 20, 2023, which updated the prior policy adopted on March 23, 2020, providing that all related person transactions or series of similar transactions required to be disclosed pursuant to SEC Regulation S-K Item 404(a) must be presented to the Board for pre-approval or ratification. The policy requires each of our (i) directors or director nominees, (ii) executive officers, and (iii) security holders known by the Company to own of record or to beneficially own more than 5% of any class of our voting securities to notify the CLO promptly and, whenever possible, in advance of the occurrence of any potential related person transaction in which such person is directly or indirectly involved.

The CLO is responsible for reviewing all potential related person transactions and taking reasonable steps to ensure that all related person transactions requiring disclosure under Item 404(a) of Regulation S-K are presented to the CGCN Committee for pre-approval or ratification by members of the committee in their discretion at the committee’s next regularly scheduled meeting or, if deemed appropriate, by consent in lieu of a meeting. No director may engage in a vote to pre-approve or ratify any related person transaction in which he or she or any member of his or her immediate family has a material interest; provided, however, that such director must provide any information concerning such related person transaction that the CGCN Committee may reasonably request. If a potential related person transaction involves the CLO, the CFO would assume the responsibilities of the CLO under the policy with respect to that transaction.
The Audit Committee may consider all factors it deems relevant when determining whether to approve or ratify a related person transaction. In the context of evaluating potential transactions, the Audit Committee may consider, among other factors, the nature of the transaction and the related person’s interest in the transaction, the size of the transaction, whether we are able to engage in a comparable transaction with an unaffiliated party on more favorable terms, the benefit of the transaction to the Company, and the impact of the transaction on the related person. Following the adoption of this policy, we are not aware of any related person transaction required to be reported under Regulation S-K Item 404(a) that has not been pre-approved or ratified pursuant to this policy.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board provides oversight to our financial reporting process through periodic meetings with our independent registered public accounting firm, internal auditors, and management. Our management is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for issuing reports thereon. The Audit Committee, in carrying out its role, relies on our senior management and independent registered public accounting firm.
In connection with the preparation and filing of the Company’s Annual Report on Form 10-K for the year ended March 31, 2023 (the “2023 10-K”), the Audit Committee reviewed and discussed with our management and with KPMG LLP (“KPMG”), our independent registered public accounting firm for Fiscal 2023, our audited financial statements and related disclosures and KPMG’s evaluation of our internal control over financial reporting. Also, the Audit Committee discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence. The Audit Committee also has discussed with KPMG the independence of that firm as our independent registered public accounting firm. The Audit Committee has concluded that KPMG’s provision of audit and non-audit services to us is compatible with KPMG’s independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in the 2023 10-K for filing with the SEC.
Respectfully submitted by the members of Audit Committee
David Lazzarato (Chair)
Judy A. Schmeling
Theresa Yanofsky
The foregoing Audit Committee Report shall not be deemed to be “soliciting material,” deemed “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act, or the Exchange Act that might incorporate by reference past or future filings, including this Proxy Statement, in whole or in part, the foregoing Audit Committee Report shall not be incorporated by reference into any such filings.

PRINCIPAL ACCOUNTANT FEES
The following table sets forth fees billed and expected to be billed to the Company for Fiscal 2023 and Fiscal 2022 for professional services rendered by KPMG:
	2023(1)	2022(1)
Audit Fees(2)	$4,943,196	$3,774,201
Audit-Related Fees(3)	-	-
Tax Fees(4)	-	-
All Other Fees	-	-
Total	$4,943,196	$3,774,201
Notes:
(1)
The amount reported for the fees are converted from Canadian dollars to U.S. dollars using the Bloomberg average exchange rate of C$1.00 to US$0.7564 for the 12-month period ended March 31, 2023 and C$1.00 to US$0.7976 for the 12-month period ended March 31, 2022.

(2)
“Audit Fees” refers to the aggregate fees billed and expected to be billed by KPMG for audit services, including fees incurred in relation to quarterly reviews, procedures in connection with securities filings, and statutory audits.

(3)
“Audit-Related Fees” refers to the aggregate fees billed for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under Audit Fees.

(4)
“Tax Fees” refers to the aggregate fees billed for the professional services rendered by KPMG for tax compliance.

(5)
“All Other Fees” refers to fees for products and services provided by the principal accountant, other than the services reported in the above categories.

The Audit Committee’s policy is to pre-approve any and all audit services and permissible non-audit services to be performed by the Company’s independent registered public accounting firm. All fees and services described in the table above were pre-approved by the Audit Committee.

PROPOSAL NO. 2 – PKFOD APPOINTMENT PROPOSAL
At the Meeting, Shareholders will be asked to approve a resolution appointing PKFOD to serve as the Company’s independent registered public accounting firm for Fiscal 2024, and to authorize the Board to fix PKFOD’s remuneration. The Audit Committee has recommended to the Board that PKFOD be nominated for appointment by the Shareholders to serve as the Company’s independent auditors for Fiscal 2024, including to audit the consolidated financial statements of the Company as of and for the fiscal year ending March 31, 2024. As discussed below, PKFOD replaced KPMG as the Company’s auditor and independent registered public accounting firm on June 22, 2023. The Audit Committee is satisfied that PKFOD meets the relevant independence requirements and is free from conflicts of interest that could impair their objectivity in conducting an audit of the Company. To the Company’s knowledge, representatives of PKFOD are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Change in Independent Registered Public Accounting Firm
On June 22, 2023, KPMG, which had been serving as the independent registered public accounting firm of the Company, declined to stand for reelection and resigned as the Company’s independent registered public accounting firm, effective June 22, 2023 (the “Resignation Date”). The Audit Committee accepted KPMG’s resignation on the Resignation Date. KPMG’s decision not to stand for reelection was not the result of any disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures. We do not expect representatives of KPMG to be present at the Meeting, to make a statement at the Meeting or to be available to respond to appropriate questions at the Meeting.
The audit report of KPMG on the Company’s consolidated financial statements for Fiscal 2023 and Fiscal 2022 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on the Company’s consolidated financial statements for Fiscal 2023 (A) included an explanatory paragraph related to the restatement of the consolidated financial statements for Fiscal 2022 and (B) indicated that there is substantial doubt as to the Company’s ability to continue as a going concern.
During Fiscal 2023 and Fiscal 2022, and the subsequent interim period through June 22, 2023, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference thereto in its audit report on the financial statements of the Company for such years.
During Fiscal 2023 and Fiscal 2022, and the subsequent interim period through June 22, 2023, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except with respect to:
1.
The audit report of KPMG on the Company’s internal control over financial reporting as of March 31, 2023, contained an adverse opinion. KPMG’s report dated June 22, 2023 indicates that the Company did not maintain effective internal control over financial reporting as of March 31, 2023 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

a.
an ineffective control environment, resulting from a lack of the required number of trained operational and IT personnel with the appropriate skills and knowledge and with appropriate assigned authorities, responsibilities and accountability related to the design, implementation and operating effectiveness of internal control over financial reporting. The control environment material weakness contributed to the following material weaknesses:

i.
The accounting for sales recorded by the BioSteel Sports Nutrition, Inc. (“BioSteel”) business segment, which resulted in material misstatements relating to revenue and trade receivables, particularly with respect to the timing and amount of revenue recognition. Specifically, the Company did not design and maintain effective controls to sufficiently assess the timing, amount, and appropriateness of revenue recognition. This included a lack of segregation of duties in the review of customer orders, inadequate controls over the review and approval of sales returns, and inadequate controls relating to revenue recognition policies and procedures. This also contributed to the failure to impair goodwill related to the BioSteel reporting unit on a timely basis as changes in the performance of BioSteel were not identified in a timely manner, and the failure to accurately record the redeemable noncontrolling interest.
ii.
IT general controls deficiencies that aggregated to a material weakness. These deficiencies specifically related to: (i) logical access management, including untimely periodic access review, access provisioning and modification, removal of user access and change management controls with respect to a payroll system implemented during the year; and (ii) untimely and inconsistent monitoring and oversight of third-party service organizations. Although the Company identified no instances of any adverse effects due to these deficiencies, business processes that depend on the affected information systems or that depend on data from the affected information systems, could be adversely impacted.

2.
the Company’s (A) restatement of its audited consolidated financial statements for Fiscal 2022, originally included in the 2022 10-K, (B) restatement of its unaudited consolidated financial statements for the quarterly periods ended June 30, 2022, September 30, 2022 and December 31, 2022, originally included in the Company’s Quarterly Reports on Form 10-Q for such quarterly periods, and (C) amendment of its Management’s Discussion and Analysis of Financial Condition and Results of Operations for such periods, all of which restatements and amendments have been included in the 2023 10-K.

For the purposes of complying with NI 51-102, a copy of the Company’s 8-K with respect to the change of auditor of the Company is attached as Appendix B and incorporated herein by reference.
Required Vote
You may select “For” or “Withhold” with respect to the PKFOD Appointment Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval of the PKFOD Appointment Proposal.
THE BOARD AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE PKFOD APPOINTMENT PROPOSAL. Unless otherwise instructed, the persons designated in the enclosed proxy form intend to vote “FOR” the PKFOD Appointment Proposal.

PROPOSAL NO. 3 – NEW EQUITY INCENTIVE PLAN PROPOSAL
At the Meeting, Shareholders will be asked to consider and if deemed advisable, to pass, with or without variation, the New Equity Incentive Plan Resolution, the full text of which is set out below, subject to such amendments, variations or additions as may be approved at the Meeting, approving the adoption of the New Equity Incentive Plan. For reference, a copy of the New Equity Incentive Plan is attached as Appendix C to this Proxy Statement.
The New Equity Incentive Plan was approved by the Board on June 20, 2023, subject to the receipt of regulatory and Shareholder approval. The TSX has approved the New Equity Incentive Plan, subject to receipt of Shareholder approval. Approval by our Shareholders is also required by the listing rules of Nasdaq. In addition, Shareholder approval is required in order to ensure favorable federal income tax treatment for grants of incentive stock options under Section 422 of the U.S. Revenue Code. In the event that the New Equity Incentive Plan does not receive the required Shareholder approval at the Meeting, the New Equity Incentive Plan will terminate and the Existing Plan will remain in place.
On July 30, 2018, Shareholders approved the Existing Plan. The Board approved certain amendments to the Existing Plan on August 6, 2020, and Shareholders subsequently approved such amendments on September 21, 2020. The purpose of the Existing Plan is to align the interests of Company Personnel with the opportunity to acquire a proprietary interest in the Company and to help the Company attract and retain key talent and valuable Company Personnel, who are necessary to the Company’s success and reputation, with a competitive compensation mechanism. For a summary of the material terms of the Existing Plan, see “Securities Authorized for Issuance Under Equity Compensation Plans – Terms of the Existing Plan.” For a summary of the material terms of the New Equity Incentive Plan, see “Proposal No. 3 – New Equity Incentive Plan Proposal – Summary of the New Equity Incentive Plan.”
Upon the adoption of the New Equity Incentive Plan, no further Awards will be granted under the Existing Plan. However, the Awards which are outstanding under the Existing Plan will continue to be governed by the Existing Plan. The New Equity Incentive Plan will permit the grant or issue of RSUs and DSUs, as well as Options and other Share-Based Awards (as defined in the New Equity Incentive Plan) to directors, employees and consultants of the Company (each, a “Participant”).
Pursuant to the terms of the Existing Plan, as of the Record Date, a maximum of [•] Shares are issuable under the Existing Plan, representing [•]% of the issued and outstanding Shares. As of the Record Date, [•] Options (representing approximately [•]% of the current issued and outstanding Shares), [•] PSUs (representing approximately [•]% of the current issued and outstanding Shares) and [•] RSUs (representing approximately [•]% of the current issued and outstanding Shares) are outstanding. As of the Record Date, there are an aggregate of [•] Shares (representing approximately [•]% of the current issued and outstanding Shares) that are currently available for future grants based on the current issued and outstanding Shares; however, such number of Shares will be allocated toward the number of Shares available pursuant to the New Equity Incentive Plan. Accordingly, if approved, a maximum of [•] Shares would be issuable under the New Equity Incentive Plan, representing [•]% of the outstanding Shares.
The text of the New Equity Incentive Plan Resolution to be submitted to Shareholders at the Meeting is set forth below:
“BE IT RESOLVED THAT:
1.
the omnibus equity incentive plan (the “New Equity Incentive Plan”) of Canopy Growth Corporation (the “Company”), as more particularly described in the proxy statement of the Company dated [•], 2023, is hereby ratified, confirmed and approved and all unallocated awards issuable thereunder are hereby authorized and approved;

2.
the form of the New Equity Incentive Plan may be amended in order to satisfy the requirements or requests of any regulatory authorities without requiring further approval of the shareholders of the Company;

3.
notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered, if they decide not to proceed with the aforementioned resolution, to revoke this resolution at any time prior to giving effect thereto, without further notice to, or approval of, the shareholders of the Company; and
4.
any one or more of the directors or officers of the Company is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, such other documents and instruments, and to do or cause to be done all such other acts and things, as may in the opinion of such director or officer of the Company be necessary or desirable to carry out the intent of the foregoing resolutions, the execution of any such document or the doing of any such other act or thing by any director or officer of the Company being conclusive evidence of such determination.”

In accordance with the requirements of the TSX, the Company will be required to seek the approval of Shareholders for all unallocated New Equity Incentive Plan Awards (as defined below) under the New Equity Incentive Plan every three years.
The following is a brief summary of the New Equity Incentive Plan. This summary is qualified in its entirety by reference to the text of the New Equity Incentive Plan, a copy of which is attached as Appendix C to this Proxy Statement.
Summary of the New Equity Incentive Plan
The New Equity Incentive Plan will be administered by the Board, unless the administration of the New Equity Incentive Plan has been delegated by the Board to a committee or sub-delegated in accordance with the terms of the New Equity Incentive Plan (the “Plan Administrator”) and the Plan Administrator will have sole and complete authority, in its discretion, to: (a) determine the individuals to whom grants under the New Equity Incentive Plan may be made; (b) make grants of Options, RSUs, DSUs or share-based awards (collectively, the “New Equity Incentive Plan Awards”) under the New Equity Incentive Plan relating to the issuance of Shares (including any combination of Options, RSUs or DSUs); (c) establish the form or forms of New Equity Incentive Plan Award agreements (an “Award Agreement”); (d) cancel, amend, adjust or otherwise change any New Equity Incentive Plan Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of the New Equity Incentive Plan; (e) construe and interpret the New Equity Incentive Plan and all Award Agreements; (f) adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the New Equity Incentive Plan; and (g) make all other determinations and take all other actions necessary or advisable for the implementation and administration of the New Equity Incentive Plan.
Shares Subject to the New Equity Incentive Plan
The New Equity Incentive Plan, which is a “rolling” plan, provides that the aggregate number of Shares reserved for issuance from treasury pursuant to New Equity Incentive Plan Awards granted under the New Equity Incentive Plan may not exceed 10% of the Company’s total issued and outstanding Shares from time to time (including Shares reserved for issuance in respect of [•] Awards outstanding under the Existing Plan and in respect of any other Security Based Compensation Arrangement (as defined in the New Equity Incentive Plan)), such number being [•] as of the date hereof. The New Equity Incentive Plan is considered an “evergreen” plan, since the Shares covered by New Equity Incentive Plan Awards which have been settled, exercised or terminated will be available for subsequent grants under the New Equity Incentive Plan and the number of New Equity Incentive Plan Awards available to grant increases as the number of issued and outstanding Shares increases.
Insider Participation Limit
The New Equity Incentive Plan provides that the aggregate number of Shares: (a) issuable to Insiders (as defined in the New Equity Incentive Plan) at any time, under all of the Company’s Security Based Compensation Arrangements, may not exceed 10% of the Company’s issued and outstanding Shares; and (b) issued to Insiders within any one-year period, under all of the Company’s Security Based Compensation Arrangements, may not exceed 10% of the Company’s issued and outstanding Shares.

Administration of the New Equity Incentive Plan
The New Equity Incentive Plan provides that the initial Plan Administrator will be the Board. To the extent permitted by applicable law, the Board may, from time to time, delegate the administration of the New Equity Incentive Plan to a committee of the Board (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to the New Equity Incentive Plan, including the power to sub-delegate to any member(s) of the Committee or any specified officer(s) of the Corporation all or any of the powers delegated to the Board.
Eligibility
All directors, employees and consultants will be eligible to participate in the New Equity Incentive Plan, subject to certain limitations. Participation in the New Equity Incentive Plan will be voluntary and eligibility to participate will not confer upon any director, employee or consultant any right to receive any grant of a New Equity Incentive Plan Award pursuant to the New Equity Incentive Plan. The extent to which any director, employee or consultant is entitled to receive a grant of a New Equity Incentive Plan Award pursuant to the New Equity Incentive Plan will be determined in the sole and absolute discretion of the Plan Administrator.
Types of New Equity Incentive Plan Awards; Non-Transferability
Options, RSUs, DSUs and Share-Based Awards may be granted pursuant to the New Equity Incentive Plan, as further summarized below. All of the New Equity Incentive Plan Awards described below are subject to the conditions, limitations, restrictions, exercise price, vesting, settlement, and forfeiture provisions determined by the Plan Administrator, in its sole discretion, subject to such limitations provided in the New Equity Incentive Plan and will generally be evidenced by an Award Agreement. In addition, subject to the limitations provided in the New Equity Incentive Plan and in accordance with applicable law, the Plan Administrator may accelerate or defer the vesting or payment of New Equity Incentive Plan Awards, cancel, or modify outstanding New Equity Incentive Plan Awards, and waive any condition imposed with respect to New Equity Incentive Plan Awards or Shares issued pursuant to New Equity Incentive Plan Awards.
Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of New Equity Incentive Plan Awards, whether voluntary, involuntary, by operation of law or otherwise, will vest any interest or right in such New Equity Incentive Plan Awards whatsoever in the assignee or transferee and immediately upon assignment or transfer, or any attempt to make the same, such New Equity Incentive Plan Awards will terminate and be of no further force or effect.
Options
The New Equity Incentive Plan provides that the Plan Administrator may, from time to time, subject to the provisions of the New Equity Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant. The terms and conditions of each Option grant will be evidenced by an Award Agreement. The Plan Administrator will establish the exercise price at the time each Option is granted, which Exercise Price must in all cases be not less than (a) if the Shares are trading on a U.S. stock exchange, the higher of (i) the volume weighted average trading price of Shares on such U.S. stock exchange for the five trading days ending on the last trading day immediately prior to the applicable date or (ii) the closing price of Shares on the U.S. stock exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date; (b) if the Shares are not trading on a U.S. stock exchange, but are listed on a Canadian stock exchange, the higher of (i) the volume weighted average trading price of the Shares on the Canadian stock exchange for the five trading days ending on the last trading day immediately prior to the applicable date or (ii) the closing price of the Shares on the Canadian stock exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date; (c) if the Shares are only listed on an over-the-counter market and sales prices are regularly reported for the Shares, the closing or, if not applicable, the last price of the Shares on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; provided that if sales prices are not regularly reported on such over-the-counter market, the mean between the bid and the asked price for the Shares on the close of trading in the over-the-counter market for the most recent trading day on which the Shares were traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; (d) if the Shares are neither listed on a U.S. stock exchange nor a Canadian stock exchange nor traded in the over-the-counter market, such value as the Plan Administrator, in good faith, shall determine in compliance with applicable laws (for the purposes of this section, the “Fair Market Value”). Subject to any accelerated termination as set forth in the New Equity Incentive Plan, each Option will expire on the expiry date specified in the Award Agreement (which may not be later than the tenth anniversary of the date of grant) or, if not so specified, the tenth anniversary of the date of grant. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Options. Once an Option becomes vested, it will remain vested and will be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as may be otherwise set forth in any written employment agreement, Award Agreement or other written agreement between the Company or a Related Entity (as defined in the New Equity Incentive Plan) and the Participant. Each Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable. The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in the New Equity Incentive Plan, such as vesting conditions relating to the attainment of specified Performance Goals (as defined in the New Equity Incentive Plan).
Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award Agreement, the exercise notice must be accompanied by payment of the exercise price. Unless otherwise specified by the Plan Administrator and set forth in the particular Award Agreement, a Participant may, but only if permitted by the Plan Administrator, in lieu of exercising an Option pursuant to an exercise notice, elect to surrender such Option to the Company (a “Cashless Exercise”) in consideration for an amount from the Company equal to: (i) the Fair Market Value of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate exercise price of the Option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”), by written notice to the Company indicating the number of Options such participant wishes to exercise using the Cashless Exercise, and such other information that the Company may require. Subject to the provisions of the New Equity Incentive Plan, the Company will satisfy payment of the In-the-Money Amount by delivering to the Participant such number of Shares (rounded down to the nearest whole number) having a fair market value equal to the In-the-Money Amount.
Restricted Share Units (RSUs)
The New Equity Incentive Plan provides that the Plan Administrator may, from time to time, subject to the provisions of the New Equity Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant, including in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year. The terms and conditions of each RSU grant will be evidenced by an Award Agreement. Each RSU will consist of a right to receive a Share upon the settlement of such RSU.
The number of RSUs (including fractional RSUs) granted in respect of a bonus or similar payment at any particular time pursuant to the terms of the New Equity Incentive Plan will be calculated by dividing: (i) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Plan Administrator, by (ii) the greater of (A) the Fair Market Value of a Share on the date of grant; and (B) such amount as determined by the Plan Administrator in its sole discretion. Subject to the conditions in the New Equity Incentive Plan, the Plan Administrator will have the authority to determine any vesting terms applicable to the grant of RSUs, including vesting conditions relating to the attainment of specified Performance Goals.
Subject to the terms of the New Equity Incentive Plan and except as otherwise provided in an Award Agreement, on the settlement date for any RSU, the Participant will redeem each vested RSU for one fully paid and non-assessable Share issued from treasury to the Participant. The Plan Administrator will have the sole authority to determine any other settlement terms applicable to the grant of RSUs.

Deferred Share Units (DSUs)
The New Equity Incentive Plan provides that a portion of the Director Fees (as defined in the New Equity Incentive Plan) may be payable in the form of DSUs. In addition, each Electing Person (as defined in the New Equity Incentive Plan) will be given, subject to the conditions stated in the New Equity Incentive Plan, the right to elect to participate in the grant of additional DSUs. An Electing Person who elects to participate in the grant of additional DSUs will receive their Elected Amount, being an amount, as elected by the Director, in accordance with applicable tax law, between 0% and 100% of any Director Fees that would otherwise be paid in cash, in the form of DSUs. Each Electing Person who elects to receive their Elected Amount in the form of DSUs will be required to file an Election Notice (as defined in the New Equity Incentive Plan) with the CFO of the Company: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year to which such election is to apply; and (ii) in the case of a newly appointed Electing Person who is not a U.S. Taxpayer (as defined in the New Equity Incentive Plan), within 30 days of such appointment with respect to compensation paid for services to be performed after such date.
The number of DSUs (including fractional DSUs) granted at any particular time pursuant to the terms of the New Equity Incentive Plan will be calculated by dividing: (i) the amount of Director Fees that are to be paid as DSUs, as determined by the Plan Administrator or Director Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the Fair Market Value of a Share on the date of grant. In addition to the foregoing, the Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant DSUs to any Participant. Except as otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, DSUs will vest immediately upon grant.
On the settlement date for any DSU, the Participant will redeem each vested DSU for: (i) one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct; or (ii) at the election of the Participant and subject to the approval of the Plan Administrator, a cash payment. Any cash payments made pursuant to the terms of the New Equity Incentive Plan by the Corporation to a Participant in respect of DSUs to be redeemed for cash will be calculated by multiplying the number of DSUs to be redeemed for cash by the Fair Market Value per Share as at the settlement date.
Share-Based Awards
The New Equity Incentive Plan provides that the Plan Administrator may grant other types of equity-based or equity-related New Equity Incentive Plan Awards (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, including, but not limited to, being subject to performance criteria, or in satisfaction of such obligations, as the Plan Administrator may determine. Such awards may involve the issuance of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. To the extent a New Equity Incentive Plan Award is settled in cash, settlement must occur no later than December 31 of the third calendar year following the calendar year in which the date of grant occurs in respect of the relevant Award Agreement.
Dividend Equivalents
The New Equity Incentive Plan provides that unless otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, an award of RSUs and DSUs will include the right for such RSUs and DSUs to be credited with dividend equivalents in the form of additional RSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents will be computed by dividing: (i) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (ii) the Fair Market Value at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s account will vest in proportion to the RSUs and DSUs to which they relate, and will be settled in accordance with the terms of the New Equity Incentive Plan.
Blackout Periods
Pursuant to the terms of the New Equity Incentive Plan, in the event a New Equity Incentive Plan Award expires or vests at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of the Company exists, the expiry or settlement of such award will be delayed (in a manner and to the extent such delay complies with Section 409A of the Revenue Code with respect to any U.S. Taxpayer) until the earlier of: (i) the date that is two business days after which such scheduled blackout terminates; or (ii) there is no longer such undisclosed material change or material fact.
Termination of Employment or Services
Subject to the terms of the New Equity Incentive Plan, unless otherwise determined by the Plan Administrator or as set forth in an employment agreement, Award Agreement or other written agreement:
(a)
where a Participant’s employment, consulting agreement or arrangement is terminated by the Company or a Related Entity for Cause (as defined in the New Equity Incentive Plan), then any Option or other New Equity Incentive Plan Award held by the Participant that has not been exercised, surrendered or settled as of the Termination Date (as defined in the New Equity Incentive Plan) shall be immediately forfeited and cancelled as of the Termination Date;

(b)
where a Participant’s employment, consulting agreement or arrangement is terminated by the Company or a Related Entity without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or by reason of resignation by the Participant, or on account of his or her becoming Disabled (as defined in the New Equity Incentive Plan), or by reason of the death of the Participant, there will be no further vesting of any unvested Options or other New Equity Incentive Plan Awards after the Termination Date;

(c)
a Participant’s eligibility to receive further grants of Options or other New Equity Incentive Plan Awards ceases as of:

(i)
the Termination Date; or

(ii)
the date of the death of the Participant;

(d)
unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, Options or other New Equity Incentive Plan Awards will not be affected by a change of employment or consulting agreement or arrangement, a directorship within or among the Company or a Related Entity for so long as the Participant continues to be a Director, Employee or Consultant, as applicable, of the Company or a Related Entity; and

(e)
except as otherwise provided in an applicable Award Agreement or employment agreement, and notwithstanding any other provision of the New Equity Incentive Plan, in the case of an New Equity Incentive Plan Awards (other than an Option or DSU) that is granted to a U.S. Taxpayer and that becomes vested (in whole or in part) pursuant to the terms of the New Equity Incentive Plan upon the Participant’s Termination Date, such New Equity Incentive Plan Award will, subject to the terms of the New Equity Incentive Plan, be settled as soon as administratively practicable following the Participant’s Termination Date but in no event later than 90 days following the Participant’s Termination Date, provided that if such New Equity Incentive Plan Award is an RSU, settlement will occur no later than March 15th of the year following the year of the applicable vesting event.

Change in Control
The New Equity Incentive Plan provides that except as may be set forth in an employment agreement, Award Agreement or other written agreement between the Company or a Related Entity and a Participant:
(a)
Subject to the terms and conditions in the New Equity Incentive Plan, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause: (i) the conversion or exchange of any outstanding New Equity Incentive Plan Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control (as defined below), (ii) outstanding New Equity Incentive Plan Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an New Equity Incentive Plan Award to lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control, (iii) the termination of a New Equity Incentive Plan Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such New Equity Incentive Plan Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such New Equity Incentive Plan Award or realization of the Participant’s rights, then such New Equity Incentive Plan Award may be terminated by the Company without payment), (iv) the replacement of such New Equity Incentive Plan Award with other rights or property selected by the Board in its sole discretion where such replacement would not adversely affect the holder, or (v) any combination of the foregoing. The Plan Administrator will not be required to treat all New Equity Incentive Plan Awards similarly in the transaction.
(b)
If the Participant is an executive officer or director of the Company, within 18 months following the completion of a transaction resulting in a Change in Control, a Participant’s employment or directorship is terminated by the Corporation or a Related Entity without Cause:

(i)
any unvested New Equity Incentive Plan Awards held by such Participant at the Termination Date shall immediately vest, with any New Equity Incentive Plan Awards that vest based on Performance Goals vesting at their specified level of attainment; and

(ii)
any vested New Equity Incentive Plan Awards of such Participants may be exercised, surrendered or settled by such Participant at any time during the period that terminates on the earlier of: (A) the expiry date of such New Equity Incentive Plan Award; and (B) the date that is three months after the Termination Date, provided that any vested New Equity Incentive Plan Awards (other than Options) granted to U.S. Taxpayers will be settled within 90 days of the Participant’s Termination Date, provided that if such New Equity Incentive Plan Award is an RSU, settlement will occur no later than March 15th of the year following the year of the applicable vesting event. Any New Equity Incentive Plan Award that has not been exercised, surrendered or settled at the end of such period will be immediately forfeited and cancelled.

(c)
Unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on the U.S. stock exchange, the Canadian stock exchange or any other exchange upon which the Shares may then be listed, then the Company may terminate all of the New Equity Incentive Plan Awards , other than an Option held by a Canadian Taxpayer (as defined in the New Equity Incentive Plan) for the purposes of the Income Tax Act (Canada), granted under the New Equity Incentive Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each New Equity Incentive Plan Award equal to the fair market value of the New Equity Incentive Plan Award held by such Participant as determined by the Plan Administrator, acting reasonably, provided that any vested New Equity Incentive Plan Awards granted to U.S. Taxpayers will be settled within 90 days of the Change in Control.

For purposes of the New Equity Incentive Plan, “Change in Control” means the occurrence of: (i) any individual, entity or group of individuals or entities acting jointly or in concert (other than the Company, its affiliates or an employee benefit plan or trust maintained by the Company or its affiliates, or any company owned, directly or indirectly, by the Shareholders in substantially the same proportions as their ownership of Shares) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities (excluding any person who becomes such a beneficial owner in connection with a transaction described in clause (ii) of this definition; (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in clause (i) of this definition) acquires more than 50% of the combined voting power of the Company’s then outstanding securities will not constitute a Change in Control; or (iii) a complete liquidation or dissolution of the Company or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company, other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale. Notwithstanding the foregoing, with respect to any New Equity Incentive Plan Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Revenue Code, an event will not be considered to be a Change in Control under the New Equity Incentive Plan for purposes of payment of such New Equity Incentive Plan Award unless such event constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s within the meaning of Section 409A of the Revenue Code.
Amendments, Suspension or Termination of the New Equity Incentive Plan
The New Equity Incentive Plan will terminate on June 20, 2033, the date which is ten years from the date of its adoption by the Board. The New Equity Incentive Plan may be terminated at an earlier date by vote of the Shareholders or the Board; provided, however, that any such earlier termination will not affect any Award Agreements executed prior to the effective date of such termination. Termination of the New Equity Incentive Plan will not affect any New Equity Incentive Plan Awards theretofore granted. The Plan Administrator may from time to time, without notice, or upon notice in accordance with and limited to any applicable Employment Standards (as defined in the New Equity Incentive Plan), and without approval of the Shareholders of the Company, amend, modify, change, suspend or terminate the New Equity Incentive Plan or any New Equity Incentive Plan Awards granted pursuant to the New Equity Incentive Plan as it, in its discretion determines appropriate, provided, however, that:
(a)
no such amendment, modification, change, suspension or termination of the New Equity Incentive Plan or any New Equity Incentive Plan Awards granted thereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the New Equity Incentive Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any requirements under applicable securities laws or any requirements of the U.S. stock exchange or the Canadian stock exchange; and

(b)
any amendment that would cause a New Equity Incentive Plan Award held by a U.S. Taxpayer to be subject to income inclusion under Section 409A of the Revenue Code will be null and void ab initio with respect to the U.S. Taxpayer unless the consent of the U.S. Taxpayer is obtained.

Amendments Requiring Shareholder Approval
The New Equity Incentive Plan provides that Shareholder approval will be required for any amendment, modification or change that:
(a)
reduces the exercise price or purchase price of a New Equity Incentive Plan Award benefiting an Insider of the Company;

(b)
extends the term of a New Equity Incentive Plan Award benefiting an Insider of the Company;

(c)
increases the percentage or number of Shares reserved for issuance under the New Equity Incentive Plan, except pursuant to the provisions under Article 10 of the New Equity Incentive Plan, which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(d)
increases or removes the 10% limits on Shares issuable or issued to Insiders;

(e)
reduces the exercise price of an Option award (for this purpose, a cancellation or termination of an Option award of a Participant prior to its expiry date for the purpose of reissuing an Option Award to the same Participant with a lower exercise price or any other action that is treated as a repricing under generally accepted accounting principles will be treated as an amendment to reduce the exercise price of an Option award), except pursuant to the provisions of the New Equity Incentive Plan, which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Company or its capital;

(f)
extends the term of an Option award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the Participant or within 10 business days following the expiry of such a blackout period);

(g)
permits an Option award to be exercisable beyond 10 years from its date of grant (except where an expiry date would have fallen within a blackout period of the Company);

(h)
permits New Equity Incentive Plan Awards to be transferred to a person in circumstances other than those specified under Section 3.9 of the New Equity Incentive Plan (Non-Transferability of Awards);

(i)
changes the eligible participants of the Plan; or

(j)
deletes or reduces the range of amendments which require approval of Shareholders under Section 12.2 of the New Equity Incentive Plan (Shareholder Approval).

Permitted Amendments
The New Equity Incentive Plan provides that the Plan Administrator may, without Shareholder approval, at any time or from time to time, amend the New Equity Incentive Plan for the purposes of:
(a)
making any amendments to the general vesting provisions of each New Equity Incentive Plan Award;

(b)
making any amendments to the provisions set out in Article 9 of the New Equity Incentive Plan (Termination of Employment or Services);

(c)
making any amendments to add covenants of the Company for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(d)
making any amendments not inconsistent with the New Equity Incentive Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or

(e)
making such changes or corrections which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

U.S. Federal Income Tax Considerations
The material U.S. federal income tax consequences of the issuance and exercise of Options and other Awards under the New Equity Incentive Plan to U.S. Taxpayers (as defined in the New Equity Incentive Plan), based on the current provisions of the Revenue Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all Awards granted under the New Equity Incentive Plan to U.S. Taxpayers are exempt from or comply with, the rules under Section 409A of the Revenue Code related to nonqualified deferred compensation.

Incentive Stock Options (ISOs)
Incentive stock options (“ISOs”) are intended to qualify for treatment under Section 422 of the Revenue Code. An ISO does not result in taxable income to the Participant or deduction to us at the time it is granted or exercised, provided that no disposition is made by the Participant of the Shares acquired pursuant to the ISO within two years after the date of grant of the ISO, nor within one year after the date of issuance of Shares to the Participant (referred to as the “ISO holding period”). However, the difference between the fair market value of the Shares on the date of exercise and the ISO price will be an item of tax preference includible in “alternative minimum taxable income” of the Participant. Upon disposition of the Shares after the expiration of the ISO holding period, the Participant will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the ISO price paid for the Shares. If the Shares are disposed of prior to the expiration of the ISO holding period, the Participant generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the Shares on the date of exercise of the ISO over the ISO price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the Shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the Participant’s adjusted basis in the Shares.
Non-Qualified Options
Options otherwise qualifying as ISOs, to the extent the aggregate fair market value of Shares with respect to which such ISOs are first exercisable by an individual in any calendar year exceeds $100,000, and Options designated as non-qualified options (“Non-Qualified Options”) will be treated as Options that are not ISOs.
A Non-Qualified Option ordinarily will not result in income to the Participant or deduction to us at the time of grant. The Participant will recognize compensation income at the time of exercise of such Non-Qualified Option in an amount equal to the excess of the then value of the Shares over the Non-Qualified Option price per Share. Such compensation income of Participants may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the Participant’s compensation income.
A Participant’s initial basis in Shares so acquired will be the amount paid on exercise of the Non-Qualified Option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the Shares so acquired will be capital gain or loss.
Stock Grants
With respect to stock grants under the New Equity Incentive Plan that result in the issuance of Shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the Participant must generally recognize ordinary income equal to the fair market value of Shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the Participant will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant.
With respect to stock grants involving the issuance of Shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the Participant must generally recognize ordinary income equal to the fair market value of the Shares received at the first time the Shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A Participant may elect to be taxed at the time of receipt of Shares, rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the Participant subsequently forfeits such Shares, the Participant would not be entitled to any tax deduction, including as a capital loss, for the value of the Shares on which he previously paid tax. The Participant must file such election with the U.S. Internal Revenue Service within 30 days of the receipt of the Shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant.
Stock Units
The Participant recognizes no income until the issuance of the Shares. At that time, the Participant must generally recognize ordinary income equal to the fair market value of the Shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant.

New Plan Benefits
The amounts of future grants under the New Equity Incentive Plan are not determinable and will be granted at the sole discretion of the Plan Administrator. We cannot determine at this time either the persons who will receive such Awards under the New Equity Incentive Plan or the amount or types of any such Awards.
On [•], 2023, the closing market price per Share on the Nasdaq Global Select Market was US$[•], and C$[•] on the TSX.
Required Vote
You may select “For,” Against” or “Abstain” with respect to the New Equity Incentive Plan Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval of the New Equity Incentive Plan Proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NEW EQUITY INCENTIVE PLAN PROPOSAL. Unless otherwise instructed, the persons designated in the enclosed proxy form intend to vote “FOR” the New Equity Incentive Plan Proposal.

PROPOSAL NO. 4 – SHARE CONSOLIDATION PROPOSAL
At the Meeting, Shareholders will be asked to consider and if deemed advisable, to pass, with or without variation, the Share Consolidation Resolution, the full text of which is set out below, approving the amendment to the articles of the Company to provide that: (i) the authorized capital of the Company be altered by consolidating all of the issued and outstanding Shares on the basis of one post-consolidation Share for each number of pre-consolidation Shares to be determined within a range of between five to 15 pre-consolidation Shares (the “Consolidation Range”) at anytime prior to September 25, 2024, with the exact ratio to be set at a whole number within this range by the Board in its sole discretion (the “Share Consolidation”); and (ii) any fractional Shares arising from the consolidation of the Shares will be deemed to have been tendered by its registered owner to the Company for cancellation for no consideration.
If the Share Consolidation Resolution is approved, the Share Consolidation would only be implemented, if at all, upon a determination by the Board that it is in the best interests of the Company and its Shareholders. The Board’s selection of the specific ratio will be based primarily on the price of the Shares at the given time and expected stability of that price.
If the Board does not implement the Share Consolidation within 12 months of the date of the Meeting, the authority granted by the Share Consolidation Resolution will lapse and be of no further force or effect.
The text of the Share Consolidation Resolution which Shareholders will be asked to pass as a special resolution at the Meeting is set out below:
“BE IT RESOLVED THAT:
1.
the articles of Canopy Growth Corporation (the “Company”) shall be amended to provide that: (i) the authorized capital of the Company is altered by consolidating all of the issued and outstanding common shares of the Company (the “Shares”) on the basis of one post-consolidation Share for a number of pre-consolidation Shares to be determined within a range of whole numbers between five and 15 pre-consolidation Shares (the “Consolidation Range”) and the board of directors of the Company (the “Board”) be hereby authorized to determine the final consolidation ratio within such Consolidation Range, in its sole discretion, such amendment to become effective on such date and time the Board may determine within one year of the date hereof (the “Share Consolidation”); and (ii) any fractional Shares arising from the consolidation of the Shares will be deemed to have been tendered by its registered owner to the Company for cancellation for no consideration, all as more fully described in the Company’s proxy statement dated [•], 2023, and subject to all necessary stock exchange approvals;

2.
the Company shall deliver the articles of amendment reflecting such Share Consolidation in the prescribed form to the Director appointed under the Canada Business Corporations Act;

3.
notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered, if they decide not to proceed with the aforementioned resolution, to revoke this resolution at any time prior to giving effect thereto, without further notice to, or approval of, the shareholders of the Company; and

4.
any one or more of the directors or officers of the Company is hereby authorized and directed, acting for, in the name of and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or cause to be delivered, such other documents and instruments, and to do or cause to be done all such other acts and things, as may in the opinion of such director or officer of the Company be necessary or desirable to carry out the intent of the foregoing resolutions, the execution of any such document or the doing of any such other act or thing by any director or officer of the Company being conclusive evidence of such determination.”

Background and Reason for the Share Consolidation Proposal
Our primary objective in effectuating the Share Consolidation is to attempt to raise the per-share trading price of our Shares to meet the requirements for the continued listing of our Shares on the Nasdaq

Global Select Market. To maintain our listing, Nasdaq requires, among other things, that the Shares maintain a minimum closing bid price of $1.00 per share. On the Record Date, the closing price for the Shares on the Nasdaq Global Select Market was $0.[•] per Share.
On July 11, 2023, we received a deficiency letter from Nasdaq notifying the Company that, for the 30 consecutive business days ending on July 10, 2023, the bid price for the Shares had closed below the $1.00 minimum required for continued inclusion on the Nasdaq Global Select Market pursuant to Nasdaq Rule 5450(a)(1) (the “Minimum Bid Price Rule”). In accordance with the Nasdaq Rules, the Company was provided an initial period of 180 calendar days, or until January 8, 2024, to regain compliance. If the Company does not regain compliance with the Minimum Bid Price Rule by January 8, 2024, Nasdaq will provide written notification to the Company that the Shares may be delisted.
The Company is seeking Shareholder approval of the Share Consolidation Proposal to have the authority to effectuate the Share Consolidation as a means of increasing the price of the Shares above $1.00 per Share to avoid further action by Nasdaq, in the event we are not able to satisfy the Minimum Bid Price Rule in adequate time before the January 8, 2024 deadline. We expect that the Share Consolidation would increase the bid price per Share above the $1.00 per share set forth in the Minimum Bid Price Rule, thereby satisfying this listing requirement. However, there can be no assurance that the Share Consolidation would have that effect, initially or in the future, or that it would enable us to maintain the listing of the Shares on the Nasdaq Global Select Market or any other tier of Nasdaq. We are not aware of any present efforts by anyone to accumulate our Shares, and the proposed Share Consolidation is not intended to be an anti-takeover device.
In addition, we believe that the low market price of our Shares impairs their marketability to, and acceptance by, institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of Shares outstanding should not, by itself, affect the marketability of the Shares, the type of investor that would be interested in acquiring them or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the price of the Shares but also their trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of Shares.
We also believe that a higher Share price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low Share price, regardless of the size of the Company’s market capitalization. If the Share Consolidation successfully increases the per-share price of our Shares, we believe this increase would enhance our ability to attract and retain employees and service providers.
Effects of the Share Consolidation
If the Share Consolidation is implemented, its principal effect will be to proportionately decrease the number of issued and outstanding Shares by a factor equal to the consolidation ratio selected by the Board. For illustrative purposes only, the following table sets forth, based on the number of Shares issued and outstanding as of the Record Date, the number of Shares that would be issued and outstanding (disregarding any resulting fractional Shares and subject to any issuances occurring after such date) following the implementation of the Share Consolidation, at various consolidation ratios:
Share Consolidation Ratio	Shares Outstanding Post-Share Consolidation1
one post-consolidation Share for every [•] pre-consolidation Shares	[•]
one post-consolidation Share for every [•] pre-consolidation Shares	[•]
Notes:
1. Based on [•] issued and outstanding Shares as of the Record Date.

The Company does not expect the Share Consolidation itself to have any economic effect on holders of Shares or securities convertible into or exercisable to acquire Shares, except to the extent the Share Consolidation will result in fractional Shares. See “No Fractional Shares” below.
The Company will not proceed with the Share Consolidation if it will affect the listing of the Shares on the TSX or the Nasdaq Global Select Market.
Voting rights and other rights of the holders of Shares prior to the implementation of the Share Consolidation will not be affected by the Share Consolidation, other than as a result of the creation and disposition of fractional Shares as described below.
The exercise or conversion price and the number of Shares issuable under any outstanding convertible securities of the Company, including outstanding Options, will be adjusted in accordance with their respective terms on the same basis as the Share Consolidation.
Effect on Non-Registered Shareholders
Non-registered Shareholders holding Shares through an Intermediary should be aware that the Intermediary may have different procedures for processing a consolidation than those that will be put in place by the Company for registered Shareholders. If Shareholders hold their Shares through an Intermediary and they have questions in this regard, they are encouraged to contact their Intermediary.
Effect of the Share Consolidation on Convertible Securities
The exercise or conversion price and/or the number of Shares issuable under any of the Company’s outstanding convertible securities, including under outstanding stock options, warrants, rights, convertible debentures and any other similar securities will be proportionately adjusted upon the implementation of the Share Consolidation, in accordance with the terms of such securities, based on the Share Consolidation ratio.
Effect on Share Certificates
If the Share Consolidation is approved by Shareholders and subsequently implemented, those registered Shareholders who will hold at least one post-consolidation Share will be required to exchange their share certificates representing pre-consolidation Shares for share certificates representing post Share Consolidation Shares following the Share Consolidation or, alternatively, a Direct Registration System (“DRS”) Advice/Statement representing the number of post Share Consolidation Shares they hold following the Share Consolidation. The DRS is an electronic registration system which allows Shareholders to hold Shares in their name in book-based form, as evidenced by a DRS Advice/Statement, rather than a physical share certificate.
If the Share Consolidation is implemented the Company (or its transfer agent) will mail to each registered Shareholder a letter of transmittal in connection with such consolidation. Each registered Shareholder must complete and sign a letter of transmittal after the Share Consolidation takes effect. The letter of transmittal will contain instructions on how to surrender to the transfer agent the certificate(s) representing the registered Shareholder’s pre Share Consolidation Shares. The transfer agent will send to each registered Shareholder who follows the instructions provided in the letter of transmittal a share certificate representing the number of post Share Consolidation Shares to which the registered Shareholder is entitled or, alternatively, a DRS Advice/Statement representing the number of post Share Consolidation Shares the registered Shareholder holds following the Share Consolidation. Non-registered Shareholders who hold their Shares through Intermediaries and who have questions regarding how the Share Consolidation will be processed should contact their Intermediaries with respect to the Share Consolidation. See “Effect on Beneficial shareholders” above.
Until surrendered to the transfer agent, each share certificate representing pre Share Consolidation Shares will be deemed for all purposes to represent the number of post Share Consolidation Shares to which the registered Shareholder is entitled as a result of the Share Consolidation. No delivery of a new share certificate to a Shareholder will be made until the Shareholder surrenders its certificates representing the pre Share Consolidation Shares along with the letter of transmittal to the Company’s transfer agent in the manner detailed herein.

Any registered Shareholder whose old certificate(s) have been lost, destroyed or stolen will be entitled to a replacement share certificate only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.
The method chosen for delivery of share certificates and letters of transmittal to the Company’s transfer agent is the responsibility of the registered Shareholder and neither the transfer agent nor the Company will have any liability in respect of share certificates and/or letters of transmittal which are not actually received by the transfer agent.
REGISTERED SHAREHOLDERS SHOULD NEITHER DESTROY NOR SUBMIT ANY SHARE CERTIFICATE UNTIL HAVING RECEIVED A LETTER OF TRANSMITTAL.
No Fractional Shares
No fractional Shares will be issued in connection with the Share Consolidation and no cash will be paid in lieu of fractional post Share Consolidation Shares. In the event that a Shareholder would otherwise be entitled to receive a fractional Share upon the occurrence of the Share Consolidation such fractional Share will be deemed to have been tendered by its registered owner to the Company for cancellation for no consideration.
No Dissent Rights
Shareholders are not entitled to exercise any statutory dissent rights with respect to the Share Consolidation.
Accounting Consequences
If the Share Consolidation is implemented, net income or loss per Share, and other per Share amounts, will be increased because there will be fewer Shares issued and outstanding. In future financial statements, net income or loss per Share and other per Share amounts for periods ending before the applicable consolidation took effect would be recast to give retroactive effect to such Share Consolidation.
TSX Approval
Assuming Shareholder approval is received at the Meeting, and assuming that the Board determines to proceed with the Share Consolidation, the Share Consolidation will be subject to acceptance by the TSX, and confirmation that, on a post Share Consolidation basis, the Company would meet all of the TSX’s continued listing requirements. If the TSX does not accept the Share Consolidation, the Company will not proceed with the Share Consolidation.
Risks Associated with the Share Consolidation
Reducing the number of issued and outstanding Shares through the Share Consolidation is intended, absent other factors, to increase the per Share market price of the Shares. However, the market price of the Shares after the Share Consolidation will also be affected by the Company’s financial and operational results, its financial position, including its liquidity and capital resources, the development of its operations, industry conditions, the market’s perception of the Company’s business and other factors, which are unrelated to the number of Shares outstanding. Accordingly, there can be no assurance that the market price of the Shares will increase following the implementation of the Share Consolidation or that the Company will be in compliance with the Minimum Bid Price Rule and avoid a delisting of the Shares from the Nasdaq Global Select Market, or that the market price of the Shares will not decrease in the future and again result in noncompliance with the Minimum Bid Price Rule. There can also be no assurance that the implementation of the Share Consolidation will, in and of itself, guarantee the continued listing of the Shares on the Nasdaq Global Select Market or that the Shares will not be delisted from the Nasdaq Global Select Market because the Company fails to meet other Nasdaq continued listing requirements.
The market price of the Shares immediately following the implementation of the Share Consolidation is expected to be approximately equal to the market price of the Shares prior to the implementation of such consolidation multiplied by the applicable consolidation ratio but there is no assurance that the anticipated market price immediately following the implementation of the Share Consolidation will be realized or, if realized, will be sustained. There is a risk that the total market capitalization of the Shares (the market price of the Shares multiplied by the number of Shares outstanding) after the implementation the Share Consolidation may be lower than the total market capitalization of the Shares prior to the implementation of the Share Consolidation.
Although the Company believes that establishing a higher market price for the Shares could also enhance the marketability of the Shares by potentially broadening the pool of investors that may consider investing in the Company, including institutional and other investors whose internal investment policies prohibit or discourage them from purchasing shares trading below a certain minimum price and reduce volatility, there is no assurance that implementing the Share Consolidation will achieve either of these results.
If the Share Consolidation is implemented and the market price of the Shares (adjusted to reflect the applicable consolidation ratio) declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would have occurred if the Share Consolidation had not been implemented. Both the total market capitalization of the Company and the adjusted market price of the Shares following the Share Consolidation may be lower than they were before the Share Consolidation took effect. The reduced number of Shares that would be outstanding after the Share Consolidation is implemented could adversely affect the liquidity of the Shares.
The Share Consolidation may result in some shareholders owning “odd lots” on a post-consolidation basis. Odd lot Shares may be more difficult to sell, or may attract greater transaction costs per Share to sell, and brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions in “round lots.”
Tax Considerations
SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE SHARE CONSOLIDATION TO THEM, INCLUDING THE EFFECTS OF ANY CANADIAN OR U.S. FEDERAL, PROVINCIAL, STATE, LOCAL, FOREIGN AND/OR OTHER TAX LAWS.
Required Vote
You may select “For,” “Against” or “Abstain” with respect to the Share Consolidation Proposal. The affirmative vote of 66 2∕3% of the votes cast, in person or by proxy, will constitute approval of the Share Consolidation Proposal.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE SHARE CONSOLIDATION PROPOSAL. Unless otherwise instructed, the persons designated in the enclosed proxy form intend to vote “FOR” the Share Consolidation Proposal.

PROPOSAL NO. 5 – SAY-ON-PAY PROPOSAL
We believe that our executive compensation program and policies are designed to align the interests of management with the long-term interests of Shareholders. The Company strives to provide clear and concise disclosure regarding its approach to compensation, and to demonstrate how executive compensation is linked to the performance of the Company. Detailed information regarding our executive compensation program and policies, as well as the compensation of our NEOs, is set out above in the section entitled “Compensation Discussion and Analysis” and “Executive Compensation.” We urge Shareholders to read these sections, including the related narrative and tabular compensation disclosure included in this Proxy Statement.
As required by Section 14A of the Exchange Act, we are seeking a vote on an advisory (non-binding) basis to approve the compensation of the NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives Shareholders the opportunity to endorse or not endorse the Company’s executive compensation program and policies.
At the Meeting, Shareholders will be asked to approve, on an advisory (non-binding) basis, a resolution in the form set out below, subject to such amendments, variations or additions as may be approved at the Meeting, to approve the Company’s executive compensation program and policies.
The text of the resolution to be submitted to Shareholders at the Meeting is set out below:
“BE IT RESOLVED THAT the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion contained in the proxy statement, dated [•], 2023, is hereby approved on a non-binding advisory basis.”
Required Vote
You may select “For,” “Against” or “Abstain” with respect to the Say-on-Pay Proposal. The affirmative vote of a simple majority of the votes cast, in person or by proxy, will constitute approval of the Say-on-Pay Proposal.
While this advisory vote on the compensation of the NEOs officers is not binding on the Company, the Board or the CGCN Committee, we value the opinions of our Shareholders. Accordingly, the Board and the CGCN Committee will consider the outcome of this advisory vote when considering future compensation policies, procedures and decisions with respect to our NEOs. Canopy expects to have its next “say-on-pay” vote at its 2024 annual meeting of Shareholders.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SAY-ON-PAY PROPOSAL. Unless otherwise instructed, the persons designated in the enclosed proxy form intend to vote “FOR” the Say-on-Pay Proposal.

PROPOSAL NO. 6 – SHARE ISSUANCE PROPOSAL
At the Meeting, Shareholders will be asked to approve the issuance of Shares issuable upon the conversion of the debentures issued pursuant to that certain indenture, dated July 14, 2023, between the Company and Odyssey Trust Company, acting as trustee (the “Indenture”), in accordance with Nasdaq Rule 5635(d) and Toronto Stock Exchange Company Manual Section 607(g).
Background and Overview of the Share Issuance Proposal
Redemption Transaction
On July 14, 2023, the Company redeemed (the “Redemption”) approximately C$193.0 million aggregate principal amount of its Notes from the Investors at a total cost equal to C$193.0 million pursuant to the Redemption Agreements. In connection with the Redemption, the Investors received (i) a cash payment in the aggregate amount of approximately C$101.0 million; (ii) an aggregate of 90,430,920 Shares (the “Redemption Shares”) valued at approximately C$51.5 million; and (iii) approximately C$40.4 million aggregate principal amount of non-interest bearing unsecured convertible debentures (the “Debentures”). The Company issued an aggregate 43,480 Debentures in connection with the Redemption.
The Debentures do not bear interest. The Debentures are direct senior unsecured obligations of the Company and will rank pari passu, subject to statutory preferred exceptions, with all other present and future senior unsecured obligations or indebtedness of the Company. The Debentures will mature on January 15, 2024 (the “Maturity Date”). If Shareholder approval for this proposal is obtained, the holder of the Debentures may convert the Debentures into Shares (the “Debenture Shares”) at a conversion price equal to C$0.55 (the “Conversion Price”), subject to adjustment in certain events, at any time prior to the close of business on the business day immediately preceding the maturity. The Conversion Price is equal to a 21.8% discount on the five-day volume weighted average trading price of the Shares on the TSX immediately prior to the date of the Indenture. Assuming Shareholder approval for this proposal is obtained, the Company will, at its sole option, elect to settle the Debentures in cash or Shares on the Maturity Date. In the event shareholder approval is not obtained for this proposal, the Debentures will be settled in cash. No fractional Shares will be issued upon conversion of the Debentures and where the aggregate number of Shares to be so issued to a holder of the Debentures would result in a fraction of a Share being issuable, the number of Shares to be received by such holder shall be rounded down to the nearest whole Share.
Pursuant to the terms of the Indenture, the Debentures contain events of default including, among other things, the occurrence of a default or event of default (after the giving of all applicable notices or the expiry of all applicable grace or cure periods) with respect to any mortgage, agreement or other instrument of the Company under which there may be outstanding any indebtedness for money borrowed in excess of C$10 million, a judgment for the payment of C$10 million or more in the aggregate rendered against the Company, a decree or court order adjudging the Company as bankrupt or insolvent or if the Company institutes bankruptcy or insolvency proceedings, or if a resolution is passed for the winding-up or liquidation of the Company. If an event of default occurs and is continuing, the full unpaid principal amount of the Debentures, together with any other amounts owing in respect thereof, to the date of acceleration shall become immediately due and payable (i) in cash in the event the Company has not obtained Shareholder approval for this proposal or (ii) in cash or Shares, at the Company’s election, in the event the Company has obtained Shareholder approval for this proposal.
June Equitization Transaction
On June 30, 2023, the Company exchanged (the “Exchange”) approximately C$12.5 million aggregate principal amount of the Notes held by certain arm’s-length holders of the Notes (the “Exchange Investors”) for an aggregate consideration consisting of cash, including accrued and unpaid interest owing under the Notes, and an aggregate of 24,342,740 Shares (the “Exchange Shares”) pursuant to the exchange agreements dated June 29, 2023 between the Company and each of the Exchanging Investors (collectively, the “Exchange Agreements”). The number of Shares issued to the Exchanging Investors was equal to the aggregate principal amount of the existing Notes held by the Exchanging Investors, divided by C$0.5135, which is 80% of the volume-weighted average trading price of the Shares during the five trading days ending on June 29, 2023.

As used in this Proxy Statement, the transactions described above are referred to as the “Equitization Transactions.”
Reasons for the Equitization Transactions
The Notes were scheduled to mature on July 15, 2023. The Board determined that equitizing the Notes is in the best interests of the Company and its Shareholders because preserving cash allows the Company to strengthen its financial position while providing additional financial flexibility. In making this determination, the Board considered certain factors including, without limitation, (i) the Company financial position, including its cash resources, operating budgets, and actual and anticipated operating expenses and revenues, (ii) the amount of additional capital anticipated to be required for the Company’s operations in the near term, (iii) the amount of securities to be offered and sold in the Equitization Transactions and related dilution to existing Shareholders, (iv) prices at which the Shares have been trading on Nasdaq, including the most recent closing price reported, and the notice the Company received on July 11, 2023 from Nasdaq stating that its listed Shares failed to maintain the minimum bid price requirement of $1.00 per share for 30 consecutive business days for continued listing on the Nasdaq Global Select Market, and (v) conditions in the capital markets, and uncertainties as to future market and economic conditions.
In furtherance of the Board’s determination that equitizing the Notes is in the best interests of the Company and its Shareholders, the Shareholders are being asked to approve the issuance of the Shares upon conversion of the Debentures for purposes of complying with Nasdaq Rule 5635(d) and TSX Company Manual Section 607(g). The Board believes that having the flexibility to settle the Debentures in Shares is in the best interest of the Shareholders because it will enable the Company to improve its liquidity and provide the Company with the financial flexibility to better position the Company for growth.
Effect of Issuance of Shares on Current Shareholders
The Shares that would be issuable to the holders of the Debentures upon conversion would have the same rights and privileges as the Company’s currently outstanding Shares and will not affect the rights of the holders of the Company’s outstanding Shares. While we believe that having the ability to settle conversions of the Debentures in Shares offers benefits to us and our Shareholders, including conservation of cash, any conversions of the Debentures into Shares will have a dilutive effect on the existing Shareholders, including the voting power and economic rights of the existing Shareholders, and may result in a decline in our Share price or greater price volatility. Further, any sales in the public market of our Shares issuable to the holders of the Debentures could adversely affect prevailing market prices of our Shares. The increased number of issued Shares could also discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.
As we have no control over whether the holders of the Debentures will elect to convert the Debentures, subject to Shareholder approval, we are unable to forecast or predict with any certainty the total number of Debenture Shares issuable if the Share Issuance Proposal is approved by the Shareholders. Assuming that all Debentures are converted by the holders at the conversion price equal to C$0.55, 76,271,325 Shares will be issuable upon conversion of the Debentures if the Share Issuance Proposal is approved by the Shareholders (subject to adjustment in the event the Share Consolidation Proposal as described in this Proxy Statement is approved by the Shareholders). The Conversion Price is subject to customary adjustment provisions, for stock splits, stock or cash dividends or distributions, reclassifications and other similar recapitalization transactions, subsequent issuances of options, rights or warrants to all or substantially all of the holders of our Shares, and certain fundamental transactions.
The Indenture governing the Debentures contains certain conversion limitations, providing that no conversion may be made if, after giving effect to the conversion, the holder, together with any of its affiliates, would own in excess of 4.99% of our outstanding Shares.
Why We Are Seeking Shareholder Approval
Shareholder Approval Requirement
Our Shares are listed on the Nasdaq Global Select Market under the symbol “CGC” and on the TSX under the symbol “WEED” and as such, we are subject to the Nasdaq Rules and the TSX Company Manual.

Under Nasdaq Rule 5635(d), shareholder approval is required prior to the issuance of securities in a transaction, other than a public offering, involving the sale, issuance or potential issuance by a listed company of common stock (or securities convertible into or exercisable for common stock), which equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, at a price less than the lower of: (i) the closing price immediately preceding the signing of the binding agreement for the transaction, or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement for the transaction (the “Nasdaq 20% Rule”). Pursuant to Section 607(g)(i) of the TSX Company Manual (the “Company Manual”), the TSX requires securityholder approval as a condition of acceptance of a notice of an issuance of securities if the aggregate number of listed securities issuable under a private placement is greater than 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction and the price per security is less than the market price (the “TSX 25% Rule”). In determining whether multiple issuances should be aggregated for purposes of the Nasdaq 20% Rule and the TSX 25% Rule, the timing of the issuances of the shares, among other factors, are considered. Since the Exchange Shares were issued within six months of the Redemption Shares, in the case of the Nasdaq 20% Rule and within three months of the Redemption Shares, for the purposes of the TSX 25% Rule, we are aggregating the Shares that were issued in the June Equitization Transaction and the Redemption. As a result, compliance with the Nasdaq 20% Rule and the TSX 25% Rule will be determined based on the number of Shares outstanding immediately preceding the execution of the Exchange Agreements in connection with the Exchange in the June Equitization Transaction, which were signed on June 30, 2023. Immediately prior to the execution of the Exchange Agreements, there was 591,691,753 Shares.
While the issuance of the 24,342,740 Exchange Shares in the June Equitization and the 93,936,441 Redemption Shares in the July Equitization do not result in the issuance of 20% or more of the outstanding Shares under the Nasdaq 20% Rule or 25% of the outstanding Shares pursuant Section 607(g) of the TSX Company Manual, the issuance of the Debenture Shares when aggregated with the 24,342,740 Exchange Shares issued in the June Equitization and the 93,936,441 Redemption Shares issued in the Redemption constitute a “20% issuance” pursuant to Nasdaq Rule 5635(d) and a “25% issuance” pursuant Section 607(g) of the TSX Company Manual.
In particular, as of June 27, 2023, the Company had 591,691,753 Shares issued and outstanding on a non-diluted basis. In connection with the Redemption, the Company will issue up to a maximum of 73,418,178 Shares upon conversion of the Debentures, subject to adjustment in accordance with the terms of the Indenture (representing 12.4% of the issued and outstanding Shares on a non-diluted basis and equal to 34.4% of the issued and outstanding Shares on a non-diluted basis when aggregated with the 24,342,740 Exchange Shares and the 93,936,441 Redemption Shares).
Accordingly, in order to comply with the Nasdaq 20% Rule and the TSX 25% Rule and to satisfy conditions under the Indenture, we are seeking Shareholder approval to permit issuance of more than 20% of our Shares pursuant to the terms and conditions of the Indenture in connection with the conversion of the Debentures.
Consequences if the Share Issuance Proposal Is Approved
If the Shareholders approve the Share Issuance Proposal, the Debentures will be convertible into Shares, at the election of the holder of the Debentures, at any time following the requisite Shareholder approval. Pursuant to the Indenture, the Company will, at its sole option, have the right to elect to settle the Debentures in cash or Shares on the Maturity Date; provided, however, that the Company has agreed with its lenders that it will settle the Debentures in Shares on the Maturity Date if the requisite Shareholder approval has been obtained.
Consequences if the Share Issuance Proposal Is Not Approved
We are not seeking the approval of Shareholders to authorize entry into the Redemption Agreements, or to issue the Debentures, as we have already done so, and such documents already are binding obligations of the Company. The failure of our Shareholders to approve this proposal will not negate the existing terms of the documents, which will remain a binding obligation of the Company.

Repayment of the Debentures in Cash
If the Shareholders do not approve the Share Issuance Proposal, the Debentures will mature on January 15, 2024, and the Company will be required to repay the Debentures in cash. The Company will not have the option to satisfy the Debentures in Shares on the Maturity Date assuming the Share Issuance Proposal is not approved. If all repayments on the outstanding Debentures are satisfied in cash, we estimate that we would pay approximately C$40.4 million in satisfaction of such repayments. The repayment of the Debentures in cash would impair our ability to conserve cash and divert resources away from funding our business operations, which could negatively impact our prospects, financial condition and results of operations. In addition, if the Share Issuance Proposal is not approved, we may need to seek alternative sources of financing, which financing may not be available on advantageous terms, or at all, and which may result in the incurrence of additional transaction expenses.
Potential Future Dilution
If the Company cannot issue Shares in settlement of the Debentures, and the Company does not otherwise have sufficient available cash to meet payment obligations under the Debentures, the Company will be forced to seek to raise additional capital through, among other things, the issuance of Shares or other convertible securities, which issuances may be at prices more dilutive to Shareholders than the terms permitting conversion of the Debentures into Debenture Shares. To the extent that the Company engages in such transactions to raise additional capital, the current Shareholders could be substantially diluted.
Other Potential Consequences
If the Share Issuance Proposal is not approved, and if the Company does not have sufficient funds to make cash payments that become due upon maturity because the Debentures cannot be converted into Debenture Shares without violating the Nasdaq 20% Rule and the TSX 25% Rule, the failure to pay the Debentures will constitute an event of a default, and if the Company cannot raise funds to make required the required payments, then the Debentures will continue in default which would have significant negative consequences for the Company and its Shareholders, including cross default under the Company’s other material contracts. Such a continuing default could harm the Company’s financial condition, force the Company to reduce or cease operations or could result in the Company declaring bankruptcy and the holder of the Debentures seizing some or all of the assets of the Company and its subsidiaries.
Voting Agreement
On July 13, 2023, we entered into a voting support agreement with CBG Group, our largest Shareholder, pursuant to which CBG Group has agreed to vote its Shares in favor of this Share Issuance Proposal at the Meeting. As of the Record Date, CBG Group held 171,499,258 of our Shares.
Further Information
The terms of the Redemption Agreements, the Indenture and the Debentures are only briefly summarized above. For further information with respect to the Redemption Agreements and the Indenture, please refer to the copies of such agreements, which will be filed with the SEC as exhibits to a Current Report on Form 8-K. For further information with respect to the June Equitization Transaction and the Exchange Agreements, please refer to the Current Report on Form 8-K, which was filed with the SEC on July 3, 2023. The discussion herein is qualified in its entirety by reference to the filed documents.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL. Unless otherwise instructed, the persons designated in the enclosed proxy form intend to vote “FOR” the Share Issuance Proposal.

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL GENERAL MEETING
Canopy is subject to both the rules of the SEC under the Exchange Act, and the provisions of the CBCA with respect to Shareholder proposals. As clearly indicated under the CBCA and the rules of the SEC under the Exchange Act, simply submitting a Shareholder proposal does not guarantee its inclusion in the proxy materials.
Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2024 annual general meeting of Shareholders must submit their proposals to the Corporate Secretary of the Company on or before [April 11, 2024] (which is 120 calendar days before the anniversary of the date this Proxy Statement was first sent to Shareholders), and must otherwise comply with the requirements of Rule 14a-8. In the event that we hold our 2024 annual general meeting of Shareholders more than 30 days before or after the one-year anniversary date of the Meeting, we will disclose the new deadline by which Shareholders’ proposals must be received by any means reasonably calculated to inform Shareholders. A proposal submitted to the Corporate Secretary should be submitted in writing to Canopy Growth Corporation, 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8, Attention: Corporate Secretary.
Under the CBCA to be eligible to submit a Shareholder proposal, the Shareholder must hold at least 1% of the outstanding Shares or such number of Shares with a fair market value of at least C$2,000. If the proposal involves the nomination of one or more directors, it must also be signed by one or more Shareholders representing in the aggregate at least 5% of the Shares entitled to vote at the applicable meeting of Shareholders (and, in that case, there is no limit on the number of nominees that may be submitted by proposal). The CBCA explicitly extends the right to submit a Shareholder proposal to non-registered Shareholders.
If the Company receives an eligible proposal, it is required to include it in its proxy materials for the applicable meeting of Shareholders. Under the CBCA, the Company may reject a proposal and exclude it from its proxy circular on the basis of certain specified procedural or substantive grounds, some of which are similar to those under the SEC’s Rule 14a-8. Under the CBCA, the Company is not required to include a proposal in its proxy materials if the proposal is not submitted to the Company 90 - 150 days before the anniversary of the last annual meeting of Shareholders.
Under the CBCA, Shareholders who wish to present proposals for inclusion in the proxy materials to be distributed by the Company in connection with our 2024 annual meeting of Shareholders must submit their proposals between April [28], 2024 and June [27], 2024, which is the 60-day period between 150 and 90 days before the anniversary date of this Meeting.
HOUSEHOLDING OF MEETING MATERIALS
Some Intermediaries have adopted a procedure called “householding.” Under this procedure, some Intermediaries may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and our 2023 Annual Report to multiple shareholders who share the same address, unless contrary instructions have been received from the affected Shareholders. This procedure reduces the environmental impact of our annual meetings and reduces Canopy’s printing and mailing costs. Once you have received notice from your Intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including our Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your Intermediary.
DISTRIBUTION OF CERTAIN DOCUMENTS
This Proxy Statement and our 2023 Annual Report are available at www.canopygrowth.com/investors/investor-events/annual-general-and-special-meeting-2023.
Our 2023 Annual Report is being made available with this Proxy Statement to our Shareholders. Shareholders are referred to our 2023 Annual Report, including the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2023 and related MD&A contained therein, for financial and other information about us. Our 2023 Annual Report is not part of this Proxy Statement.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.canopygrowth.com, on the SEC’s website at www.sec.gov and under the Company’s profile on SEDAR at www.sedar.com. We will furnish copies of our filings (without exhibits), including this Proxy Statement and our 2023 Annual Report, without charge to any Shareholder upon written request to 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8, Attention: Investor Relations, by telephone at 1-855-558-9333 x 122 or by email request to invest@canopygrowth.com.
ADDITIONAL INFORMATION
Additional information relating to the Company is available on the SEC’s website at www.sec.gov and under the Company’s profile on SEDAR at www.sedar.com. Financial information is provided in the Company’s audited consolidated financial statements for the fiscal years ended March 31, 2023 and 2022 and related MD&A.
By order of the Board of Directors,
David Klein
Chief Executive Officer

APPENDIX A – CORPORATE GOVERNANCE GUIDELINES
CORPORATE GOVERNANCE GUIDELINES
The Board of Directors (the “Board”) of

CORPORATE GOVERNANCE GUIDELINES
Effective: June 2023

1.	BOARD COMPOSITION AND DIRECTOR QUALICATIONS
1.1	BOARD MEMBERSHIP CRITERIA
1.2	POSITION DESCRIPTIONS
1.3	INDEPENDENT DIRECTORS
1.4	DIRECTORS WHO CEASE TO BE INDPENDENT
1.5	DIRECTORS WHO CHANGE THEIR JOB RESPONSIBILITY
1.6	RESIGNATION, RETIREMENT OR REFUSAL TO STAND FOR REELECTION
1.7	BOARD TENURE
1.8	NOTIFICATION OF ADDITIONAL BOARD SERVICE
2	BOARD OF DIRECTORS
3	BOARD MEETINGS AND PROCEDURES
3.1	MEETING FREQUENCY
3.2	CHAIRMAN OF THE BOARD
3.3	AGENDA ITEMS
3.4	ATTENDANCE
3.5	MEETING MATERIALS AND PREPARTION
3.6	SEPARATE SESSION OF INDEPENDENT DIRECTORS
4	DIRECTOR COMMUNICATIONS
4.1	DIRECTOR COMMUNICATIONS WITH MANAGEMENT AND OUTSIDE ADVISERS
4.2	BOARD INTERACTION WITH INSTITUIONAL INVESTORS, ANALYSTS, PRESS AND CUSTOMERS
5	DIRECTOR COMPENSATION
6	DIRECTOR ORIENTATION AND CONTINUING EDUCATION
7	CODE OF BUSINESS CONDUCT AND ETHICS
8	COMMITTEES OF THE BOARD
8.1	NUMBER, STRUCTURE AND APPOINTMENT OF COMMITTEE MEMBERS
8.2	COMMITTEE CHARTERS
8.3	COMMITTEE MEETINGS
9	LEADERSHIP DEVELOPMENT
9.1	EVALUATION OF THE CHIEF EXECUTIVE OFFICER
9.2	SUCCESSION PLANNING
10	ANNUAL PERFORMANCE EVALUATION OF THE BOARD
11	COMMUNICATING WITH THE BOARD
12	GUIDELINES

Canopy Growth Corporation (the “Company”) has adopted these Corporate Governance Guidelines (the “Guidelines”) to assist the Board in its exercise of its responsibilities and to assist the Board in complying with the Nasdaq Stock Market LLC (the “Nasdaq”) Listing Rules and other legal requirements. These Guidelines reflect the Board’s judgment as it relates to sound corporate governance practices by which the Board oversees the Company’s business affairs. These Guidelines are not intended to change or interpret any federal or state law or regulation, the certificate of incorporation of the Company (as it may be amended or restated from time to time, the “Charter”) or the bylaws of the Company (as they may be amended from time to time, the “Bylaws”). These Guidelines are subject to change from time to time by the Board in its sole discretion.
1.
BOARD COMPOSITION AND DIRECTOR QUALIFICATIONS
1.1.
BOARD MEMBERSHIP CRITERIA
Subject to the terms of any shareholders’ agreement that sets forth procedures governing the nomination of directors to the Board or if the Company is otherwise required to provide third parties with the ability to nominate directors, the Corporate Governance, Compensation and Nominating Committee (the “Governance Committee”) is responsible for reviewing the background and qualifications of individuals being considered as director candidates and recommending to the Board director candidates for nomination for annual election or reelection by the shareholders, for any Board vacancies to be filled, or for appointment of additional directors by the Board. The Board will subsequently elect a chairperson of the Board (the “Chairman”) from its members. Among the qualifications considered in the selection of candidates, the Governance Committee will look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication and conflicts of interest. The Governance Committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board candidates and the Governance Committee’s policies for consideration of Board candidates recommended by shareholders. At least twenty-five percent of the directors of the Company shall be “resident Canadians” as defined by the Canada Business Corporations Act.

1.2.
POSITION DESCRIPTIONS

The Board will develop clear position descriptions for the Chairman and the Chair of each Committee. The Board, together with the Chief Executive Officer, will develop a clear position description for the Chief Executive Officer (including delineating management responsibilities) and will develop or approve the corporate goals and objectives that the Chief Executive Officer is responsible for meeting.
1.3.
INDEPENDENT DIRECTORS

The Company defines an “independent director” in accordance with the standards and requirements promulgated by all applicable regulatory bodies exercising control over the Company, including Rule 5605(a)(2) of the Nasdaq Listing Rules. Subject to the phase-in rules of the Nasdaq and the exemption for “controlled companies” under the Nasdaq Listing Rules, the Board will be composed of a majority of independent directors, including the Chairman. Where it is not appropriate for the Chairman to be independent, an independent director will be appointed to act as “lead director”. Whether directors are independent will be reviewed annually in connection with the preparation of the Company’s proxy statement. The Governance Committee, as well as the Board, will review commercial and other relationships between directors and the Company to make a determination regarding the independence of each of the directors, but the final independence determination will be made by the Board after due deliberation.
1.4.
DIRECTORS WHO CEASE TO BE INDEPENDENT

An independent director who ceases to qualify as such after election to the Board will be required to tender a resignation as a director promptly to the Governance Committee. The Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the resignation, taking into consideration the effect of such change on the interests of the Company.
1.5.
DIRECTORS WHO CHANGE THEIR JOB RESPONSIBILITY

When a director’s principal occupation or business association changes substantially from that which he or she held when originally invited to join the Board (including retirement), he or she will promptly notify the Governance Committee and the Governance Committee will evaluate whether the change in circumstances is consistent with the Board’s original intent for selecting that director and the current guidelines for membership on the Board. Following its evaluation, the Governance Committee will recommend to the entire Board whether to nominate the director for reelection at the next annual meeting of shareholders. While the Board does not believe that a director presenting such changes should necessarily leave the Board, there should be an opportunity for the Board, through the Governance Committee, to review the appropriateness of the director’s reelection to the Board.
1.6.
RESIGNATION, RETIREMENT OR REFUSAL TO STAND FOR REELECTION

In the event that a director intends to resign or retire from, or refuses to stand for reelection to, the Board, he or she must tender written notice of such intent directly to the Chairman and the Chief Executive Officer. The Board, taking into account any recommendation of the Governance Committee, shall determine the action, if any, to be taken with respect to such notice.
1.7.
BOARD TENURE

Except as may be provided in the Charter, the Bylaws, and the Mandatory Director Retirement Age Policy, there are no established term limits for service on the Board. Directors shall be elected for the terms provided in the Charter, subject to the Mandatory Retirement Age of 75 that is specified in the Mandatory Director Retirement Age Policy (unless exempted thereunder). The Board may nominate a director for reelection based on the recommendation of the Governance Committee.

1.8.
NOTIFICATION OF ADDITIONAL BOARD SERVICE

Directors will advise the Chairman and the chairperson of the Governance Committee in advance of accepting an invitation to serve on a board of another company with publicly traded equity. Service on boards and committees of other organizations should be consistent with the Code (as defined below). If a member of the Company’s Audit Committee serves on more than two other public company audit committees, the Board will determine whether such simultaneous service impairs the director’s ability to serve effectively on the Company’s Audit Committee, and the Company must disclose such determination, either on or through the Company’s website or in its annual proxy statement filed with the Securities and Exchange Commission. The Board considers it appropriate to limit the number of public company boards on which directors may serve to no greater than 4 public companies.
2.
BOARD OF DIRECTORS RESPONSIBILITIES

The business affairs of the Company are managed under the direction of the Board. The Board believes that the primary responsibilities of directors are to exercise their business judgment in good faith and to act in what they reasonably believe is in the best interests of the Company and its shareholders. Directors must fulfill their responsibilities consistent with their fiduciary duties to shareholders, in compliance with all applicable rules and regulations and subject to the provisions of the Charter and Bylaws.
In forming his or her judgment, each director is entitled to rely in good faith on the accuracy of the records of the Company and the information, opinions, reports or statements presented by the Company’s officers, employees, Board committees, outside advisers and auditors. In discharging their obligations, directors are entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisers and auditors.
3.
BOARD MEETINGS AND PROCEDURES

3.1.
MEETING FREQUENCY

The Board will hold at least one regularly scheduled meeting each quarter.
3.2.
CHAIRMAN OF THE BOARD

The Chairman will preside over all meetings of the directors, be responsible for the agenda at all meetings of the Board and will preside over meetings of shareholders. The Chairman will convey recommendations of the independent directors to the Board and will be the liaison between the Board and the management of the Company. The Chairman will preview information sent to the Board as necessary and approve meeting schedules to assure that there is sufficient time for discussion of all agenda items.
3.3.
AGENDA ITEMS

Each director is free to suggest agenda items to the Chairman and to raise at any meeting topics not on the agenda.
3.4.
ATTENDANCE

All directors are expected to make reasonable best efforts to attend all meetings of the Board, all meetings of the committees of which they are members and the annual meeting of shareholders, and to maintain a satisfactory Board and committee meeting attendance record of no less than 75% in the aggregate, subject to recusal by the Board or relevant committee. Directors are encouraged to attend Board meetings and meetings of committees of which they are members in person but may also attend such meetings by telephone or video conference.
3.5.
MEETING MATERIALS AND PREPARATION

Information and materials important to the Board’s understanding of topics expected to be discussed at meetings should, to the extent practical, be distributed sufficiently in advance to permit prior review. In the event of a meeting on short notice, or if materials would contain highly confidential or sensitive information, it is recognized that written materials might not be available in advance.

Each director should be sufficiently familiar with the business of the Company, including its financial statements and capital structure, the risks and competition it faces, and the regulatory, legislative, business, social and political environments in which the Company operates, in order to facilitate active and effective participation in the deliberations of the Board and of each committee on which he or she serves. Management will make appropriate personnel available to answer any questions a director may have about any aspect of the Company’s business. Directors should also review the materials provided by management and advisers in advance of the meetings of the Board and its committees and should arrive prepared to discuss the issues presented.
3.6.
SEPARATE SESSIONS OF INDEPENDENT DIRECTORS

The independent directors will meet at regularly scheduled sessions at least quarterly without the Company’s management present. If an independent director, the Chairman will preside in executive session. If the Chairman is absent or disqualified, the chairperson of the Audit Committee will preside. If the chairperson of the Audit Committee is absent, or not independent, the lead director will preside.
4.
DIRECTOR COMMUNICATIONS

4.1.
DIRECTOR COMMUNICATIONS WITH MANAGEMENT AND OUTSIDE ADVISERS

It is management’s job to formulate, propose and implement strategic choices and the Board’s role to approve and evaluate strategic direction and results. However, the Board and management are better able to perform their responsibilities if there is an ongoing dialogue among the Chief Executive Officer, other senior managers and Board members. To facilitate these discussions, directors will have access to the Company’s senior management team and are encouraged to make regular contact. Board members are normally expected to inform the Chief Executive Officer prior to contacting any member of the Company’s senior management team on any substantive matter. Board members, however, are not expected to inform the Chief Executive Officer that they are contacting members of the Company’s senior management team regarding the normal activities of their Board committees. Board members shall use sound business judgment to ensure that such contact is not distracting.
The Board shall have the right at any time to retain independent outside accounting, financial, legal or other advisers as it deems necessary to fulfill its duties and responsibilities, and the Company shall provide appropriate funding, as determined by the Board or any committee, to compensate such independent outside advisers, as well as to cover the ordinary administrative expenses incurred by the Board and its committees in carrying out their duties.
4.2.
BOARD INTERACTION WITH INSTITUTIONAL INVESTORS, ANALYSTS, PRESS AND CUSTOMERS

Generally, management should speak for the Company. Each director should refer all inquiries from institutional investors, analysts, the press, or customers to the Chief Executive Officer or his or her designee.
5.
DIRECTOR COMPENSATION

It is the Company’s policy to compensate non-management and independent directors competitively relative to comparable companies and to align directors’ interests with the long-term interests of the Company’s shareholders. The Governance Committee will recommend annually to the full Board for its consideration the form and amounts of compensation and benefits for non-management directors. In its deliberations, the Governance Committee and the Board shall consider whether the levels of director compensation could impair independence and shall critically evaluate any consulting, charitable contribution, or other potential indirect compensation arrangements. In addition, the Governance Committee and the Board shall seek to ensure that the compensation realistically reflects the responsibilities and risks involved in being an effective director. Directors who are current employees of the Company shall receive no additional compensation for Board service.

6.
DIRECTOR ORIENTATION AND CONTINUING EDUCATION

The Company will provide each new director with an orientation packet to familiarize him or her with, among other things, the Company’s (i) business and strategic plans, (ii) significant financial, accounting and risk management issues, (iii) compliance programs, (iv) Code, (v) Insider Trading Policy, (vi) Guidelines, (vii) principal officers and (viii) independent auditors. Each director is expected to participate in such director orientation.
Each director is expected to be involved in continuing director education on an ongoing basis to enable him or her to better perform his or her duties and to recognize and deal appropriately with issues that arise in connection therewith, as set forth in the Board of Directors Continuing Education Policy. The Company will pay all reasonable expenses related to the continuing director education.
7.
CODE OF BUSINESS CONDUCT AND ETHICS

The Board must adopt a written Code of Business Conduct and Ethics (the “Code”) as part of its efforts to promote a culture of integrity and honesty throughout the Company. The Code will apply to the Board itself and the Company’s management and employees. Only the Board may grant any waivers to the Code. If the Board grants a waiver to the Code, the Board will determine if disclosure of the waiver is necessary in accordance with applicable law. Contents of such disclosure will be in compliance with National Policy 58-201 — Corporate Governance Guidelines and National Instrument 58-101 — Disclosure of Corporate Governance Practices. On occasion, the Board must review and analyze the conduct of the Chief Executive Officer and senior management to satisfy itself that these individuals are complying with the Code and are creating a culture of integrity throughout the Company.
8.
COMMITTEES OF THE BOARD

8.1.
NUMBER, STRUCTURE AND APPOINTMENT OF COMMITTEE MEMBERS

The Company’s current committee structure includes the following committees: the Audit Committee and the Governance Committee. All members of these committees shall be independent directors, subject to the phase-in rules of the Nasdaq, unless not all of the members of the Governance Committee are independent in accordance with the exemption for “controlled companies” under the rules of the Nasdaq. All committee members shall be appointed by the Board upon recommendation of the Governance Committee. The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.
8.2.
COMMITTEE CHARTERS

The charters of each standing committee will be reviewed periodically by the Governance Committee with a view to delegating to committees the authority of the Board concerning specified matters appropriate to such committees.
Each committee shall discharge its responsibilities in accordance with its own charter. Each committee charter shall set forth: the purposes, goals and responsibilities of the committee; qualifications for membership on the committee; and committee structure and operations. Each committee charter shall also specify procedures for committee member appointment and removal, as well as require that the committee annually evaluate its performance and report its assessment to the Governance Committee.
8.3.
COMMITTEE MEETINGS

The chairperson of each committee, in consultation with committee members, shall determine the frequency and length of committee meetings unless otherwise provided in the charter for such committee. The chairperson of the committee, in consultation with committee members and appropriate members of management, shall establish the committee’s meeting agenda. Each committee member may recommend items for inclusion on the committee’s meeting agenda.
Management will make appropriate personnel available to attend committee meetings upon the respective committee’s request and, subject to a committee requesting otherwise, the Corporate Secretary, or their designee, shall act as secretary at all committee meetings.

9.
LEADERSHIP DEVELOPMENT

9.1.
EVALUATION OF THE CHIEF EXECUTIVE OFFICER

In accordance with the terms of its charter, the Governance Committee will conduct an annual review of the Chief Executive Officer’s performance and report its conclusions to the Board. The evaluation should be based on objective criteria including, but not limited to, the performance of the Company’s business, its long-term and short-term strategic objectives and management development.
9.2.
SUCCESSION PLANNING

The Company understands the importance of succession planning. The Governance Committee shall annually review and report to the Board on succession planning, which shall include emergency Chief Executive Officer succession, Chief Executive Officer succession in the ordinary course and succession for other members of senior management. Taking into consideration such report, the entire Board will work with the committee to evaluate potential successors to the Chief Executive Officer. The Chief Executive Officer should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.
10.
ANNUAL PERFORMANCE EVALUATION OF THE BOARD

The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance Committee shall be responsible for conducting this evaluation by annually assessing the performance of the Board and its committees and reporting its conclusions to the full Board. In performing its review, the Governance Committee shall solicit and consider the input of all of the directors through an evaluation process in which each director is asked to critically evaluate the performance of the Board and each committee on which he or she serves. At the discretion of the committee, this review may, from time to time, include input from each director on the performance of each other Board member. Candor shall be encouraged by ensuring that evaluations are and remain anonymous. This responsibility is in addition to, and shall be coordinated with, the Governance Committee’s responsibility to annually assess whether the appropriate balance of skills and characteristics are represented on the Board.
11.
COMMUNICATING WITH THE BOARD

Shareholders are invited to communicate to the Board, its committees, the Chairman or with non-management and independent directors as a group by writing to: Board of Directors, Canopy Growth Corporation, 1 Hershey Drive, Smiths Falls, Ontario, K7A 0A8.
12.
GUIDELINES

The Governance Committee reviews these Guidelines periodically and recommends amendments to the Board as necessary. These Guidelines are posted on the Company’s website.

APPENDIX B – FORM 8-K REGARDING 2023 CHANGE OF AUDITOR

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 22, 2023

Canopy Growth Corporation
(Exact name of registrant as specified in its charter)

Canada	001-38496	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 Hershey Drive Smiths Falls, Ontario (Address of principal executive officers)	K7A 0A8 (Zip Code)
(855) 558-9333
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	CGC	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 4.01   Changes in Registrant’s Certifying Accountant.
(a)   Resignation of Independent Registered Public Accounting Firm
On June 22, 2023, KPMG LLP (“KPMG”), which had been serving as the independent registered public accounting firm of Canopy Growth Corporation (the “Company”), declined to stand for reelection and resigned as the Company’s independent registered public accounting firm, effective June 22, 2023 (the “Resignation Date”). The Audit Committee (the “Audit Committee”) of the board of directors of the Company accepted KPMG’s resignation on the Resignation Date.
The audit report of KPMG on the Company’s consolidated financial statements for the fiscal years ended March 31, 2023 and March 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG’s report on the Company’s consolidated financial statements for the fiscal year ended March 31, 2023 (the “2023 Consolidated Financial Statements”) (A) included an explanatory paragraph related to the restatement of the consolidated financial statements for the fiscal year ended March 31, 2022 and (B) included a separate paragraph stating the Company has material debt obligations coming due in the short-term, has suffered recurring losses from operations and requires additional capital to fund its operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2 of the 2023 Consolidated Financial Statements. The 2023 Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.
During the fiscal years ended March 31, 2023 and March 31, 2022, and the subsequent interim period through June 22, 2023, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference thereto in its audit report on the financial statements of the Company for such years.
During the fiscal years ended March 31, 2023 and March 31, 2022, and the subsequent interim period through June 22, 2023, there were no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except with respect to:
1.
The audit report of KPMG on the Company’s internal control over financial reporting as of March 31, 2023 contained an adverse opinion. KPMG’s report dated June 22, 2023 indicates that the Company did not maintain effective internal control over financial reporting as of March 31, 2023 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

a.
An ineffective control environment, resulting from a lack of the required number of trained operational and IT personnel with the appropriate skills and knowledge and with appropriate assigned authorities, responsibilities and accountability related to the design, implementation and operating effectiveness of internal control over financial reporting. The control environment material weakness contributed to the following material weaknesses:

i.
The accounting for sales recorded by the BioSteel Sports Nutrition, Inc. (“BioSteel”) segment, which resulted in material misstatements relating to revenue and trade receivables, particularly with respect to the timing and amount of revenue recognition. Specifically, the Company did not design and maintain effective controls to sufficiently assess the timing, amount and appropriateness of revenue recognition. This included a lack of segregation of duties in the review of customer orders, inadequate controls over the review and approval of sales returns, and inadequate controls relating to revenue recognition policies and procedures. This also contributed to the failure to impair goodwill related to the BioSteel reporting unit on a timely basis as changes in the performance of BioSteel were not identified in a timely manner, and the failure to accurately record the redeemable noncontrolling interest.

ii.
IT general controls deficiencies that aggregated to a material weakness. These deficiencies specifically related to: (i) logical access management, including untimely periodic access review, access provisioning and modification, removal of user access and change management controls with respect to a payroll system implemented during the year; and (ii) untimely and inconsistent monitoring and oversight of third-party service organizations. Although the Company identified no instances of any adverse effects due to these deficiencies, business processes that depend on the affected information systems or that depend on data from the affected information systems, could be adversely impacted.

2.
The Company’s (A) restatement of its audited consolidated financial statements for the fiscal year ended March 31, 2022, originally included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022, (B) restatement of its unaudited consolidated financial statements for the quarterly periods ended June 30, 2022, September 30, 2022 and December 31, 2022, originally included in the Company’s Quarterly Reports on Form 10-Q for such quarterly periods, and (C) amendment of its Management’s Discussion and Analysis of Financial Condition and Results of Operations for such periods, all of which restatements and amendments have been included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023.

The above reportable events were discussed between the Audit Committee and KPMG, and KPMG has been authorized by the Company to respond fully to inquiries by PKF O’Connor Davies, LLP (“PKFOD”), the successor independent registered public accounting firm of the Company, concerning the reportable events.
The Company provided KPMG with a copy of this Current Report on Form 8-K and requested that KPMG furnish the Company with a letter addressed to the Securities and Exchange Commission (“SEC”) pursuant to Item 304(a)(3) of Regulation S-K, stating whether KPMG agrees with the statements made by the Company herein. A copy of KPMG’s letter, dated June 27, 2023, is filed as Exhibit 16.1 hereto.
(b)   Engagement of Independent Registered Public Accounting Firm
Also on June 22, 2023, the Company engaged PKFOD, a nationally recognized auditing firm, as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2024.
During the fiscal years ended March 31, 2023 and March 31, 2022, and through June 22, 2023, neither the Company, nor anyone on its behalf, consulted PKFOD regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company and neither a written report nor oral advice was provided to the Company that PKFOD concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).
Item 9.01   Financial Statements and Exhibits.
(d)   Exhibits
Exhibit No.	Exhibit Description
16.1	Letter from KPMG LLP, dated June 27, 2023, to the SEC regarding change in certifying accountant.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CANOPY GROWTH CORPORATION
By: /s/ Judy Hong Judy Hong Chief Financial Officer
Date: June 27, 2023

APPENDIX C – NEW EQUITY INCENTIVE PLAN
CANOPY GROWTH CORPORATION
OMNIBUS EQUITY INCENTIVE PLAN
[•], 2023

C-i

C-ii

C-iii

OMNIBUS EQUITY INCENTIVE PLAN
ARTICLE 1
PURPOSE
1.1   Purpose
The purpose of this Omnibus Equity Incentive Plan (this “Plan”) is to attract, retain and reward those employees, directors and other individuals who are expected to contribute significantly to the success of Canopy Growth Corporation (the “Corporation”) and its Related Entities (as defined below), to incentivize such individuals to perform at the highest level, to strengthen the mutuality of interests between such individuals and the Corporation’s shareholders and, in general, to further the best interests of the Corporation and its shareholders. This Plan is intended to comply with Section 409A and Section 422 of the Code (as defined below), with respect to U.S. Taxpayers participating in this Plan, if and when applicable.
ARTICLE 2
INTERPRETATION
2.1   Definitions
When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:
“Affiliate” means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Corporation (each as defined in Section 424 of the Code), direct or indirect;
“Award” means any Option, Restricted Share Unit, Deferred Share Unit or Share-Based Awards granted under this Plan which may be denominated or settled in Shares, cash or in such other form as provided herein;
“Award Agreement” means a signed, written agreement between a Participant and the Corporation, in physical or electronic format in the form or any one of the forms approved by the Plan Administrator, evidencing the terms and conditions on which an Award has been granted under this Plan and which need not be identical to any other such agreements;
“Board” means the board of directors of the Corporation as it may be constituted from time to time;
“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Toronto are open for commercial business during normal banking hours;
“Canadian Exchange” means the TSX or such other national securities exchange or trading system on which the Corporation’s shares are listed in Canada;
“Canadian Taxpayer” means a Participant that is resident of Canada for purposes of the Tax Act;
“Cash Fees” has the meaning set forth in Subsection 6.1(a);
“Cashless Exercise” has the meaning set forth in Subsection 4.5(b);
“Cause” means, with respect to a particular Participant:
(a)   “cause” (or any similar term) as such term is defined in the employment or other written agreement between the Corporation or a Related Entity and the Employee;
(b)   in the event there is no written or other applicable employment or other agreement between the Corporation or a Related Entity or “cause” (or any similar term) is not defined in such agreement, “cause” as such term is defined in the Award Agreement;
(c)   in the event neither (a) nor (b) apply, then the statutory definition of just cause as defined under applicable employment standards or labour standards legislation as amended from time to time (“Employment Standards”) in the province in which the Employee is employed;

(d)   in the event neither (a), (b) nor (c) apply, then “cause” shall mean:
(i)
the Participant’s willful failure to perform any of the Participant’s material duties;

(ii)
the Participant’s material violation of a Corporation or Related Entity policy;

(iii)
any act of dishonesty, theft, misappropriation of the property of the Corporation or Related Entity, or fraud by the Participant;

(iv)
the Participant’s gross misconduct in the performance of the Participant’s duties that results in material harm to the Corporation or Related Entity;

(v)
the Participant’s conviction of, or plead of guilty or no contest (or its equivalent) to, a felony;

(vi)
the Participant’s material breach of the Participant’s employment agreement with the Corporation or Related Entity; or

(vii)
any other grounds which constitute cause at common law.

“Change in Control” means the occurrence of any one or more of the following events:
(a)   any individual, entity or group of individuals or entities acting jointly or in concert (other than the Corporation, its Affiliates or an employee benefit plan or trust maintained by the Corporation or its Affiliates, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Shares of the Corporation) acquiring beneficial ownership, directly or indirectly, of more than 50% of the combined voting power of the Corporation’s then outstanding securities (excluding any “person” who becomes such a beneficial owner in connection with a transaction described in paragraph (b) of this definition);
(b)   the consummation of a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power or the total fair market value of the securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person (other than those covered by the exceptions in paragraph (a) of this definition) acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities shall not constitute a Change in Control; or
(c)   a complete liquidation or dissolution of the Corporation or the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation; other than such liquidation, sale or disposition to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Corporation at the time of the sale.
Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event constitutes a change in ownership or control of the Company, or a change in ownership of the Company’s assets in accordance with Section 409A of the Code;
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. Any reference to a Section of the Code shall be deemed to include a reference to any regulations promulgated thereunder;
“Committee” has the meaning set forth in Section 3.2;

“Consultant” means any natural person (or an entity of such natural person as permitted by U.S. Securities Act regulations relating to a registration statement on Form S-8) who is an independent contractor who provides bona fide services to the Corporation or its Related Entities, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the securities of the Corporation or its Related Entities;
“Control” means the relationship whereby a Person is considered to be “controlled” by a Person if:
(a)   when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person, directly or indirectly, of voting securities or other interests in such corporation entitling the holder to exercise control and direction in fact over the activities of such corporation;
(b)   when applied to the relationship between a Person and a partnership, limited partnership, trust or joint venture, means the contractual right to direct the affairs of the partnership, limited partnership, trust or joint venture; and
(c)   when applied in relation to a trust, the beneficial ownership at the relevant time of more than 50% of the property settled under the trust, and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person who controls a corporation, partnership, limited partnership or joint venture will be deemed to Control a corporation, partnership, limited partnership, trust or joint venture which is Controlled by such Person and so on;
“Corporation” has the meaning set forth in Section 1.1;
“Date of Grant” means, for any Award, the date specified by the Plan Administrator at the time it grants the Award or if no such date is specified, the date upon which the Award was granted;
“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 6;
“Director” means a director of the Corporation who is not an Employee;
“Director Fees” means the total compensation (including annual retainer and meeting fees, if any) paid by the Corporation to a Director in a calendar year for service on the Board;
“Disabled” or “Disability” means (a) for U.S. Taxpayers, permanent and total disability as defined in Section 22(e)(3) of the Code;
“Effective Date” means the effective date of this Plan, being [   •   ], 2023, subject to the approval of the shareholders of the Corporation;
“Elected Amount” has the meaning set forth in Subsection 6.1(a);
“Electing Person” means a Participant who is, on the applicable Election Date, a Director or an Employee;
“Election Date” means the date on which the Electing Person files an Election Notice in accordance with Subsection 6.1(b);
“Election Notice” has the meaning set forth in Subsection 6.1(b);
“Employee” means any employee of the Corporation or of a Related Entity (including, without limitation, an employee who is also serving as an officer or director of the Corporation or a Related Entity), designated by the Plan Administrator to be eligible to be granted one or more Awards under the Plan;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;
“Exercise Notice” means a notice in writing, signed by a Participant and stating the Participant’s intention to exercise a particular Option;

“Exercise Price” means the price at which an Option Share may be purchased pursuant to the exercise of an Option;
“Expiry Date” means the expiry date specified in the Award Agreement (which shall not be later than the tenth anniversary of the Date of Grant) or, if not so specified, means the tenth anniversary of the Date of Grant;
“Fair Market Value” of a Share means the following, provided that with respect to a U.S. Taxpayer the Fair Market Value will be determined in a manner that complies with Section 409A of the Code:
(a)   if the common shares of the Corporation are listed on a U.S. Exchange, the higher of (i) the volume weighted average trading price of the common shares of the Corporation on the U.S. Exchange for the five (5) trading days ending on the last trading day immediately prior to the applicable date or (ii) the closing price of the common shares on the U.S. Exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date;
(b)   if the common shares of the Corporation are not listed on a U.S. Exchange, but are listed on a Canadian Exchange, the higher of (i) the volume weighted average trading price of the common shares of the Corporation on the Canadian Exchange for the five (5) trading days ending on the last trading day immediately prior to the applicable date or (ii) the closing price of the common shares on the Canadian Exchange on the applicable date, and if such applicable date is not a trading day, the last market trading day prior to such date
(c)   if the common shares of the Corporation are not listed on a U.S. Exchange or a Canadian Exchange, but are traded on the over-the-counter market and sales prices are regularly reported for the common shares, the closing or, if not applicable, the last price of the common shares on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;
(d)   if the common shares of the Corporation are not traded on a U.S. Exchange or a Canadian Exchange but are traded on the over-the-counter market and sales prices are not regularly reported for the common shares for the applicable trading day, and if bid and asked prices for the common shares are regularly reported, the mean between the bid and the asked price for the common shares at the close of trading in the over-the-counter market for the most recent trading day on which common shares were traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and
(e)   if the common shares of the Corporation are neither listed on a U.S. Exchange nor a Canadian Exchange nor traded in the over-the-counter market, such value as the Plan Administrator, in good faith, shall determine in compliance with applicable laws.
“In-the-Money Amount” has the meaning set forth in Subsection 4.5(b);
“Insider” means an “insider” as defined in the rules of the Canadian Exchange from time to time;
“ISO” means a stock option intended to qualify as an incentive stock option under Section 422 of the Code.
“Non-Qualified Option” means a stock option which is not intended to qualify as an ISO.
“Option” means an ISO or Non-Qualified Option granted under the Plan.
“Option Shares” means Shares issuable by the Corporation upon the exercise of outstanding Options;
“Participant” means a Director, Employee or Consultant to whom an Award has been granted under this Plan. As used herein, “Participant” shall include a Participant’s survivor(s) where the context requires;
“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a Related Entity of the Corporation, a division of the Corporation or a Related Entity, or an individual, or may be applied to the performance of the Corporation or a Related

Entity relative to a market index, a group of other companies or a combination thereof, or on any other basis, all as determined by the Plan Administrator in its discretion;
“Person” means an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;
“Plan” has the meaning set forth in Section 1.1;
“Plan Administrator” means the Board, or if the administration of this Plan has been delegated by the Board to the Committee or sub-delegated to a member of the Committee or officer of the Corporation pursuant to Section 3.2, the Committee or sub-delegate, as the case may be;
“Related Entity” means an entity (i) that is an Affiliate or (ii) in which the Corporation has an equity or other interest and is designated by the Plan Administrator, from time to time, for purposes of this Plan to be a Related Entity;
“Restricted Share Unit” or “RSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with Article 5;
“Section 409A of the Code” or “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs, and other interpretive authority issued thereunder;
“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject;
“Security Based Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to Directors, officers, Employees and/or service providers of the Corporation or any Related Entity, including a share purchase from treasury which is financially assisted by the Corporation by way of a loan, guarantee or otherwise;
“Separation from Service” means a separation from service within the meaning of Section 409A of the Code;
“Share” means one common share in the capital of the Corporation as constituted on the Effective Date or any share or shares issued in replacement of such common share in compliance with Canadian law or other applicable law, and/or one share of any additional class of common shares in the capital of the Corporation as may exist from time to time, or after an adjustment contemplated by Article 11, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;
“Share-Based Award” means other types of equity-based or equity-related Awards that may be authorized for issuance and issued pursuant to Article 7;
“Tax Act” has the meaning set forth in Subsection 4.5(d);
“Termination Date” means, subject to applicable law which cannot be waived:
(a)   in the case of an Employee whose employment with the Corporation or a Related Entity terminates, (i) the date designated by the Employee and the Corporation or Related Entity as the “Termination Date” (or similar term) in a written agreement between the Employee and the Corporation or Related Entity, or (ii) if no such written agreement exists, the date designated by the Corporation or Related Entity on which the Employee ceases to perform work for the Corporation or the Related Entity, provided that the “Termination Date” shall be adjusted to include any statutory notice period during which the Corporation or Related Entity may be required by statute to continue and maintain the Participant’s Awards, notwithstanding any pay in lieu of notice of termination, severance pay or other damages paid or payable to the Participant, but shall exclude any other period that follows or ought to have followed any statutory notice period whether that period arises from a contractual or common law right;

(b)   in the case of a Consultant whose agreement or arrangement with the Corporation or a Related Entity terminates, (i) the date designated by the Corporation or Related Entity as the “Termination Date” (or similar term) or expiry date in a written agreement between the Consultant and the Corporation or Related Entity, or (ii) if no such written agreement exists, the date designated by the Corporation or Related Entity on which the Consultant ceases to be a Consultant or a service provider to the Corporation or the Related Entity or on which the Participant’s agreement or arrangement is terminated, provided that the “Termination Date” shall be determined without including any required applicable statutory notice period; and
(c)   in the case of a Director, the date such individual ceases to be a Director, in each case, unless the individual continues to be a Participant in another capacity.
Notwithstanding the foregoing, in the case of a U.S. Taxpayer, a Participant’s “Termination Date” will be the date the Participant experiences a Separation from Service. In addition, except as required by law or as set forth in an Award Agreement, Awards shall not be affected by any change of a Participant’s status within or among the Corporation and any Related Entities, so long as the Participant continues to be an Employee, Director or Consultant of the Corporation or any Related Entity;
“Termination Notice” has the meaning set forth in Subsection 6.1(d);
“TSX” means the Toronto Stock Exchange and at any time the Shares are not listed and posted for trading on the TSX, shall be deemed to mean such other stock exchange or trading platform in Canada upon which the Shares trade and which has been designated by the Plan Administrator;
“U.S.” or “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia;
“U.S. Exchange” means the Nasdaq Stock Market, New York Stock Exchange or such other national securities exchange or trading system on which the Corporation’s shares are listed in the United States;
“U.S. Person” shall mean a “U.S. person” as such term is defined in Rule 902(k) of Regulation S under the U.S. Securities Act (the definition of which includes, but is not limited to, (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States, (iii) any partnership or corporation organized outside of the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized, or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts, and (iv) any estate or trust of which any executor or administrator or trustee is a U.S. Person);
“U.S. Securities Act” means the United States Securities Act of 1933, as amended;
“U.S. Taxpayer” shall mean a Participant who, with respect to an Award, is subject to taxation under applicable U.S. tax laws.
2.2   Interpretation
(a)   Whenever the Plan Administrator exercises discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Plan Administrator.
(b)   As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.
(c)   Words importing the singular include the plural and vice versa and words importing any gender include any other gender.
(d)   Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action shall be taken or such payment shall be made by the immediately preceding Business Day.

(e)   Unless otherwise specified, all references to money amounts are to Canadian currency.
(f)   The headings used herein are for convenience only and are not to affect the interpretation of this Plan.
ARTICLE 3
ADMINISTRATION
3.1   Administration
This Plan shall be administered by the Plan Administrator and the Plan Administrator has sole and complete authority, in its discretion, to:
(a)   determine the individuals to whom grants under the Plan may be made;
(b)   make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Options, Restricted Share Units or Deferred Share Units) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:
(i)   the time or times at which Awards may be granted;
(ii)   the conditions under which:
(A)   Awards may be granted to Participants;
(B)   Awards shall become vested, including any conditions relating to the attainment of specified Performance Goals; or
(C)   Awards may be forfeited to the Corporation, including any conditions relating to the attainment of specified Performance Goals;
(iii)   the number of Shares to be covered by any Award; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Awards to be granted and other cash compensation paid to any non-employee Director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such non-employee Director initially joins the Board;
(iv)   the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Awards;
(v)   whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and
(vi)   any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;
(c)   establish the form or forms of Award Agreements;
(d)   cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of this Plan;
(e)   construe and interpret this Plan and all Award Agreements;
(f)   adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to this Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and
(g)   make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

3.2   Delegation to Committee
(a)   The initial Plan Administrator shall be the Board.
(b)   To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee of the Board (the “Committee”) all or any of the powers conferred on the Plan Administrator pursuant to this Plan, including the power to sub-delegate to any member(s) of the Committee or any specified officer(s) of the Corporation all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party. Any decision made or action taken by the Committee or any sub-delegate arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive and binding on the Corporation and all Related Entities of the Corporation, all Participants and all other Persons.
3.3   Determinations Binding
Any decision made or action taken by the Board, the Committee or any sub-delegate to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of this Plan is final, conclusive and binding on the Corporation, the affected Participant(s), their legal and personal representatives and all other Persons.
3.4   Eligibility
All Directors, Employees and Consultants are eligible to participate in the Plan, subject to Subsection 9.1(c). Participation in the Plan is voluntary and eligibility to participate does not confer upon any Director, Employee or Consultant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Director, Employee or Consultant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Plan Administrator.
3.5   Plan Administrator Requirements
Any Award granted under this Plan shall be subject to the requirement that, if at any time the Plan Administrator shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of any securities exchange or any securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised, as applicable, in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Plan Administrator. Without limiting the generality of the foregoing, all Awards shall be issued pursuant to the registration requirements of the U.S. Securities Act, or pursuant an exemption or exclusion from such registration requirements. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval. Participants shall, to the extent applicable, cooperate with the Corporation in complying with such legislation, rules, regulations and policies.
3.6   Total Shares Subject to Awards
(a)   Subject to adjustment as provided for in Article 10 and any subsequent amendment to this Plan, the aggregate number of Shares reserved for issuance from treasury pursuant to Awards granted under this Plan and under any other Security Based Compensation Arrangement shall not exceed 10% of the Corporation’s total issued and outstanding Shares from time to time. This Plan is considered an “evergreen” plan, since the shares covered by Awards which have been settled, exercised or terminated shall be available for subsequent grants under the Plan and the number of Awards available to grant increases as the number of issued and outstanding Shares increases.
(b)   To the extent any Awards (or portion(s) thereof) under this Plan terminate or are cancelled for any reason prior to exercise in full, or are surrendered or settled by the Participant, any Shares subject to such Awards (or portion(s) thereof) shall be added back to the number of Shares reserved for issuance under this Plan and will again become available for issuance pursuant to the exercise of Awards granted under this Plan.
(c)   Any Shares issued by the Corporation through the assumption or substitution of outstanding stock options or other equity-based awards from an acquired company shall not reduce the number of Shares available for issuance pursuant to the exercise of Awards granted under this Plan.
3.7   Limits on Grants of Awards
Notwithstanding anything in this Plan, the aggregate number of Shares:
(a)   issuable to Insiders at any time, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed 10% of the Corporation’s issued and outstanding Shares; and
(b)   issued to Insiders within any one-year period, under all of the Corporation’s Security Based Compensation Arrangements, shall not exceed 10% of the Corporation’s issued and outstanding Shares, provided that the acquisition of Shares by the Corporation for cancellation shall be disregarded for the purposes of determining non-compliance with this Section 3.7 for any Awards outstanding prior to such purchase of Shares for cancellation.
3.8   Award Agreements
Each Award under this Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Plan Administrator may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to a Participant granted an Award pursuant to this Plan.
3.9   Non-Transferability of Awards
Except as permitted by the Plan Administrator and to the extent that certain rights may pass to a beneficiary or legal representative upon death of a Participant, by will or as required by law, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. To the extent that certain rights to exercise any portion of an outstanding Award pass to a beneficiary or legal representative upon death of a Participant, the period in which such Award can be exercised by such beneficiary or legal representative shall not exceed one year from the Participant’s death.
ARTICLE 4
OPTIONS
4.1   Granting of Options
The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant Options to any Participant. The terms and conditions of each Option grant shall be evidenced by an Award Agreement.
4.2   Exercise Price
The Plan Administrator will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Fair Market Value on the Date of Grant.
4.3   Term of Options
Subject to any accelerated termination as set forth in this Plan, each Option expires on its Expiry Date. The term of each Option shall be fixed by the Plan Administrator, but shall not exceed 10 years from the Date of Grant.

4.4   Vesting and Exercisability
(a)   The Plan Administrator shall have the authority to determine the vesting terms applicable to grants of Options.
(b)   Once an Option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the Option, unless otherwise specified by the Plan Administrator, or as may be otherwise set forth in any written employment agreement, Award Agreement or other written agreement between the Corporation or a Related Entity and the Participant. Each vested Option may be exercised at any time or from time to time, in whole or in part, for up to the total number of Option Shares with respect to which it is then exercisable. The Plan Administrator has the right to accelerate the date upon which any Option becomes exercisable.
(c)   Subject to the provisions of this Plan and any Award Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Corporation.
(d)   The Plan Administrator may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in this Section 4.4, such as vesting conditions relating to the attainment of specified Performance Goals.
4.5   Payment of Exercise Price
(a)   Unless otherwise specified by the Plan Administrator at the time of granting an Option and set forth in the particular Award Agreement, the Exercise Notice must be accompanied by payment of the Exercise Price. The Exercise Price must be fully paid by certified cheque, wire transfer, bank draft or money order payable to the Corporation or by such other means as might be specified from time to time by the Plan Administrator, which may include (i) through an arrangement with a broker approved by the Corporation (or through an arrangement directly with the Corporation) whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option, (ii) through the cashless exercise process set out in Subsection 4.5(b), or (iii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Securities Laws, or any combination of the foregoing methods of payment.
(b)   Unless otherwise specified by the Plan Administrator and set forth in the particular Award Agreement, a Participant may, but only if permitted by the Plan Administrator, in lieu of exercising an Option pursuant to an Exercise Notice, elect to surrender such Option to the Corporation (a “Cashless Exercise”) in consideration for an amount from the Corporation equal to (i) the Fair Market Value of the Shares issuable on the exercise of such Option (or portion thereof) as of the date such Option (or portion thereof) is exercised, less (ii) the aggregate Exercise Price of the Option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”), by written notice to the Corporation indicating the number of Options such Participant wishes to exercise using the Cashless Exercise, and such other information that the Corporation may require. Subject to Section 8.3, the Corporation shall satisfy payment of the In-the-Money Amount by delivering to the Participant such number of Shares (rounded down to the nearest whole number) having a fair market value equal to the In-the-Money Amount.
(c)   No Shares will be issued or transferred until full payment therefor has been received by the Corporation, or arrangements for such payment have been made to the satisfaction of the Plan Administrator.
(d)   If a Participant surrenders Options through a Cashless Exercise pursuant to Subsection 4.5(b), to the extent that such Participant would be entitled to a deduction under Subparagraph 110(1)(d) of the Income Tax Act (Canada) (the “Tax Act”) in respect of such surrender if the election described in Subsection 110(1.1) of the Tax Act were made and filed (and the other procedures described therein were undertaken) on a timely basis after such surrender, the Corporation will cause such election to be so made and filed (and such other procedures to be so undertaken).

ARTICLE 5
RESTRICTED SHARE UNITS
5.1   Granting of RSUs
(a)   The Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any Participant, including in respect of a bonus or similar payment in respect of services rendered by the applicable Participant in a taxation year. The terms and conditions of each RSU grant may be evidenced by an Award Agreement. Each RSU will consist of a right to receive a Share upon the settlement of such RSU.
(b)   The number of RSUs (including fractional RSUs) granted in respect of a bonus or similar payment at any particular time pursuant to this Article 5 will be calculated by dividing (i) the amount of any bonus or similar payment that is to be paid in RSUs, as determined by the Plan Administrator, by (ii) the greater of (A) the Fair Market Value of a Share on the Date of Grant; and (B) such amount as determined by the Plan Administrator in its sole discretion.
5.2   RSU Account
All RSUs received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant.
5.3   Vesting of RSUs
The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, including vesting conditions relating to the attainment of specified Performance Goals, provided that the terms comply with Section 409A, with respect to a U.S. Taxpayer.
5.4   Settlement of RSUs
Subject to Section 11.6(d) below and except as otherwise provided in an Award Agreement, on the settlement date for any RSU, the Participant shall redeem each vested RSU for one fully paid and non-assessable Share issued from treasury to the Participant. The Plan Administrator shall have the sole authority to determine any other settlement terms applicable to the grant of RSUs, provided that with respect to a U.S. Taxpayer the terms comply with Section 409A to the extent it is applicable. For greater certainty, settlement shall occur no later than December 31 of the fifth calendar year following the calendar year in which the Date of Grant occurred in respect of the corresponding RSU Award Agreement.
ARTICLE 6
DEFERRED SHARE UNITS
6.1   Granting of DSUs
(a)   A portion of the Director Fees may be payable in the form of DSUs. In addition, each Electing Person is given, subject to the conditions stated herein, the right to elect in accordance with Subsection 6.1(b) to participate in the grant of additional DSUs pursuant to this Article 6. An Electing Person who elects to participate in the grant of additional DSUs pursuant to this Article 6 shall receive their Elected Amount (as that term is defined below) in the form of DSUs. The “Elected Amount” shall be an amount, as elected by the Director, in accordance with applicable tax law, between 0% and 100% of any Director Fees that would otherwise be paid in cash (the “Cash Fees”).
(b)   Each Electing Person who elects to receive their Elected Amount in the form of DSUs will be required to file a notice of election in the form attached as Schedule “A” hereto (the “Election Notice”) with the Chief Financial Officer of the Corporation: (i) in the case of an existing Electing Person, by December 31st in the year prior to the year to which such election is to apply, and (ii) in the case of a newly appointed Electing Person who is not a U.S. Taxpayer, within 30 days of such appointment with respect to compensation paid for services to be performed after such date. In the case of the first year in which a newly appointed Electing Person who is a U.S. Taxpayer first becomes an Electing Person under the Plan (or any plan required to be aggregated with the Plan under Section 409A), an initial Election

Notice may be filed within 30 days of such appointment only with respect to compensation paid for services to be performed after the end of the 30-day election period. If no election is made within the foregoing time frames, the Electing Person shall be deemed to have elected to be paid the entire amount of his or her Cash Fees in cash.
(c)   Subject to Subsection 6.1(b), the election of an Electing Person who is not a U.S. Taxpayer under Subsection 6.1(b) shall be deemed to apply to all Cash Fees paid subsequent to the filing of the Election Notice. An Electing Person who is not a U.S. Taxpayer is not required to file another Election Notice for subsequent calendar years. An Electing Person who is a U.S. Taxpayer must make a new election with respect to Director Fees prior to the start of each year to which the election is to apply; an Election Notice in effect for a prior year will not remain in effect for any subsequent year.
(d)   Each Electing Person who is not a U.S. Taxpayer is entitled once per calendar year to terminate his or her election to receive DSUs by filing with the Chief Financial Officer of the Corporation a termination notice (the “Termination Notice”) in the form attached as Schedule “B” hereto. Such termination shall be effective immediately upon receipt of the Termination Notice, provided that the Corporation has not imposed a “blackout” on trading. Thereafter, any portion of such Electing Person’s Cash Fees payable or paid in the same calendar year and, subject to complying with Subsection 6.1(b), all subsequent calendar years shall be paid in cash. For greater certainty, to the extent an Electing Person terminates his or her participation in the grant of DSUs pursuant to this Article 6, he or she shall not be entitled to elect to receive the Elected Amount, or any other amount of his or her Cash Fees in DSUs again until the calendar year following the year in which the Termination Notice is delivered. An election by a U.S. Taxpayer to receive the Elected Amount in DSUs for any calendar year (or portion thereof) is irrevocable for that calendar year after the expiration of the election period for that year.
(e)   Any DSUs granted pursuant to this Article 6 prior to the delivery of a Termination Notice pursuant to Subsection 6.1(d) shall remain in the Plan following such termination and will be redeemable only in accordance with the terms of the Plan.
(f)   The number of DSUs (including fractional DSUs) granted at any particular time pursuant to this Article 6 will be calculated by dividing (i) the amount of Director Fees that are to be paid as DSUs, as determined by the Plan Administrator or Director Fees that are to be paid in DSUs (including any Elected Amount), by (ii) the Fair Market Value of a Share on the Date of Grant.
(g)   In addition to the foregoing, the Plan Administrator may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Plan Administrator may prescribe, grant DSUs to any Participant.
6.2   DSU Account
All DSUs received by a Participant (which, for greater certainty includes Electing Persons) shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant. The terms and conditions of each DSU grant shall be evidenced by an Award Agreement.
6.3   Vesting of DSUs
Except as otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, DSUs shall vest immediately upon grant.
6.4   Settlement of DSUs
(a)   DSUs shall be settled on the date established in the Award Agreement; provided, however that if there is no Award Agreement or the Award Agreement does not establish a date for the settlement of the DSUs, then, for a Participant who is not a U.S. Taxpayer the settlement date shall be the date determined by the Participant (which date shall not be earlier than the Termination Date or later than the end of the first calendar year commencing after the Termination Date), and for a Participant who is a U.S. Taxpayer, the settlement date shall be the date determined by the Participant in accordance with the Election Notice (which date shall not be earlier than the “separation from service” (within the meaning of Section 409A)). On the settlement date for any DSU, the Participant shall redeem each vested DSU for:

(i)   one fully paid and non-assessable Share issued from treasury to the Participant or as the Participant may direct; or
(ii)   at the election of the Participant and subject to the approval of the Plan Administrator, a cash payment.
(b)   Any cash payments made under this Section 6.4 by the Corporation to a Participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Fair Market Value per Share as at the settlement date.
(c)   Payment of cash to Participants on the redemption of vested DSUs may be made through the Corporation’s payroll or in such other manner as determined by the Corporation.
6.5   No Additional Amount or Benefit
For greater certainty, neither a Participant to whom DSUs are granted nor any person with whom such Participant does not deal at arm’s length (for purposes of the Tax Act) shall be entitled, either immediately or in the future, either absolutely or contingently, to receive or obtain any amount or benefit granted or to be granted for the purpose of reducing the impact, in whole or in part, of any reduction in the Fair Market Value of the Shares to which the DSUs relate.
ARTICLE 7
SHARE-BASED AWARDS
7.1   Share-Based Awards
The Plan Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, including, but not limited to, being subject to performance criteria, or in satisfaction of such obligations, as the Plan Administrator shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares. To the extent an Award is settled in cash, settlement shall occur no later than December 31 of the third calendar year following the calendar year in which the Date of Grant occurs in respect of the relevant Award Agreement.
ARTICLE 8
ADDITIONAL AWARD TERMS
8.1   Dividend Equivalents
(a)   Unless otherwise determined by the Plan Administrator or as set forth in the particular Award Agreement, an Award of RSUs and DSUs shall include the right for such RSUs and DSUs be credited with dividend equivalents in the form of additional RSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (b) the Fair Market Value at the close of the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s account shall vest in proportion to the RSUs and DSUs to which they relate, and shall be settled in accordance with Sections 5.4 and 6.4, respectively.
(b)   The foregoing does not obligate the Corporation to declare or pay dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.
8.2   Blackout Period
In the event that an Award expires or vests at a time when a scheduled blackout is in place or an undisclosed material change or material fact in the affairs of the Corporation exists, the expiry or settlement of such Award will be delayed (in a manner and to the extent such delay complies with Section 409A of the Code with respect to any U.S. Taxpayer) until the earlier of (i) the date that is 2 Business Days after which such scheduled blackout terminates or (2) there is no longer such undisclosed material change or material fact.
8.3   Withholding Taxes
Notwithstanding any other terms of this Plan, the granting, vesting or settlement of each Award under this Plan is subject to the condition that if at any time the Plan Administrator determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or settlement, such action is not effective unless such withholding has been effected to the satisfaction of the Plan Administrator. In such circumstances, the Plan Administrator may require that a Participant pay to the Corporation the maximum amount the Corporation or Related Entity is obliged to withhold or remit to the relevant taxing authority in respect of the granting, vesting or settlement of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or a Related Entity, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Corporation or any Related Entity may (a) withhold such amount from any remuneration or other amount payable by the Corporation or any Related Entity to the Participant, (b) require the sale, on behalf of the applicable Participant, of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Corporation of the net proceeds from such sale sufficient to satisfy such amount, or (c) enter into any other suitable arrangements for the receipt of such amount. By participating in the Plan, the Participant consents to such sale and authorizes the Plan Administrator to undertake any of the foregoing in respect of the Shares on behalf of a Participant and to remit the appropriate amount to the applicable governmental authorities. Neither the Plan Administrator, the Corporation nor any Related Entity shall be responsible for obtaining any particular price for the Shares nor shall the Plan Administrator, Corporation or any Related Entity be required to issue any Shares under this Plan unless the Participant has made suitable arrangements with the Plan Administrator, Corporation and any applicable Related Entity to fund any withholding obligation.
8.4   Recoupment
Notwithstanding any other terms of this Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Corporation or the relevant Related Entity, or as set out in the Participant’s employment agreement, Award Agreement or other written agreement, or as otherwise required by law or the rules of the U.S. Exchange or the Canadian Exchange. In the event of termination for Cause or as otherwise set forth in the Company’s clawback policy, as amended from time to time, the Plan Administrator may seek to recoup any exercised Options or settled Awards, or adjust or reduce any unvested or vested Options or Awards. Notwithstanding section 3 of the Company’s clawback policy, all references to “Covered Executive” in the Company’s clawback policy shall include all Participants under this Plan. A copy of the Company’s clawback policy may be found on the Company’s website. The Plan Administrator may at any time waive the application of this Section 8.4 to any Participant or category of Participants.
ARTICLE 9
TERMINATION OF EMPLOYMENT OR SERVICES
9.1   Termination of Employee, Consultant or Director
Subject to Section 9.2, unless otherwise determined by the Plan Administrator or as set forth in an employment agreement, Award Agreement or other written agreement:
(a)   where a Participant’s employment, consulting agreement or arrangement is terminated by the Corporation or a Related Entity for Cause, then any Option or other Award held by the Participant that has not been exercised, surrendered or settled as of the Termination Date shall be immediately forfeited and cancelled as of the Termination Date;
(b)   where a Participant’s employment, consulting agreement or arrangement is terminated by the Corporation or a Related Entity without Cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or by reason of resignation by the Participant, or on account of his or her becoming Disabled, or by reason of the death of the Participant, there will be no further vesting of any unvested Options or other Awards after the Termination Date. It is understood and agreed that Participants will have no right to damages in lieu of the opportunity to vest options after the Termination Date. Any vested Options may be exercised by the Participant at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Option; and (B) the date that is three months after the Termination Date. If an Option remains unexercised upon the earlier of (A) or (B), the Option shall be immediately forfeited and cancelled for no consideration upon the termination of such period. In the case of a vested Award other than an Option, that is held by a Participant who is not a U.S. Taxpayer, such Award will be settled within 90 days after the Termination Date. In the case of vested Awards of a U.S. Taxpayer, vested RSUs will be settled within 90 days after the Termination Date, vested DSUs will be settled in accordance with the Participant’s DSU Election Notice (Schedule “A” hereto), provided that in all cases such RSUs will be settled by March 15th of the year following the year of the applicable vesting event;
(c)   a Participant’s eligibility to receive further grants of Options or other Awards under this Plan ceases as of:
(i)   the Termination Date; or
(ii)   the date of the death of the Participant;
(d)   notwithstanding Subsection 9.1(b), unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, but with due regard for Section 409A, Options or other Awards are not affected by a change of employment or consulting agreement or arrangement, or directorship within or among the Corporation or a Related Entity for so long as the Participant continues to be a Director, Employee or Consultant, as applicable, of the Corporation or a Related Entity; and
(e)   for greater clarity, except as otherwise provided in an applicable Award Agreement or employment agreement, and notwithstanding any other provision of this Section 9.1, in the case of an Award (other than an Option or DSU) that is granted to a U.S. Taxpayer and that becomes vested (in whole or in part) pursuant to this Section 9.1 upon the Participant’s Termination Date, such Award will, subject to Subsection 11.6(d), be settled as soon as administratively practicable following the Participant’s Termination Date but in no event later than 90 days following the Participant’s Termination Date, provided that if such Award is an RSU, settlement will occur no later than March 15th of the year following the year of the applicable vesting event. In the case of an Award (other than an Option or DSU) granted to a U.S. Taxpayer that remains eligible to vest (in whole or in part) following a Participant’s termination of service based upon the achievement of one or more Performance Goals, such Award will be settled at the earlier of (i) the originally scheduled settlement date at the end of the performance period (to the extent Performance Goals are achieved) and (ii) the date on which performance vesting conditions are waived, or are deemed satisfied pursuant to the terms of the Applicable Award Agreement. DSUs will be settled in accordance with the U.S. Taxpayer’s DSU Election Notice (Schedule “A” hereto).
9.2   Discretion to Permit Acceleration
Notwithstanding the provisions of Section 9.1, the Plan Administrator may, in its discretion, at any time prior to, or following the events contemplated in such Section, or in an employment agreement, Award Agreement or other written agreement between the Corporation or a Related Entity and the Participant, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator, taking into consideration the requirements of Section 409A of the Code, to the extent applicable, with respect to Awards of U.S. Taxpayers.
ARTICLE 10
EVENTS AFFECTING THE CORPORATION
10.1   General
The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 10 would have an adverse effect on this Plan or on any Award granted hereunder.
10.2   Change in Control
Except as may be set forth in an employment agreement, Award Agreement or other written agreement between the Corporation or a Related Entity and the Participant:
(a)   Subject to this Section 10.2, but notwithstanding anything else in this Plan or any Award Agreement, the Plan Administrator may, without the consent of any Participant, take such steps as it deems necessary or desirable, including to cause (i) the conversion or exchange of any outstanding Awards into or for, rights or other securities of substantially equivalent value, as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from a Change in Control, (ii) outstanding Awards to vest and become exercisable, realizable, or payable, or restrictions applicable to an Award to lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Plan Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control, (iii) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Plan Administrator determines in good faith that no amount would have been attained upon the exercise or settlement of such Award or realization of the Participant’s rights, then such Award may be terminated by the Corporation without payment), (iv) the replacement of such Award with other rights or property selected by the Board in its sole discretion where such replacement would not adversely affect the holder, or (v) any combination of the foregoing. In taking any of the actions permitted under this Subsection 10.2(a), the Plan Administrator will not be required to treat all Awards similarly in the transaction. Notwithstanding the foregoing, in the case of Options held by a Canadian Taxpayer, the Plan Administrator may not cause the Canadian Taxpayer to receive (pursuant to this Subsection 10.2(a)) any property in connection with a Change in Control other than rights to acquire shares or units of a “mutual fund trust” (as defined in the Tax Act), of the Corporation or a “qualifying person” (as defined in the Tax Act) that does not deal at arm’s length (for purposes of the Tax Act) with the Corporation, as applicable, at the time such rights are issued or granted.
(b)   Notwithstanding Section 9.1, and except as otherwise provided in a written employment or other agreement between the Corporation or a Related Entity and a Participant, if the Participant is an executive officer or director of the Corporation, within 18 months following the completion of a transaction resulting in a Change in Control, a Participant’s employment or directorship is terminated by the Corporation or a Related Entity without Cause:
(i)   any unvested Awards held by such Participant at the Termination Date shall immediately vest, with any Awards that vest based on Performance Goals vesting at their specified target level of attainment; and
(ii)   any vested Awards of such Participants may be exercised, surrendered or settled by such Participant at any time during the period that terminates on the earlier of: (A) the Expiry Date of such Award; and (B) the date that is three months after the Termination Date, provided that any vested Awards (other than Options) granted to U.S. Taxpayers will be settled within 90 days of the Participant’s Termination Date, provided that if such Award is an RSU, settlement will occur no later than March 15th of the year following the year of the applicable vesting event. Any Award that has not been exercised, surrendered or settled at the end of such period will be immediately forfeited and cancelled.

(c)   Notwithstanding Subsection 10.2(a) and unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed, then the Corporation may terminate all of the Awards, other than an Option held by a Canadian Taxpayer for the purposes of the Tax Act, granted under this Plan at the time of and subject to the completion of the Change in Control transaction by paying to each holder at or within a reasonable period of time following completion of such Change in Control transaction an amount for each Award equal to the fair market value of the Award held by such Participant as determined by the Plan Administrator, acting reasonably, provided that any vested Awards granted to U.S. Taxpayers will be settled within 90 days of the Change in Control.
(d)   It is intended that any actions taken under this Section 10.2 will comply with the requirements of Section 409A of the Code with respect to Awards granted to U.S. Taxpayers.
10.3   Reorganization of Corporation’s Capital
Should the Corporation effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the U.S. Exchange or the Canadian Exchange, as required, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.
10.4   Other Events Affecting the Corporation
In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Corporation and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number and/or type of Shares that may be acquired, or by reference to which such Awards may be settled, on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Plan Administrator will, subject to the prior approval of the U.S. Exchange and the Canadian Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.
10.5   Immediate Acceleration of Awards
In taking any of the steps provided in Sections 10.3 and 10.4, the Plan Administrator will not be required to treat all Awards similarly and where the Plan Administrator determines that the steps provided in Sections 10.3 and 10.4 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Plan Administrator may, but is not required to, permit the immediate vesting of any unvested Awards, provided that any such adjustments or acceleration of vesting undertaken pursuant to Sections 10.3, 10.4 or 10.5 shall be undertaken only to the extent they will not result in adverse tax consequences under Section 409A of the Code.
10.6   Issue by Corporation of Additional Shares
Except as expressly provided in this Article 10, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.
10.7   Fractions
No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 10 or a dividend equivalent, a Participant would become entitled to a fractional Share, the

Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.
ARTICLE 11
U.S. TAXPAYERS
11.1   Granting of Options to U.S. Taxpayers
Options granted under this Plan to U.S. Taxpayers may be Non-Qualified Options or ISOs. Each Option shall be designated in the Award Agreement as either an ISO or a Non-Qualified Option. If an Award Agreement fails to designate an Option as either an ISO or Non-Qualified Option, the Option will be a Non-Qualified Option. The Corporation shall not be liable to any Participant or to any other Person if it is determined that an Option intended to be an ISO does not qualify as an ISO. Options will be granted to a U.S. Taxpayer only if (i) such U.S. Taxpayer performs services for the Corporation or any corporation or other entity in which the Corporation has a direct or indirect controlling interest or otherwise has a significant ownership interest, as determined under Section 409A, such that the Option will constitute an option to acquire “service recipient stock” within the meaning of Section 409A, or (ii) such option otherwise is exempt from Section 409A.
11.2   ISOs
Subject to any limitations in Section 3.6, the aggregate number of Shares reserved for issuance in respect of granted ISOs shall not exceed 100,000,000 Shares, and the terms and conditions of any ISOs granted to a U.S. Taxpayer on the Date of Grant hereunder, including the eligible recipients of ISOs, shall be subject to the provisions of Section 422 of the Code, and the terms, conditions, limitations and administrative procedures established by the Plan Administrator from time to time in accordance with this Plan. At the discretion of the Plan Administrator, ISOs may only be granted to an individual who is an employee of the Corporation, or of an Affiliate, who is deemed to be a resident of the United States for tax purposes.
11.3   ISO Grants to 10% Shareholders
Notwithstanding anything to the contrary in this Plan, if an ISO is granted to a person who owns shares representing more than 10% of the voting power of all classes of shares of the Corporation or of an Affiliate, on the Date of Grant, the term of the Option shall not exceed five years from the time of grant of such Option and the Exercise Price shall be at least 110% of the Fair Market Value of the Shares subject to the Option.
11.4   Limitation on Yearly Vesting for ISOs
To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year (under all plans of the Corporation and any Affiliate) exceeds US$100,000, such Options shall be treated as Non-Qualified Options even if denominated ISOs at grant.
11.5   Disqualifying Dispositions
Each person awarded an ISO under this Plan shall notify the Corporation in writing immediately after the date such person makes a disposition or transfer of any Shares acquired pursuant to the exercise of such ISO if such disposition or transfer is made (a) within two years from the Date of Grant or (b) within one year after the date such person acquired the Shares. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the person in such disposition or other transfer. The Corporation may, if determined by the Plan Administrator and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an ISO as agent for the applicable person until the end of the later of the periods described in (a) or (b) above, subject to complying with any instructions from such person as to the sale of such Shares.

11.6   Section 409A of the Code
(a)   This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. Any reference in this Plan to Section 409A of the Code shall also include any regulation promulgated thereunder or any other formal guidance issued by the Internal Revenue Service with respect to Section 409A of the Code. Each Award shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code, or (ii) satisfies the requirements of Section 409A of the Code. If an Award is subject to Section 409A of the Code, (A) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (B) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (C) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (D) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. Payment of any Award that is intended to be exempt from Section 409A of the Code as a short-term deferral shall in all events be paid by no later than March 15th of the year following the year of the applicable vesting event. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code. In no event will the Corporation or any of its Related Entities be liable for any tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.
(b)   All terms of the Plan that are undefined or ambiguous must be interpreted in a manner that complies with Section 409A of the Code if necessary to comply with Section 409A of the Code.
(c)   The Plan Administrator, in its sole discretion, may permit the acceleration of the time or schedule of payment of a U.S. Taxpayer’s vested Awards in the Plan under circumstances that constitute permissible acceleration events under Section 409A of the Code.
(d)   Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non — qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is six months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such six-month anniversary of such separation from service.
11.7   Section 83(b) Election
If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Shares subject to vesting or other forfeiture conditions, the Participant shall be required to promptly file a copy of such election with the Corporation.
11.8   Application of Article 11 to U.S. Taxpayers
For greater certainty, the provisions of this Article 11 shall only apply to U.S. Taxpayers.
ARTICLE 12
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN
12.1   Amendment, Suspension, or Termination of the Plan
The Plan will terminate on June 20, 2033, the date which is ten years from the earlier of the date of its adoption by the Board and the date of its approval by the shareholders of the Corporation. The Plan may be terminated at an earlier date by vote of the shareholders or the Board; provided, however, that any such earlier termination shall not affect any Award Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Awards theretofore granted. The Plan Administrator may from time to time, without notice, or upon notice in accordance with and limited to any applicable Employment Standards, and without approval of the holders of voting shares of the Corporation, amend, modify, change, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:
(a)   no such amendment, modification, change, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any requirements under applicable Securities Laws or any requirements of the U.S. Exchange or the Canadian Exchange; and
(b)   any amendment that would cause an Award held by a U.S. Taxpayer to be subject to income inclusion under Section 409A of the Code shall be null and void ab initio with respect to the U.S. Taxpayer unless the consent of the U.S. Taxpayer is obtained.
12.2   Shareholder Approval
Notwithstanding Section 12.1 and subject to any rules and additional requirements of the U.S. Exchange or the Canadian Exchange, shareholder approval shall be required for any amendment, modification or change that:
(a)   reduces the exercise price or purchase price of an Award benefiting an Insider of the Corporation;
(b)   extends the term of an Award benefiting an Insider of the Corporation;
(c)   increases the percentage or number of Shares reserved for issuance under the Plan, except pursuant to the provisions under Article 10, which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;
(d)   increases or removes the 10% limits on Shares issuable or issued to Insiders as set forth in Section 3.7;
(e)   reduces the exercise price of an Option Award (for this purpose, a cancellation or termination of an Option Award of a Participant prior to its Expiry Date for the purpose of reissuing an Option Award to the same Participant with a lower exercise price or any other action that is treated as a repricing under generally accepted accounting principles shall be treated as an amendment to reduce the exercise price of an Option Award) except pursuant to the provisions in the Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting the Corporation or its capital;
(f)   extends the term of an Option Award beyond the original Expiry Date (except where an Expiry Date would have fallen within a blackout period applicable to the Participant or within 10 Business Days following the expiry of such a blackout period);
(g)   permits an Option Award to be exercisable beyond 10 years from its Date of Grant (except where an Expiry Date would have fallen within a blackout period of the Corporation);
(h)   permits Awards to be transferred to a Person in circumstances other than those specified under Section 3.9;
(i)   changes the eligible participants of the Plan; or
(j)   deletes or reduces the range of amendments which require approval of shareholders under this Section 12.2.

12.3   Permitted Amendments
Without limiting the generality of Section 12.1, but subject to Section 12.2, the Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Plan for the purposes of:
(a)   making any amendments to the general vesting provisions of each Award;
(b)   making any amendments to the provisions set out in Article 9;
(c)   making any amendments to add covenants of the Corporation for the protection of Participants, as the case may be, provided that the Plan Administrator shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;
(d)   making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Plan Administrator, having in mind the best interests of the Participants, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Plan Administrator shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants; or
(e)   making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Plan Administrator shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.
ARTICLE 13
MISCELLANEOUS
13.1   Legal Requirement
The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Plan Administrator, in its sole discretion, such action would constitute a violation by a Participant or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of the U.S. Exchange, the Canadian Exchange or any other exchange upon which the Shares may then be listed.
13.2   No Other Benefit
No amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.
13.3   Rights of Participant
No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an Employee, Consultant or Director. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.
13.4   Corporate Action
Nothing contained in this Plan or in an Award shall be construed so as to prevent the Corporation from taking corporate action which is deemed by the Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Plan or any Award.
13.5   Conflict
In the event of any conflict between the provisions of this Plan and an Award Agreement, the provisions of the Plan shall govern. In the event of any conflict between or among the provisions of this Plan or any Award Agreement, on the one hand, and a Participant’s employment agreement with the Corporation or a Related Entity, as the case may be, on the other hand, the provisions of this Plan and the Award Agreement shall prevail.
13.6   Participant Information
Each Participant shall provide the Corporation with all information (including personal information) required by the Corporation in order to administer the Plan. Each Participant acknowledges that information required by the Corporation in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such persons (including persons located in jurisdictions other than the Participant’s jurisdiction of residence), in connection with the administration of the Plan. To the extent allowed by applicable law, each Participant consents to such disclosure and authorizes the Corporation to make such disclosure on the Participant’s behalf.
13.7   Participation in the Plan
The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.
13.8   International Participants
With respect to Participants who reside or work outside Canada and the United States, the Plan Administrator may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Plan Administrator may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.
13.9   Successors and Assigns
The Plan shall be binding on all successors and assigns of the Corporation and its Related Entities.
13.10   General Restrictions or Assignment
Except as required by law, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Plan Administrator.
13.11   Severability
The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

13.12   Notices
All written notices to be given by a Participant to the Corporation shall be delivered personally, e- mail or mail, postage prepaid, addressed as follows:
Canopy Growth Corporation
1 Hershey Drive
Smith Falls, Ontario
K7A 0A8
Attention: Chief Legal Officer
All notices to a Participant will be addressed to the principal address of the Participant on file with the Corporation. Either the Corporation or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Corporation is not binding on the recipient thereof until received.
13.13   Indemnity
Neither the Board nor the Plan Administrator, nor any members of either, nor any employees of the Corporation or any Related Entity, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Corporation hereby agrees to indemnify the members of the Board, the members of the Committee, and the employees of the Corporation and its Related Entities in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.
13.14   Governing Law
This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without any reference to conflicts of law rules.
13.15   Submission to Jurisdiction
The Corporation and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to the Plan, including, without limitation, with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.
13.16   Unfunded Obligations
The Corporation’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Corporation in respect of any award under the Plan. Participants will be general unsecured creditors of the Corporation with respect to any amounts due or payable under the Plan.

SCHEDULE “A”
CANOPY GROWTH CORPORATION
OMNIBUS EQUITY INCENTIVE PLAN
(THE “PLAN”)
ELECTION NOTICE
All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.
Pursuant to the Plan, I hereby elect to participate in the grant of DSUs pursuant to Article 6 of the Plan and to receive            % of my Cash Fees in the form of DSUs.
If I am a U.S. Taxpayer, I hereby further elect for any DSUs subject to this Election Notice to be settled on the later of (i) my “separation from service” (within the meaning of Section 409A) or (ii)         .
I confirm that:
(a)
I have received and reviewed a copy of the terms of the Plan and agreed to be bound by them.

(b)
I have reviewed and understood my rights at termination under Article 9 of the Plan.

(c)
I recognize that when DSUs credited pursuant to this election are redeemed in accordance with the terms of the Plan, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

(d)
The value of DSUs is based on the value of the Shares of the Corporation and therefore is not guaranteed.

(e)
To the extent I am a U.S. taxpayer, I understand that this election is irrevocable for the calendar year to which it applies.

The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan’s text.
Date:
(Name of Participant)

(Signature of Participant)

SCHEDULE “B”
CANOPY GROWTH CORPORATION
OMNIBUS EQUITY INCENTIVE PLAN
(THE “PLAN”)
ELECTION TO TERMINATE RECEIPT OF ADDITIONAL DSUS FOR NON-U.S. TAXPAYERS
All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.
Notwithstanding my previous election in the form of Schedule “A” to the Plan, I hereby elect that no portion of the Cash Fees accrued after the date hereof shall be paid in DSUs in accordance with Article 6 of the Plan.
I understand that the DSUs already granted under the Plan cannot be redeemed except in accordance with the Plan.
I confirm that I have received and reviewed a copy of the terms of the Plan and agree to be bound by them. For certainty, I confirm that I have reviewed and understood my rights at termination under Article 9 of the Plan.
Date:
(Name of Participant)

(Signature of Participant)
Note: An election to terminate receipt of additional DSUs can only be made by a Participant once in a calendar year.

ANNEX A
Adjusted EBITDA (Non-GAAP Measure)
The following table presents Adjusted EBITDA for the years ended March 31, 2023, 2022 and 2021:
	Years ended March 31,
(in thousands of Canadian dollars)	2023	2022	2021
		(As Restated)
Net loss	$(3,309,546)	$(330,567)	$(1,670,820)
Income tax recovery	(4,774)	(8,948)	(13,141)
Other (income) expense, net	466,025	(753,341)	387,876
Loss on equity method investments	-	100	52,629
Share-based compensation1	31,188	47,525	91,149
Acquisition-related costs	35,694	11,060	13,522
Depreciation and amortization1	84,517	114,418	127,118
Asset impairment and restructuring costs	2,256,742	358,708	534,398
Expected credit losses on financial assets and related charges	-	-	109,480
Restructuring costs recorded in cost of goods sold	90,485	123,669	25,985
Charges related to the flow-through of inventory step-up on business combinations	-	11,847	1,494
Adjusted EBITDA	$(349,669)	$(425,529)	$(340,310)

BROKER ADDRESS123 ANY STREETANY CITY/PROVINCE A1A 1A1JOHN A. SAMPLE123 ANY STREETANYCITY PR A1A 1A1XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXLOGO HERE1 OF 2S91970 81 010 E: CS:3 E:2 1/1 MA:A V: 1PLEASE SEE OVERMonday, September 25, 2023 at 1:00 pm EDTwww.virtualshareholdermeeting.com/weed2023Annual General and Special MeetingCanopy Growth CorporationWHEN:Monday, September 25, 2023 at 1:00 pm EDTwww.virtualshareholdermeeting.com/weed2023PROXY FORMCONTROL NO.:➔SCAN TO VIEWMATERIAL ANDVOTE NOWSTEP 1 REVIEW YOUR VOTING OPTIONSBY TELEPHONE: YOU MAY ENTER YOUR VOTING INSTRUCTIONS BY TELEPHONEAT: ENGLISH: 1-800-474-7493 OR FRENCH: 1-800-474-7501BY MAIL: THIS PROXY FORM MAY BE RETURNED BY MAIL IN THE ENVELOPEPROVIDED.REMINDER: PLEASE REVIEW THE INFORMATION / PROXY STATEMENTBEFORE VOTING.ONLINE: VOTE AT PROXYVOTE.COM USING YOUR COMPUTEROR MOBILE DATA DEVICE. YOUR CONTROL NUMBER ISLOCATED BELOW.G-V502122020The control number has been assigned to you to identify your shares for voting.You must keep your control number confidential and not disclose it to others other than when you vote using one of the voting options set out on this form. Should you send this formor provide your control number to others, you are responsible for any subsequent voting of, or subsequent inability to vote, your shares.INSTRUCTIONS:1. This Form of Proxy is solicited by and on behalf of management of the issuer.2. You have the right to appoint a person, who need not be a shareholder, other than the person(s) specified on the other side of this form to attend and act on your behalf at theMeeting. If you wish to appoint a person:• Write the name of your designate on the “Appointee” line and provide a unique APPOINTEE IDENTIFICATION NUMBER for your Appointee to access the Virtual Meeting inthe space provided on the other side of this form, sign and date the form, and return it by mail, or• Go to ProxyVote.com and insert the name of your designate in the “Change Appointee(s)” section and provide a unique APPOINTEE IDENTIFICATION NUMBER on the votingsite for your Appointee to access the Virtual Meeting.You MUST provide your Appointee the EXACT NAME and EIGHT CHARACTER APPOINTEE IDENTIFICATION NUMBER to access the Virtual Meeting. Appointees can only bevalidated at the Virtual Meeting using the EXACT NAME and EIGHT CHARACTER APPOINTEE IDENTIFICATION NUMBER you enter.IF YOU DO NOT CREATE AN EIGHT CHARACTER APPOINTEE IDENTIFICATION NUMBER AND PROVIDE IT TO YOUR APPOINTEE, YOUR APPOINTEE WILL NOT BE ABLETO ACCESS THE VIRTUAL MEETING.3. This Form of Proxy confers discretionary authority to vote on amendments or variations to the matters identified in the notice of the Meeting and with respect to other matters that mayproperly be brought before the Meeting or any adjournment or postponement thereof.This Form of Proxy will not be valid and not be acted upon or voted unless it is completed and delivered as outlined herein.4. If the shares are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this Form of Proxy.If you are voting on behalf of a corporation or another individual, documentation evidencing your power to sign this Form of Proxy with signing capacity stated may be required.5. In order to expedite your vote, you may use the Internet or a touch-tone telephone, by entering the control number noted above. The Internet or telephone voting service is notavailable on the day of the Meeting. The telephone system cannot be used if you designate another person to attend on your behalf.If you vote by Internet or telephone, do not mail back this Form of Proxy.6. If the Form of Proxy is not dated, it will be deemed to bear the date on which it was mailed to the shareholder.7. This Form of Proxy will be voted as directed by the shareholder. If no voting preferences are indicated on the reverse, this Form of Proxy will be voted as recommendedon the reverse of this form or as stated in the management proxy statement, except in the case of your appointment of an Appointee.8. Unless prohibited by law or you instruct otherwise, your Appointee(s) will have full authority to attend and otherwise act at, and present matters to the Meeting and anyadjournment or postponement thereof, and vote on all matters that are brought before the Meeting or any adjournment or postponement thereof, even if these matters are notset out in this form or in the management proxy statement.9. If these voting instructions are given on behalf of a body corporate, set out the full legal name of the body corporate, and the name and position of the person giving voting instructionson behalf of the body corporate.10. If the items listed in the management proxy statement are different from the items listed on the other side of this form, the management proxy statement will be considered correct.11. This Form of Proxy should be read in conjunction with the accompanying management proxy statement.

STEP 4 THIS DOCUMENT MUST BE SIGNED AND DATEDSIGNATURE(S) *INVALID IF NOT SIGNED* M M D D Y YSTEP 3 COMPLETE YOUR VOTING DIRECTIONSITEM(S): HIGHLIGHTED TEXTCONTROL NO.: ➔ACCOUNT NO: CUSIP:CUID:RECORD DATE:PROXY DEPOSIT DATE:MEETING DATE:MEETING TYPE:STEP 2 APPOINT A PROXY (OPTIONAL)APPOINTEE(S):E-R2MAXIMUM 22 CHARACTERS - PLEASE PRINT CLEARLYPLEASE PRINT APPOINTEE NAME INSIDE THE BOXCREATE AN EIGHT (8) CHARACTER IDENTIFICATION NUMBERFOR YOUR APPOINTEE➔ ➔MUST BE EIGHT CHARACTERS IN LENGTH - PLEASE PRINT CLEARLYChange AppointeeIf you wish to designate another person to attend, vote and act on your behalf at the Meeting, or any adjournment or postponement thereof, other than the person(s) specified above, goto www.proxyvote.com or print your name or the name of the other person attending the Meeting in the space provided herein and provide a unique APPOINTEE IDENTIFICATION NUMBERUSING ALL BOXES for your Appointee to access the Virtual Meeting. You may choose to direct how your Appointee shall vote on matters that may come before the Meeting or anyadjournment or postponement thereof. Unless you instruct otherwise your Appointee will have full authority to attend, vote, and otherwise act in respect of all matters that may comebefore the Meeting or any adjournment or postponement thereof, even if these matters are not set out in the proxy form or the proxy statement for the Meeting. You can also changeyour Appointee online at www.proxyvote.com.You MUST provide your Appointee the EXACT NAME and an EIGHT (8) CHARACTER APPOINTEE IDENTIFICATION NUMBER to access the Virtual Meeting. Appointees can only bevalidated at the Virtual Meeting using the EXACT NAME and EIGHT (8) CHARACTER APPOINTEE IDENTIFICATION NUMBER you enter below.PROXY FORMFORFOR AGAINSTFOR AGAINSTFOR AGAINSTFOR WITHHOLDFOR AGAINST ABSTAINFOR AGAINST ABSTAINFOR AGAINSTFOR AGAINST1B Election of Director: David Klein1C Election of Director: Garth Hankinson1DElection of Director: Robert L. Hanson1E Election of Director: David Lazzarato1F Election of Director: James A. Sabia1GElection of Director: Theresa YanofskyTo appoint PKF O’Connor Davies LLP, Chartered Professional Accountants, asthe auditor and independent registered public accounting firm of CanopyGrowth Corporation (the "Company") for the fiscal year ending March 31,2024 and to authorize the Board to fix their remuneration.02To consider and, if deemed advisable, approve the Company's new Equity IncentivePlan, as described in more detail in the proxy statement.03To consider, and, if deemed advisable, to approve, with or without amendment,the special resolution to amend the articles of the Company to consolidate theCompany’s issued and outstanding common shares, as further described in theproxy statement.04Election of Directors1AElection of Director: Judy A. SchmelingFOR AGAINSTDavid Klein, or failing him, Judy HongAugust 3, 2023September 21, 2023 at 1:00 pm EDTMonday, September 25, 2023 at 1:00 pm EDTAnnual General and Special MeetingCanopy Growth CorporationAGAINSTFOR AGAINST ABSTAINTo adopt, on an advisory (non-binding) basis, a resolution approving thecompensation of the Company's named executive officers as described inthe proxy statement.05FOR AGAINST ABSTAINTo consider, and, if deemed advisable, to approve, with or without amendment, theordinary resolution approving the issuance of shares in excess of 19.99% and25%, as applicable, of the outstanding shares of the Company in accordance withstock exchange rules, as further described in the proxy statement.06VOTING RECOMMENDATIONS ARE INDICATED BY OVER THE BOXES (FILL IN ONLY ONE BOX “ ” PER ITEM IN BLACK OR BLUE INK)